UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
Of the Securities Exchange Act of 1934

Filed by the Registrant [X] Filed by a Party other than the Registrant [  ]

Check the appropriate Box:

[  ] Preliminary Proxy Statement

[  ]Confidential for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]Definitive Proxy Statement

[  ]Definitive Additional Materials

[  ] Soliciting Material Pursuant to §240.14a-12

Winter Sports, Inc.

(Name of Registrant As Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required
[  ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and 0-11.
1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing is calculated and state how it was determined.):

4) Proposed maximum aggregate value of transaction:

5) Total Fee Paid:

[  ] Fee paid previously with preliminary materials.
[  ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Dated Filed:

This transaction has not been approved or disapproved by the Securities and Exchange Commission or any state securities commission, and neither the Securities Exchange Commission nor any state securities commission has passed upon the fairness or merits of this transaction or upon the accuracy or adequacy of the information contained in this document. Any representation to the contrary is unlawful.

WINTER SPORTS, INC.
P.O. Box 1400
Whitefish, Montana 59937

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be Held May 6, 2004

The annual meeting of the shareholders of Winter Sports, Inc. will be held at Big Mountain in the Outpost Building, approximately 8 miles North of Whitefish, Montana, on May 6, 2004 at 7:00 p.m. for the following purposes:

1. To amend Winter Sports, Inc.’s Articles of Incorporation, as previously amended, to effect a reverse stock split and cash payment in respect of the resulting fractional shares. Shareholders will have dissenters’ rights as to the reverse stock split under Sections 35-1-826 through 35-1-839, Montana Code Annotated. Copies of these Sections of the Montana Code are included as Annex C to the enclosed proxy statement.

2. To elect a board of nine directors to serve until the next annual meeting of shareholders and until their successors are duly elected and qualified.

3. To ratify the selection of independent accountants.

4. To transact such other business as may properly come before the meeting or any adjournments thereof.

Please read carefully the enclosed proxy statement. The proxy statement describes proposals 1, 2 and 3 and the transactions that will be effected if proposal 1 is approved. This proposal would enable Winter Sports to terminate its obligations to file annual and periodic reports and make other filings with the Securities and Exchange Commission. The board of directors unanimously recommends that you vote “FOR” approval of the proposal and related transactions.

The board of directors has fixed the close of business on February 27, 2004 as the record date for determining those shareholders who shall be entitled to notice of, and to vote at, the annual meeting and any adjournments thereof.

We hope you will attend the meeting in person, and we will discuss the proposals and answer questions at that time. However, even if you plan to attend in person, we urge you to mark, sign, date and return the proxy enclosed with this notice at your earliest convenience so that your shares will be counted for presence of a quorum and so that your vote can be recorded if you cannot or do not vote in person. If you attend the meeting, you may revoke your proxy and vote in person if you wish by notifying the corporate secretary in writing of your intention to do so at any time prior to our taking a vote on a specific matter. You may also revoke your proxy in writing by delivering to the corporate secretary a written notice of revocation or a duly executed proxy bearing a later date. If you hold your shares through a broker or other nominee, you should follow the instructions provided by the broker or nominee if you wish to revoke your proxy.

By order of the Board of Directors

Dated at Whitefish, Montana
March 6, 2004

Sandra K. Unger
Corporate Secretary

WINTER SPORTS, INC.
P. O. BOX 1400
WHITEFISH, MT 59937

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD May 6, 2004

The proxy accompanying this proxy statement is solicited by the board of directors of Winter Sports, Inc. (“Winter Sports” or the “Company”) for use at the annual meeting of shareholders to be held on May 6, 2004 at 7:00 p.m. local time, in the Outpost Building, Big Mountain Resort, and any adjournment of that meeting. The persons named in the accompanying proxy will vote each properly executed and returned proxy in accordance with the instructions specified thereon. Unless otherwise directed, each properly executed and returned proxy will be voted (i) for an amendment of the Articles of Incorporation to effect a reverse stock split, (ii) for election to Winter Sports’ board of directors of all of the nominees named in this proxy statement, with the votes evenly distributed among those nominees, and (iii) for ratification of the selection of Jordahl & Sliter, PLLC, as Winter Sports’ independent accountants. If other matters come before the meeting, shares represented by proxies will be voted in accordance with the best judgment of the persons to whom the proxies are granted. Execution of a proxy will not in any way affect a shareholder’s right to attend the meeting or prevent voting in person. We urge you to complete and sign the enclosed proxy regardless of whether you plan to attend the meeting so your shares will be represented. You may revoke your proxy at any time before it is exercised by notifying the secretary of Winter Sports in writing at the address shown above, or by delivering to the corporate secretary a properly signed proxy bearing a later date. If you hold shares through a broker or other nominee, you should follow the instructions provided by the broker or nominee if you wish to revoke your proxy. The approximate date on which this proxy statement and the accompanying proxy were first sent to shareholders was March 6, 2004.

Voting Rights

Only shareholders of record at the close of business on February 27, 2004 are entitled to notice of and to vote at the annual meeting of shareholders. A majority of the outstanding shares of the company entitled to vote, represented in person or by proxy, constitutes a quorum. Shareholders who withhold or abstain from voting and broker non-votes are counted for purposes of determining the presence or absence of a quorum, but because approval of the transaction requires the affirmative vote of a majority of the outstanding common stock, abstentions and broker non-votes will have the same effect as votes against the proposals.

Proxy Voting

Shares for which proxy cards are properly executed and returned will be voted at the Annual Meeting in accordance with the directions given or, in the absence of directions, will be voted “FOR” the election of each of the nominees to the Board named herein and, if properly presented, “FOR” the proposals described herein. It is not expected that any matters other than the election of directors and the proposals described herein will be brought before the Annual Meeting. If, however, other matters are properly presented, the persons named as proxies in the accompanying proxy card will vote in accordance with their discretion with respect to such matters.

The manner in which your shares may be voted depends on how your shares are held. If you own shares of record, meaning that your shares are represented by certificates or book entries in your name so that you appear as a shareholder on the records of the Company, a proxy card for voting those shares will be included with this Proxy Statement. You may vote those shares by completing, signing and returning the proxy card in the enclosed envelope.

If you own shares in street name, meaning that your shares are held by a bank or brokerage firm, you may instead instruct your bank or brokerage firm how to vote your shares.

Attendance and Voting at the Annual Meeting

If you own shares of record, you may attend the Annual Meeting and vote in person, regardless of whether you have previously voted by proxy. If you own shares in street name, you may attend the Annual Meeting but in order to vote your shares at the meeting you must obtain a “legal proxy” from the bank or brokerage firm that holds your shares. You should contact your bank or brokerage account representative to learn how to obtain a legal proxy. We encourage you to vote your shares in advance of the Annual Meeting by one of the methods described above, even if you plan on attending the Annual Meeting. If you have already voted prior to the meeting, you may nevertheless change or revoke your vote at the Annual Meeting in the manner described below.

Revocation

If you own shares of record, you may revoke a previously granted proxy at any time before it is voted by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person. Any shareholder owning shares in street name may change or revoke previously given voting instructions by contacting the bank or brokerage firm holding the shares or by obtaining a legal proxy from such bank or brokerage firm and voting in person at the Annual Meeting.

This transaction has not been approved or disapproved by the Securities and Exchange Commission or any state securities commission, and neither the Securities Exchange Commission nor any state securities commission has passed upon the fairness or merits of this transaction or upon the accuracy or adequacy of the information contained in this document. Any representation to the contrary is unlawful.

SUMMARY TERM SHEET
ITEM 1 — AMENDMENT OF WINTER SPORTS’ ARTICLES OF INCORPORATION, AS AMENDED, TO EFFECT A REVERSE STOCK SPLIT OF WINTER SPORTS’ COMMON STOCK
SPECIAL FACTORS
VOTE REQUIRED
RECOMMENDATION OF THE BOARD OF DIRECTORS
BACKGROUND, PURPOSE, STRUCTURE AND EFFECT OF THE REVERSE SPLIT
FINANCIAL TERMS OF THE TRANSACTION
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
OPINION OF FINANCIAL ADVISOR
CERTAIN PROJECTIONS
RISK FACTORS
CERTAIN EFFECTS OF THE REVERSE SPLIT
EXCHANGE OF STOCK CERTIFICATES
EFFECTIVE TIME
REGULATORY APPROVALS
ESCHEAT LAWS
DISSENTERS’ OR APPRAISAL RIGHTS
ITEM 2 - ELECTION OF DIRECTORS
VOTING SECURITIES AND SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE OFFICERS
COMPENSATION OF EXECUTIVE OFFICERS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECTION 16 BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS
ITEM 3 - INDEPENDENT AUDITORS
AUDIT COMMITTEE REPORT
PROXY SOLICITATION EXPENSES
OTHER BUSINESS
ANNUAL REPORT
SHAREHOLDER PROPOSALS FOR 2004 ANNUAL MEETING
AVAILABLE INFORMATION
GENERAL
ANNEX A
ANNEX B
ANNEX C
ANNEX D
ANNEX E
ANNEX F
ANNEX G

SUMMARY TERM SHEET

This summary briefly describes the material terms of the proposed Reverse Split (as defined below) and other transactions contemplated in connection with the Reverse Split. The proxy statement contains a more detailed description of those terms. We encourage you to read the entire proxy statement and the accompanying annexes, the accompanying Schedule 13E-3 Transaction Statements, and the documents we have incorporated by reference into each of those documents, before submitting your proxy. The Company has filed a Schedule 13E-3 Transaction Statement, and a separate Schedule 13E-3 Transaction Statement has been filed by Charles R. Abell, Jerome T. Broussard, Brian T. Grattan, Dennis L. Green, Charles P. Grenier, Jerry J. James, Michael T. Jenson, Darrel R. Martin, Michael J. Muldown, Richard D. Dasen, Susan A. Dasen and Budget Finance.

Additionally, this proxy statement contains certain information about expected costs and benefits of going private, and about management’s intentions and expectations if the Reverse Split is approved. These statements, as well as all other statements that are not statements of historical fact, are “forward looking statements”, and you should not assume that any of these statements are assurances of future outcomes or courses of action. Please review this proxy statement and the accompanying Schedule 13E-3 Transaction Statements in detail, paying particular attention to the issues identified in “Risk Factors” beginning on page 28.

     •     Shareholder Meeting. On May 6, 2004 at 7:00 p.m., the annual meeting of the shareholders of Winter Sports will be held at Big Mountain Resort in the Outpost Building. At the meeting, shareholders will be asked to, among other things, consider and vote upon a proposal to amend Winter Sports’ Articles of Incorporation, as previously amended, to effect a reverse split of Winter Sports’ common stock at a ratio of 150 to 1 (the “Reverse Split”), with payment in cash to the holders of fractional shares of common stock that exist after the Reverse Split.

     •     The Transaction. If the Reverse Split is approved, those persons who hold fewer than 150 shares of common stock immediately before the Reverse Split is effected will not be shareholders of Winter Sports thereafter. As used in this proxy statement, the term “Effective Date” refers to the date on which the Reverse Split is effected, and the term “Effective Time” refers to the time at which the amendment to the Articles of Incorporation is accepted for filing with the Montana Secretary of State. Each shareholder who holds a fractional share immediately following the Effective Date will be entitled to receive payment of $17.50 per share for such fractional shares. Shareholders who hold 150 or more pre-split shares will remain shareholders in Winter Sports but will own a whole number of post-split shares equal to 1/150 the number of pre-split shares they held immediately before the Effective Date; these shareholders will receive the same $17.50 per share cash payment in respect of each fractional share that results from the Reverse Split. We expect to pay approximately $737,940 in the aggregate for all resulting fractional shares. The fractional shares to be purchased by the Company as part of the Reverse Split will be held in treasury. See “Background, Purpose, Structure and Effect of the Reverse Split – Effect on Shareholders” beginning on page 16 and “- Effect of the Reverse Split on Winter Sports” beginning on page 17.

     •     Purpose. The primary purpose of the Reverse Split is to reduce our number of shareholders of record to fewer than 300, thereby allowing us to terminate our reporting obligations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Sarbanes-Oxley Act of 2002. In the event that there are fewer than 300 shareholders following the transaction and Winter Sports is eligible to file to deregister its common stock, Winter Sports intends to file a notice of termination of registration with the Securities and Exchange Commission to deregister its common stock under federal securities laws. As a result, Winter Sports would no longer be subject to the costly and time-intensive annual and periodic reporting and related requirements under the federal securities laws that are applicable to public companies. See “Background, Purpose, Structure and Effect of the Reverse Split – Effect on Shareholders” beginning on page 16 and “- Effect of the Reverse Split on Winter Sports” beginning on page 17.

     •     Reasons. We are considering the Reverse Split, and the board of directors has recommended that you approve the Reverse Split, as a means to eliminate various expenses associated with remaining a “public company,” by which we mean a company whose stock is registered under, and which files reports in accordance with, the Exchange Act. In addition to direct financial savings, we expect that the going private transaction will free substantial management time and attention that currently is devoted to Exchange Act compliance, allowing management to focus more closely on Winter Sports’ core business operations. An ancillary benefit is that the Reverse Split would allow us to reduce costs by reducing the number of shareholders with whom we communicate. Because administrative and mailing costs accrue on a per-shareholder basis, those costs are disproportionately high for shareholders who hold only a limited number of our shares when considering their stake in Winter Sports. In the aggregate, we expect these cost reductions to reach approximately $200,000 in the first full fiscal year following the Reverse Split. We also believe the Reverse Split will provide liquidity to shareholders who hold fewer than 150 pre-split shares; these shareholders might otherwise have difficulty in selling their stock, or might face disproportionately high sales commissions and related costs, due to the size of their holdings. See “Background, Purpose, Structure and Effect of the Reverse Split – Effect on Shareholders” beginning on page 16 and “- Effect of the Reverse Split on Winter Sports” beginning on page 17.

     •     Record Date. Only shareholders of record as of the close of business on February 27, 2004, the record date for the shareholder meeting (the “Record Date”), are entitled to notice of and to vote at the shareholder meeting. The accompanying notice of shareholder meeting and this proxy statement, together with the enclosed proxy card, are dated as of March 6, 2004 and are being mailed to those shareholders on or about March 6, 2004.

     •     Vote Required. Approval of the Reverse Split and the related transactions will take place only if approved by the holders of a majority, or 504,221 (51%) of the outstanding shares of common stock, and only if the board of directors determines that the Reverse Split would permit Winter Sports to terminate its Exchange Act reporting obligations. As of February 27, 2004, the current directors and executive officers of Winter Sports beneficially own 457,980 shares or 46.3% of Winter Sports’ outstanding common stock. If the Reverse Split is effected, management estimates that the directors and executive officers of Winter Sports will hold approximately 3,052 shares or 48.4% of the outstanding common stock. Although no person has committed to vote in favor of the Reverse Split, the current directors and executive officers of Winter Sports have indicated that they intend to vote “FOR” the approval of the transaction. However, their votes are insufficient to ensure approval of the Reverse Split and accordingly, management expects, but can make no assurances, that the transaction will be approved. See “Vote Required” beginning on page 7 and “Voting Securities and Security Ownership of Certain Beneficial Owners and Management” on page 34.

     •     Recommendation of Board of Directors. The board of directors has determined that the Reverse Split is advisable and in the best interests of Winter Sports and its shareholders and recommends that you vote “FOR” the Reverse Split. The board of directors has discussed the going private transaction over the past four years, including discussions with shareholders at our 2001 and 2002 annual shareholder meetings and a letter to the shareholders which accompanied our Annual Report to Shareholders for the fiscal year ended May 31, 2002. In recent months the board’s discussions of a going private transaction have intensified, and the board has focused on the potential benefits and detriments to Winter Sports and our shareholders. After extensive discussions since November 2002, the board of directors unanimously approved the Reverse Split on September 10, 2003 and recommended that the shareholders also approve the transaction. See “Recommendation of the Board of Directors” beginning on page 7 and “Financial Terms of the Transaction” beginning on page 18.

     •     Fairness Opinion of Financial Advisor. In connection with its evaluation, the board of directors retained Willamette Management Associates, Inc. (“Willamette”) to render an opinion as to the fairness, from a financial point of view, of the consideration to be received by unaffiliated shareholders of Winter Sports in connection with the Reverse Split. Willamette rendered an oral opinion to board members at a meeting held on September 18, 2003. The oral opinion was confirmed in writing on September 24, 2003. The essence of that opinion is that as of that date and based upon certain assumptions disclosed to the board, and in light of the matters considered and limitations on review described in the opinion, the consideration to be received by the shareholders of Winter Sports in connection with the Reverse Split was fair to those shareholders from a financial point of view. As of the date of this proxy statement, Willamette confirmed its written opinion dated September 24, 2003, and that opinion is referenced in this proxy statement as the “fairness opinion.” See “Opinion of Financial Advisor” beginning on page 20; see also, the entire fairness opinion attached as Annex B to this proxy statement.

     •     Recent Market Price of Winter Sports Common Stock. The last reported sale price for our common stock as reported on the Nasdaq Over the Counter Bulletin Board (“OTC”) on February 24, 2004, the latest practicable date prior to the mailing of this proxy statement, was $16.50 per share. See “Market for Winter Sports Common Stock and Related Stockholder Matters” beginning on page 38.

     •     Risk Factors. There are risks associated with the Reverse Split, including both risks attendant to cashed-out shareholders and to persons who remain shareholders. See “Risk Factors” beginning on page 28.

     •     Dissenters’ Rights. Under Montana law, our shareholders are entitled to dissenters’ or appraisal rights with respect to the Reverse Split. To exercise these rights, shareholders must (i) timely deliver to Winter Sports a written notice of their intent to demand payment for their shares if the Reverse Split is effected, and (ii) not vote in favor of the Reverse Split. Shareholders who fail to deliver the notice on time or who vote in favor of the reverse split will lose any dissenters’ rights. See “Dissenters’ or Appraisal Rights” beginning on page 29; see also, a copy of the Montana dissenters’ rights statute is enclosed as Annex C.

     •     Escheat Laws. Under state escheat laws, any payment for fractional interests not claimed by the shareholder entitled to such payment within five years after the Effective Date may be claimed by the State of Montana for Montana residents. Other states have similar laws with other time periods that may be as short as two years. See “Escheat Laws” beginning on page 29.

     •     Federal Income Tax Consequences. As a result of the Reverse Split, no gain, loss or deduction will be recognized by Winter Sports. The receipt of cash in exchange for fractional shares in the Reverse Split generally will be treated as a sale or exchange of those fractional shares, with gain or loss measured by the difference between the amount of cash received and that portion of the shareholder’s adjusted basis in his or her pre-split shares allocable to the fractional shares. See “Material U.S. Federal Income Tax Consequences” beginning on page 19.

     •     Source of Funds. Management believes that Winter Sports has the financial resources to complete the Reverse Split transaction when considering anticipated cash flow and permitted borrowings under its current credit facility. See “Financial Terms of the Transaction – Source of Funds and Financial Effect of the Reverse Split” beginning on page 19.

     •     Exchange of Stock Certificates. If the Reverse Split is approved by our shareholders, each shareholder will receive a letter from our exchange agent after the Effective Date indicating the procedures for surrendering stock certificates in exchange for cash (in the case of fractional post-split shares) and replacement stock certificates (in the case of whole numbers of post-split shares). See “Exchange of Stock Certificates” beginning on page 29.

     •     Proxy Solicitation Expenses. Winter Sports will bear the cost of this proxy solicitation. We do not expect to pay any compensation for the solicitation of proxies, but may reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their expenses in sending proxy material to principals and obtaining their proxies. In addition to soliciting proxies by mail, we may also use officers and regular employees to solicit proxies from shareholders by any means without extra compensation. See “Proxy Solicitation Expenses” on page 40.

If you have more questions about the Reverse Split or would like additional copies of this proxy statement, please contact Sandra Unger, Secretary of Winter Sports, Inc., P. O. Box 1400, Whitefish, MT 59937. Telephone (406) 862-1933.

Important: Please return your proxy promptly whether or not you plan to attend the meeting. An addressed envelope is enclosed for your convenience. No postage is required if mailed in the United States.

Please do not send in any stock certificates or option agreements at this time. We will send detailed instructions to shareholders for surrendering their stock certificates and options as soon as practicable after the amendment becomes effective.

ITEM 1 – AMENDMENT OF WINTER SPORTS’ ARTICLES OF INCORPORATION, AS AMENDED, TO EFFECT
A REVERSE STOCK SPLIT OF WINTER SPORTS’ COMMON STOCK

The board of directors has authorized, and recommends for your approval, the Reverse Split, which has two separate implications:

•	the Reverse Split, in which each pre-split share of common stock will be converted to 1/150 of one share of post-split common stock as of the Effective Time; and

•	the payment of $17.50 per share for each fractional share resulting from the Reverse Split.

If the Reverse Split is approved by shareholders, the Reverse Split will become effective upon the filing with the Montana Secretary of State of an amendment to Winter Sports’ Articles of Incorporation in the form of Annex A.

If you own fewer than 150 pre-split shares and want to remain a Winter Sports shareholder after the Effective Time, you may do so by acquiring enough shares so that at the Effective Time you own 150 or more pre-split shares. Due to the extremely limited trading market for Winter Sports stock, however, you may have difficulty purchasing enough shares to remain a Winter Sports shareholder. If you own shares in a variety of accounts or record entries and wish to combine your various holdings so that you own 150 or more pre-split shares at the Effective Time, you should instruct your brokers or other fiduciaries to consolidate your shares into a single record entry in a timely manner so that all your shares will be aggregated before the Reverse Split.

SPECIAL FACTORS

VOTE REQUIRED

Approval of the amendment and the related transactions requires the affirmative vote of the holders of a majority of the outstanding shares of each class of our common stock. You are entitled to one vote per share of Winter Sports common stock held as of the Record Date. As of the Record Date, we had 988,668 shares of common stock issued and outstanding. The transaction is not structured so that approval of at least a majority of unaffiliated shareholders is required.

RECOMMENDATION OF THE BOARD OF DIRECTORS

The board of directors has unanimously determined that the Reverse Split and the related transactions are both substantively and procedurally fair to, and in the best interest of, Winter Sports and our shareholders, including those unaffiliated shareholders who will and those who will not retain an interest in Winter Sports. Accordingly, the board of directors unanimously recommend a vote “FOR” the proposal to approve the Reverse Split and the related transactions described in this proxy statement.

BACKGROUND, PURPOSE, STRUCTURE AND EFFECT OF THE REVERSE SPLIT

Background

Over the past four years, the board of directors and the audit committee have evaluated the costs and the benefits of Winter Sports remaining a reporting company under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder. These discussions originated in January 2000, largely because of the growing complexity of securities laws, coupled with the realization that, in light of the relatively limited trading volume in our stock, our shareholders received limited benefit from our remaining an Exchange Act reporting company. As securities and accounting regulations have grown more complicated – and as the cost of complying with those regulations has continued to climb – the board’s discussions intensified. Beginning with meetings in January 2000, the audit committee and the board discussed the steps necessary to terminate our Exchange Act reporting status and thereby reduce the costs of securities law compliance. There were discussions at those meetings about SEC compliance requirements and the benefit, if any, that Winter Sports and our shareholders receive as a result of remaining a reporting company. Management raised specific concerns about the need to adopt an audit committee charter, and directors discussed the additional administrative burden as well as potential liability and time requirements for audit committee members. Some directors expressed concerns at that time about the minority shareholders and the public relations repercussions of taking such a step, and the board decided at that time to defer such plans until the board’s intentions could be communicated to shareholders. Our third quarter report to shareholders, dated February 2000, discussed new SEC reporting requirements and the added financial costs for Winter Sports.

At a board meeting in September 2000, the board conducted a lengthy discussion regarding whether Winter Sports and its shareholders were benefiting from SEC registration. The board’s general consensus was that the corporation and its shareholders were not benefiting and that the corporation should move towards deregistration at an appropriate time in the future. The board reached this conclusion because of the limited trading market for our common stock and the fact that management’s short and long-term plans did not include steps that would require us to raise equity capital. At the time, however, the board decided that it would be better to continue focusing on operational matters and to communicate again to shareholders the board’s plans and the underlying concerns well in advance of any formal decision to go private.

At the annual shareholder meeting in October 2000, the CEO reported to shareholders on the continuing changes in securities reporting requirements, including the requirement of auditor reviews of all quarterly statements, which would be an additional expense for the company and the shareholders. He noted that Winter Sports stock was very lightly traded and as a result, he believed the reported market prices did not reflect the true value of the stock. He stated his opinion that a small company such as Winter Sports bears all the costs and responsibilities of being a public company but that the company and the shareholders do receive the benefits. He also noted that the board of directors was investigating the possibility of taking Winter Sports private. The CEO expressed similar concerns about increasing compliance costs at the 2001 annual shareholder meeting, and said that a going private transaction was still being considered.

The Sarbanes-Oxley Act was adopted on July 29, 2002. The Sarbanes-Oxley Act carried with it a mandate for the SEC to adopt extensive regulations which would impose substantial additional burdens on public companies. At a board meeting in August 2002, the board decided to announce to the shareholders that it was planning to proceed with plans for going private at the 2003 annual shareholder meeting, and these plans were disclosed the CEO’s letter to shareholders dated September 3, 2002, which was transmitted along with the Company’s 2002 Annual Report.

At meetings during December 2002 – February 2003, the board and audit committee discussed the various alternatives for a going private transaction, and raised questions about valuation and the costs of going private. At a meeting on December 18, 2002 the board discussed in general terms the reasons for undertaking this step, and the consensus was that new and anticipated regulatory burdens arising as a result of the Sarbanes-Oxley Act, including expected increases to legal and accounting fees and added personnel costs, made it an appropriate time to seek shareholder approval to take the Company private. The directors also noted a continuation of the longstanding trend of very limited trading in our common stock and recognized that Winter Sports does not anticipate needing access to equity capital markets in the foreseeable future. Each of the directors in turn expressed support for moving forward with the going-private transaction, and decided to engage legal counsel for further input on prospective methods and alternatives.

At a board meeting on February 19, 2003 the directors focused on the costs of the going-private transaction and obtained from management the estimates of legal and accounting advisors as to the costs of professional services. The board discussed estimates from the Company’s auditors and from legal counsel about the professional fees we might expect to incur, and considered the fact that an estimate of the amount necessary to repurchase shares in connection with the transaction would require consultation with a financial advisor. The board focused largely on the various methods Winter Sports might undertake, as well as the relative costs and benefits to the company and our shareholders under each of these methods. Mr. Jenson expressed the need to remain mindful of public relations concerns owing to Winter Sports’ longstanding ties with and dependence upon Whitefish and the Flathead Valley, but stated that he agreed with the board’s consensus that the growing reporting burdens and the resulting impacts on operational and management personnel suggested that Winter Sports should proceed with the transaction.

At a board meeting on June 18, 2003, the directors engaged in a detailed discussion of specific benefits of going private in terms of additional personnel costs and increasing professional fees, and reviewed various means by which the transaction might be accomplished. In addressing these issues, the board also considered the advantages a public company ordinarily expects, including a ready access to capital and liquidity for its shareholders, and recognized that Winter Sports and its shareholders receive little or none of these expected benefits. Under the Company’s current and recent circumstances, the anticipated advantages were, in fact, of limited benefit to Winter Sports. Winter Sports had not needed, and did not expect to need, the ability to raise equity capital, as our current financing arrangements are adequate, in the view of management and the board, to meet the Company’s needs for the foreseeable future. Moreover, the directors believed that shareholders were not experiencing liquidity in their Winter Sports stock because the stock is very thinly traded. Specifically, at the time of the June 18 meeting, the stock had not traded since May 5, 2003, and this illiquidity had several important consequences. First, current shareholders who were interested in selling their shares would likely find it difficult to do so, because a very limited number of “buy” orders existed against which shares might be sold. Similarly, persons wishing to buy our stock generally found that there were relatively few sellers, in part because we have large numbers of shares that are not held in quantities sufficient to merit a buyer’s attention and to be saleable in ordinary market transactions. The board noted that the resulting illiquidity in our shares may have depressed the prices our shareholders might expect to receive, which would have a compounding effect on trading.

Against the limited benefits discussed above, the board discussed the costs associated with remaining a public company. Specifically, the board considered management’s estimates that suggested the costs of complying with regulatory measures adopted after the enactment of the Sarbanes-Oxley Act of 2002 would rise from approximate historical levels of approximately $65,000 to as much as $200,000, which included increases in audit fees to approximately $65,000, attorney fees of approximately $35,000, and the need to employ at one to two additional full-time equivalent compliance personnel. Moreover, the increasing regulatory burden would continue to demand increasing management time and effort, which would distract management from the Company’s core businesses.

Following a discussion of these costs and benefits, the board reached a consensus that it was appropriate to take the Company private, and the discussion thereafter shifted to a discussion of the most appropriate means to accomplish this goal. The board discussed four alternative methods, and in considering each focused primarily upon the expected cost, the likelihood of success, the effect on the shareholders whose shares would likely be liquidated, potential conflicts of interest, and the timeliness with which the transaction could be concluded. The methods discussed and the relevant issues for each were as follows:

     •     Reverse Stock Split. The reverse stock split, which was the method ultimately chosen, was selected because it is more likely than other methods to accomplish the objective of reducing the number of shareholders of record below the 300 needed to satisfy the SEC’s requirement for terminating Exchange Act reporting Status. The board took this approach because, if shareholder approval is obtained, the transaction can be concluded whether or not shareholders tender their shares for purchase in the transaction. The board also discussed as a principal disadvantage the fact that, assuming shareholder approval is obtained, this transaction might be viewed as coercive to shareholders, but determined that the presence and observance of their fiduciary duties and dissenter rights provisions arising under the Montana Business Code, coupled with an opinion of a qualified financial advisor that the transaction was fair to the shareholders whose shares would be liquidated in the transaction, would provide adequate assurances of procedural and substantive fairness.

     •     Cash Tender Offer. An alternative approach to reducing the number of shareholders below the 300 shareholder limit would have been to launch a cash tender offer or to cooperate with one or more of the shareholders in doing so. The principal advantages of this approach are that this structure is less coercive, and the transaction would not have triggered procedural measures such as the requirement to obtain shareholder approval or to afford dissenters’ rights to shareholders who disagreed with the value offered for their shares. This approach likely would have carried transaction costs similar to a reverse split, but there was no way to be certain that a tender offer would have the desired effect because, it was believed, many holders of small numbers of shares would not make the effort to tender their shares of common stock. Given the limited market for the Company’s stock and the board’s experience with historical trading patterns, the board did not believe sufficient numbers of shares would be tendered to accomplish the objective. Moreover, were the board to involve a third party, potential conflicts of interest would have arisen as a result of the relationship between any such party, and for that reason the board never pursued any such arrangement. Ultimately the board discarded this approach because it did not wish to make such a significant investment in management time, legal and accounting fees, and administrative costs without some assurance that the investment would reduce the number of shareholders to fewer than 300.

     •     “Cash-Out” Merger. The board also considered the possibility that it might eliminate small shareholders by forming another entity and causing Winter Sports to merge into that entity, with the new entity to be the survivor and with equity interests exchanged in a ratio that would have an effect similar to a reverse split. This approach was discarded because the board did not perceive a significant need for a new entity, and the effect of this approach, as well as the other costs and benefits, were otherwise substantially similar to a reverse split.

     •     Combination Reverse-Split/Forward- Split. One other approach that was discussed extensively was to have Winter Sports effect a 150 to 1 reverse split, followed immediately by a 1 to 150 forward split, in a manner that would have caused the holders of fewer than 150 pre-split shares to receive cash, but holders of 150 or more pre-split shares to hold, after both transactions were completed, the same number of shares they held prior to the transaction. The board considered this structure as a means to save the cost of liquidating any portion of the holdings of any shareholder who would have retained ownership of common stock following the transaction. This structure was discarded for two reasons. First, although at least one similar transaction has been publicly announced and concluded, that transaction was completed under Delaware law. Shareholders whose shares were to be liquidated in the comparable transaction brought suit to enjoin the transaction, but the

Delaware supreme court found in favor of the company. However, Montana law is unclear on this point, and the board ultimately decided that the lack of clarity posed an unsuitable risk to Winter Sports. Second, the board was concerned because the two-step process could have been construed to have treated large shareholders more favorably than small shareholders, because after the transaction the small holders would have been cashed out, but the larger holders would have held exactly the same number of shares they held before the transaction was concluded.

After discussing the alternatives and their relative benefits and detriments, the board determined that a reverse stock split would be the most appropriate means for accomplishing the goals with the least cost, the greatest chance of success, and resolved or mitigated the attendant conflicts of interest. The board then authorized management to gather information and to engage Willamette as financial advisor to assist in valuation and to give a fairness opinion to assist the board in fully exploring a reverse stock split.

At a board meeting held on August 21, 2003, the board discussed with Willamette various factors relating to appropriate values to be paid to shareholders whose shares would be liquidated in the transaction. Willamette discussed the limited publicly available information about comparable companies, and presented a verbal discussion of the information summarized in “Opinion of Financial Advisor” beginning on page 20. Included were data relating to Winter Sports’ implied enterprise value, book value per share, and historical trading values, as well as the corresponding values and related multiples of the three other public companies in our industry group. In addition, Willamette discussed the valuation multiple attributable in the one recent, publicly disclosed ski-industry merger transaction, as well as a range of premiums paid in other recent going-private transactions structured as reverse stock splits. Willamette also explained the limitations on reliability of the available statistical measures, particularly including the paucity of comparable transactions, the limited utility of a merger transaction as a comparison for a reverse stock split valuation, and the impact of an illiquid market on usefulness of share price comparisons.

Following this discussion, Willamette personnel were excused and the board then considered the information presented, focusing upon a desire to pay a reasonable premium over recently reported trading prices and book value per share, paying an amount that was fair to the shareholders whose stock would be liquidated while not exceeding a threshold that would represent an inappropriate expenditure of Winter Sports’ capital or placing inappropriate burdens on the Company’s ability to finance continuing operations. Directors generally expressed views that, although higher valuations might mitigate claims from those shareholders whose stock would be liquidated in the transaction, overpayments, particularly if they depleted the Company’s capital below a level necessary to provide for continuing operations, would likely represent a breach of their fiduciary duties to Winter Sports and all shareholders who would continue as shareholders following the transaction. The board then adjourned the meeting until September 10, 2003 so that Willamette could assess a question whether the value of the Company’s real estate should be discounted to reflect special tax consequences that might accrue in connection with a reverse split because of the tax-free exchanges that had been used to acquire a significant portion of the Company’s real estate.

The board re-convened on September 10, 2003 with Willamette representatives joining the meeting by conference call. The board discussed with Willamette its view as to whether a price adjustment would be needed relating to the above-mentioned tax consequences, and based upon Willamette’s advice the board decided against such a price adjustment. Willamette representatives were then excused from the meeting and the board continued its deliberations, focusing at this time on the appropriate price to pay in the transaction. Based upon its discussions with Willamette as to the range of premiums paid in other recent going-private transactions, as discussed in the August 21, 2003 meeting described above, the board discussed the reasonableness of paying a premium between 25% and 45% of the recently reported bid and ask prices, and assessed the multiples that would be represented by the various values within this range in relation to our most recent stock price and our current book value per share. In each case, the board noted the premium to recently reported sale prices, which the board views as a reasonable approximation of the price at which a shareholder could have disposed of the Company’s stock in an arms’ length sale before the going-private transaction was announced. These discussions ultimately focused on a price of $17.50, which represents a 35% premium to the last reported bid price, which the board believes represents the price at which an interested shareholder could then sell his or her shares (assuming, of course, that odd-lot shares could be sold efficiently). In light of the extremely limited trading volume in the Company’s securities and the number of odd-lot shares outstanding, this figure represents only one means of estimating fair market value.

At the close of this discussion, the board voted unanimously to approve a motion offered by Mr. Jenson and seconded by Mr. Grattan to proceed with the Reverse Split at a price of $17.50 per share assuming Willamette could express an opinion that the consideration is fair to those shareholders who hold fractional shares after the Reverse Split. Willamette personnel then rejoined the meeting by conference call and were informed of the board’s determination. At that time the meeting was adjourned so that Willamette could conduct an analysis of the price in relation to available comparable data.

At a subsequent meeting on September 18, 2003, Willamette expressed verbally its opinion that the consideration is fair to those shareholders who hold fractional shares after the Reverse Split; the matters discussed therein were in form and substance substantially similar to the discussions below entitled “Opinion of Financial Advisor.” Willamette indicated that written confirmation would follow as quickly as possible. Willamette representatives were excused, and the board discussed with management the next steps for concluding the transaction, the intention at that time being to hold the 2003 annual shareholder meeting in late October 2003, and directed management to proceed. Following that discussion, Mr. Jenson commented that we should pay particular attention to the community relations aspect of this transaction, as he wanted to avoid any implication that we were taking a step that would be to the detriment of the community. Mr. Jenson also noted that notwithstanding that concern, he believes the Reverse Split is in the best interest of the company and its shareholders, and that the transaction should be consummated at this time. The remaining directors generally expressed unanimous support for Mr. Jenson’s position, and the meeting was adjourned. The formal written opinion of Willamette was received on September 24, 2003.

Reasons for the Reverse Split

We have approximately 917 shareholders of record, and many of those shareholders hold small numbers of shares. As of February 27, 2004, approximately 664 shareholders of record of our publicly-traded shares of common stock owned fewer than 150 shares. At that time, these shareholders represented approximately 72% of our record shareholders, but only 2.5% of the total number of outstanding shares of our publicly-traded common stock. By reducing the number of shareholders, we expect to deregister our common stock under the Exchange Act and to reduce the number of shareholders with whom we are required to communicate, thus reducing two substantial components of our general and administrative expense. Management expects to invest those savings in other areas of our business operations with the hope of improving service for our customers and our community and improving profitability for Winter Sports. The Reverse Split ratio of 150 to 1 is the smallest ratio that the board of directors believes could have the intended effect of reducing the number of shareholders below 300 while balancing the resulting financial impact on Winter Sports. While we do not expect to pay dividends in the foreseeable future, we believe that the expected improvements to profitability will increase the value of Winter Sports, and concomitantly, the value of our common stock.

We expect to benefit from substantial cost savings as a result of the Reverse Split, and management has estimated that these costs will amount to approximately $200,000 during the fiscal year following the Reverse Split. These savings will include reduced legal and accounting fees resulting from deregistration under the Exchange Act, as well as lower costs of communicating with shareholders as a result of reducing the number of shareholders by liquidating shares in the Reverse Split. Our legal and accounting fees for Exchange Act compliance and related matters during fiscal 2003 are estimated to reach approximately $100,000.

Additionally, the Sarbanes-Oxley Act of 2002 and the well-publicized corporate scandals that led to the passage of that statute have had a dramatic impact on the cost of director and officer liability insurance for companies whose stock is registered under the Exchange Act. For example, whereas our director and officer insurance in fiscal 2000 was approximately $59,040, our estimated premium for fiscal 2003 is $102,358. If we were a privately held company whose stock was not registered under the Exchange Act, management estimates that our director and officer insurance for fiscal 2003 would have cost approximately $50,000.

The cost of delivering information to and corresponding with each shareholder is the same regardless of the number of shares that person owns. Therefore, our costs to deal with small holders to maintain such small accounts are disproportionately high when compared to the total number of shares involved. In fiscal 2004, assuming that the Reverse Split does not occur, we expect that we will spend approximately $15 per registered shareholder for transfer agent and other administrative fees and for printing and postage costs to mail proxy materials and the annual and periodic reports required to be distributed to shareholders under the Exchange Act. In addition, in 2004, assuming that the Reverse Split does not occur, we expect to spend approximately $20 communicating with each shareholder who holds shares in “street name” through a nominee (meaning a bank or broker). Because many of our shareholders own very small numbers of shares, the cost of communicating with these shareholders is thus quite substantial in comparison to those persons’ investment in Winter Sports. In the aggregate, management estimates that if the Reverse Split is completed based upon the number of small shareholders identified as of the Record Date, we will save approximately $4,510 per fiscal year in reduced printing and mailing costs alone.

The direct savings outlined in this section do not include the substantial attention management must devote to compliance with federal securities laws that would be inapplicable if Winter Sports were to deregister its common stock under the Exchange Act. We estimate that management devotes approximately 1060 hours per year to comply with the public company reporting requirements. Thus, if the Reverse Split is approved, management estimates that Winter Sports will benefit by quantifiable annual savings in the first post-transaction fiscal year of approximately $200,000, and we believe the intangible benefits that would be derived if our executive officers were allowed to focus the additional attention on operations and financial management would further enhance Winter Sports’ financial performance and allow Winter Sports to provide improved services to its customers and to the Flathead Valley community.

Management also believes that all of the costs outlined in this section represent a substantial expense for Winter Sports, particularly in consideration of the fact that Winter Sports’ aggregate net income for the past three fiscal years was $1,022,715. Moreover, management believes such costs are substantial relative to the limited benefit our shareholders realize from Winter Sports’ public company status. Those factors which indicate that limited benefits are being realized include the fact that during the company’s 2003 fiscal year, the total value of Winter Sports’ reported stock trades (based on the NASD’s OTC Bulletin Board) was $350,070 and that Winter Sports’ stock did not trade at all from May 5, 2003 until September 9, 2003.

Finally, the Reverse Split will provide shareholders with fewer than 150 pre-split shares with an efficient way to cash out their investment in Winter Sports because we will pay all transaction costs such as brokerage or service fees incurred in the Reverse Split. Otherwise, shareholders who liquidated small holdings would likely incur brokerage fees disproportionately high relative to the market value of their shares. The Reverse Split will eliminate these problems for most shareholders with small holdings.

The reason the transaction is being undertaken at this time is because this is the first annual shareholder meeting following management’s ability to evaluate the costs and difficulties of securities compliance resulting from Sarbanes-Oxley; we did not consider undertaking this step earlier, such as by calling a special shareholder meeting, in part because of the expense of doing so, and in part because management believed that it was appropriate to evaluate the compliance burdens fully before proceeding. Instead, management and the board focused on general aspects of such a proposal during the Company’s busiest season, and began addressing questions about the transaction in greater detail following the end of fiscal 2003, with the intention to seek approval at its 2003 annual shareholder meeting.

Factors considered by the Board of Directors

In considering whether to recommend to the shareholders the approval of the Reverse Split and the related transactions, the following material positive factors were discussed by the board of directors.

•	We will pay an amount equal to $17.50 per share for the fractional shares resulting from the Reverse Split. This consideration represents a premium of approximately 35% over the last reported sale price immediately prior to the board’s adoption of the resolution approving the Reverse Split on September 10, 2003. This amount also represents a premium of approximately 60% over the book value per share of $10.29 as of May 31, 2003. Given that Winter Sports incurred a loss in fiscal 2003, there is no meaningful relationship between the consideration to be paid for fractional shares and trailing earnings per basic share.

•	The board received a fairness opinion from Willamette to the effect that the consideration is fair from a financial point of view to the unaffiliated shareholders who will receive payment for fractional shares.

•	Management and Winter Sports’ attorneys and accountants estimated that they anticipate reductions in the expenses of compliance with the reporting requirements of U.S. securities laws and in the cost of director and officer liability insurance.

•	Management has estimated that the going private transaction will free significant management time and attention that can be devoted to Winter Sports’ core business.

•	Management has estimated that they anticipate substantial annual reductions in administrative expenses associated with administering a large number of shareholder accounts and in time spent responding to shareholder requests.

•	Shareholders who wish to remain shareholders may be able to purchase sufficient shares in advance of the Effective Time to cause them to own more than 150 pre-split shares (so long as such purchases would not defeat the purpose of the Reverse Split, in which case the Reverse Split would be abandoned).

The board of directors also considered the following factors of the Reverse Split and related transactions, which factors the board of directors views as detriments to proceeding with the transaction.

•	Following the closing, the shareholders with fewer than 150 pre-split shares will cease to participate in the future growth of Winter Sports, if any, or benefit from increases, if any, in the value of Winter Sports.

•	Unaffiliated shareholders are practically required to exchange their fractional shares involuntarily for a cash price which was approved by the board of directors of Winter Sports; and, as a result, those unaffiliated shareholders will not have the opportunity to liquidate their shares at a time and for a price of their choosing.

•	The payment for fractional shares is a taxable transaction for shareholders.

•	Winter Sports’ stock will become less liquid since there no longer will be any established public market which trades our common stock.

Additionally, the board of directors considered the following potential risks of remaining a shareholder after the Reverse Split and related transactions are completed:

•	The possibility that shareholders may not realize the intended benefits (reducing costs associated with being a public company) of the Reverse Split, since there is a possibility that the company may face unanticipated administrative or other expenses.

•	The possibility that the value of Winter Sports’ shares may be adversely affected due to the lack of liquidity of such shares following the Reverse Split.

•	The reality that continuing shareholders will remain subject to the operational and other risks facing Winter Sports, and the possibility that those risks, if realized, could reduce the value of their shares of common stock.

The board of directors did not consider other alternatives to going private, such as the sale of the Company or attempting to raise additional capital, because the board did not consider such alternatives to be in the best interests of the Company. Specifically, the board of directors believes that one of the Company’s most significant assets is its local ownership, a characteristic the board does not believe will be materially compromised by the Reverse Split. Local ownership gives the Company a strong connection with a substantial portion of our customer base, as well as many of our employees and their families. Moreover, under many circumstances a sale of the company would likely involve substantial adverse tax impacts owing to management’s longstanding practice of effecting tax-free exchanges in its real property. The board of directors did not consider liquidating the Company because of the perceived value of the Company’s ongoing business and because of the substantial adverse tax consequences that would accrue upon liquidation.

The board of directors believes that the Reverse Split is substantively fair to all unaffiliated shareholders, which includes those shareholders who will and those who will not retain an interest in Winter Sports. The Company will pay those shareholders a value the board determined to represent a fair price, a fact that was supported by Willamette’s opinion that the consideration paid was fair, from a financial point of view, to the shareholders whose shares would be liquidated. Present shareholders (including those whose shares are expected to be cashed out) generally will have an opportunity both to evaluate all of the information contained herein and to compare the potential value of an investment in Winter Sports with that of other available investments. Additionally, shareholders who believe the price offered in respect of liquidated shares does not represent fair value have a right to dissent from the transaction and perfect statutory dissenters’ appraisal rights.

The board of directors also believes that the Reverse Split is procedurally fair to all unaffiliated shareholders, including those who will and those who will not retain an interest in Winter Sports, because the Reverse Split is being effected in accordance with all procedural requirements under Montana law and hence will require the affirmative vote of the holders of a majority of Winter Sports’ outstanding common stock. The board also sought to promote procedural fairness by selecting an approach that would require shareholder approval and would trigger dissenters’ rights as discussed below; the tender offer approach, while less coercive, would not have required shareholder approval or triggered dissenters’ rights. In addition, between the date hereof and the Effective Time unaffiliated shareholders who hold fewer than 150 pre-split shares will have an opportunity to acquire additional shares so as to avoid being cashed out. In determining the consideration amount, our directors were conscious of the importance of the factors they considered (including those that adversely affect continuing shareholders as well as those that affect cashed-out shareholders) and acted in accordance with their fiduciary duties to Winter Sports and all of our shareholders, including those shareholders whose shares will be liquidated in the Reverse Split. The board did not discuss whether it was appropriate to require approval of a majority of the shareholders whose shares would be liquidated, because such treatment would afford disparate treatment to shares of the same class of stock. Disparate treatment of shares of the same class or series of stock is prohibited under Section 35-1-619(3) of the Montana Code Annotated. The board did not consider specific legal or financial advisors owing to the availability of other procedural and substantive protections and to the cost of separate representatives.

The board also considered potential conflicts of interest that might arise in connection with this transaction. Specifically, the board noted that directors have sole or shared voting power over a substantial minority of the Company’s common stock, making it likely the transaction will be approved even if a substantial number of non-affiliated shareholders vote against the transaction; the directors resolved this conflict by noting the compelling financial and operational concerns supporting their decision, including the existing and anticipated administrative and financial burdens imposed by ongoing securities compliance obligations and the expense associated with alternative approaches that might have created additional safeguards, balanced against the Company’s financial condition and ability to afford such protections. The board further recognized the safeguards afforded by the Montana Business Code as protections against self-interested transactions and transactions entered into in the absence of due exercise of the board’s fiduciary duties. The board also recognized that the board determined that directors would likely experience a nominal increase in their percentage ownership of the Company’s common stock, but recognized that given the expected numbers of shares to be liquidated, no director or officer who was participating in the transaction would experience a material increase in his or her voting or equity interest or in his or her interest in the Company’s earnings per share or net book value per share. The board also determined in its June 2003 meeting that the transaction would proceed only if the board were to obtain the opinion of a qualified financial advisor to the effect that the transaction was fair, from a financial point of view, to the Company and its shareholders, including the shareholders whose shares would be liquidated in the transaction, and took formal action at the September 2003 board meeting only after receiving such an opinion from Willamette.

The board of directors also considered the risk factors identified on pp. 28-29 in determining the fairness of the transaction.

The board of directors did not consider historical market prices to be a material factor because of the low trading volume and lack of trading information. Similarly, the board noted, but did not consider the purchase prices paid by certain affiliates who acquired shares of the Company’s common stock during the two years preceding the board meeting.

Liquidation value was not determined to be a material factor in the board’s decision because the board has no intention of liquidating the company and does not believe that liquidation would be in the best interest of the shareholders owing, in part, to the potential adverse tax consequences discussed above, and in part because of the viability of the Company’s business.

The board discussed the value of the Company as a going concern with Willamette as described in “Opinion of Financial Advisor – Implied Value of Winter Sports” and “- Discounted Cash Flow Analysis,” and specifically adopted the analysis of Willamette in these areas with respect to the fairness of the consideration to be received by the holders of fractional shares.

The board did not assign any relative weight to any of the foregoing factors, nor did the board discuss whether any single factor or a combination of factors, or any specific cost-saving targets, would have been dispositive to their decision or recommendation.

In connection with the Reverse Split and related transactions, Winter Sports has not specially provided unaffiliated shareholders with access to its corporate files or with an opportunity to obtain counsel or appraisal services at the expense of Winter Sports. In addition, no unaffiliated representative was retained by Winter Sports to act solely on behalf of unaffiliated shareholders in the transaction to negotiate the terms or prepare a report concerning the fairness of the Reverse Split because the board of directors views the Willamette fairness opinion, the need to obtain shareholder approval, and the other matters discussed herein to afford adequate procedural safeguards to non-affiliated shareholders without the extraordinary expense of multiple financial or legal advisors. The transaction is not structured so that approval of at least a majority of unaffiliated shareholders is required because such a structure would be inconsistent with the requirements of the Montana Business Corporation Act.

No members of the board of directors are employees of Winter Sports; however, our board chairman, Dennis L. Green, has served as acting Chief Executive Officer since Mr. Collins resigned in September 2003. The Reverse Split and related transactions were unanimously approved by the board of directors. Accordingly, the Reverse Split was approved by a majority of non-employee directors.

The board of directors retains the right to reject (and not implement) the Reverse Split (even after approval thereof) if it determines subsequently that the Reverse Split is not then in the best interests of Winter Sports and its shareholders. Among other things, the board believes the Reverse Split would not be in the best interests of Winter Sports or its shareholders if, after the Reverse Split, the Company would be ineligible to terminate its registration under the Exchange Act. If the Reverse Split is not approved, or, if approved, is not implemented, the proposed deregistration of Winter Sports’ common stock cannot be completed.

Based on the foregoing analysis, the board believes that the transaction is procedurally and substantively fair to all shareholders, including the unaffiliated shareholders, regardless of whether a shareholder receives cash or continues to be a shareholder of Winter Sports following the Reverse Split and related transactions.

Structure of the Reverse Split

Each shareholder who holds a fractional share immediately following the Effective Time will be entitled to receive payment of $17.50 per share for such fractional share. Shareholders who hold 150 or more pre-split shares will remain shareholders in Winter Sports but will own a whole number of post-split shares equal to 1/150 the number of pre-split shares they held immediately before the Effective Time; these shareholders will receive the same $17.50 per share cash payment in respect of each fractional share that results from the Reverse Split.

The Reverse Split includes the Reverse Split and cash payment for any remaining fractional shares following the Reverse Split. If the Reverse Split is approved by shareholders, the Reverse Split is expected to occur at 6:00 p.m. on the Effective Date. Upon consummation of the Reverse Split, each shareholder of record on the Effective Date will receive one share of common stock for each 150 pre-split shares held in his or her account at that time. Each shareholder who holds a fractional share immediately following the Effective Date will be entitled to receive payment of $17.50 per share for such fractional shares. Shareholders who hold 150 or more pre-split shares will remain shareholders in Winter Sports but will own a whole number of post-split shares equal to 1/150 the number of pre-split shares they held immediately before the Effective Time; these shareholders will receive the same $17.50 per share cash payment in respect of each fractional share that results from the Reverse Split. Each shareholder who holds fewer than 150 pre-split shares (also referred to as a “Cashed-Out Shareholder”) will receive a cash payment instead of fractional shares. We intend for the Reverse Split to treat shareholders holding common stock in street name through a nominee (such as a bank or broker) in the same manner as shareholders whose shares are registered in their names, and nominees will be instructed to effect the Reverse Split for their beneficial holders. Accordingly, we also refer to those street name holders who receive a cash payment instead of fractional shares as “Cashed-Out Shareholders.” However, nominees may have different procedures and shareholders holding shares in street name should contact their nominees.

In general, the Reverse Split can be illustrated by the following examples:

Hypothetical Scenario	Result
Mr. Brown is a registered shareholder who holds 75 shares of common stock in his account prior to the Reverse Split	After the Reverse Split, Mr. Brown would hold a 1/2 share, which would be converted into the right to receive cash instead of receiving a fractional share. Thus, Mr. Brown would receive $1,312.50 ((1/2 post-split share x 150) x $17.50).

Note: If Mr. Brown wants to continue his investment in Winter Sports, prior to the Effective Time, he can buy at least 75 more shares. Mr. Brown would have to act far enough in advance of the Reverse Split so that the purchase is completed and the additional shares are credited in his account by the close of business (Mountain Standard time) on the Effective Date.

Ms. Black has two separate record accounts. As of the Effective Time, she holds 50 shares of common stock in one account and 100 shares of common stock in the other. All of her shares are registered in her name only	Ms. Black will receive cash payments equal to the cash-out price of her common stock in each record account instead of receiving fractional shares. Ms. Black would receive two checks totaling $2,625 ((1/3 post-split share x 150) x $17.50) = $875; (2/3 post-split shares x 150) x $17.50 = $1,750))

Note: If Ms. Black wants to continue her investment in Winter Sports, she can consolidate or transfer her two record accounts prior to the Effective Time into an account with at least 150 pre-split shares of common

Hypothetical Scenario	Result
stock. Alternatively, she can buy at least 100 more shares for the first account and 50 more shares for the second account, and hold them in her account. She would have to act far enough in advance of the Reverse Split so that the consolidation or the purchase is completed and the transfer agent has been notified by the close of business (Mountain Standard Time) on the Effective Date.

Mr. Blue holds 150 shares of common stock as of the Effective Time	After the Reverse Split, Mr. Blue will own one share of common stock.

Mr. Yellow holds 200 shares of common stock as of the Effective Time	After the Reverse Split, Mr. Yellow would hold 1-1/3 shares, which would result in Mr. Yellow owning, from and after the Effective Time, one share and having the remaining 1/3 share converted into the right to receive cash. Thus Mr. Yellow will hold one share of common stock and will have received cash in the amount of $875 ((1/3 post-split share x 150) x $17.50).

Ms. Orange Holds 25 shares of common stock in her name in a brokerage account as of the Effective Time	Winter Sports intends for the Reverse Split to treat shareholders holding shares of common stock in street name through a nominee (such as a bank or broker) in the same manner as shareholders whose shares are registered in the beneficial owner’s name. Nominees will be instructed to effect the Reverse Split for their beneficial holders. If this occurs, Ms. Orange will receive, through her broker, a check for $437.50 ((1/6 post-split share x 150) x $17.50). However, nominees may have a different procedure and shareholders holding shares of common stock in street name should contact their nominees.

Effect on Shareholders

If approved by shareholders at the shareholder meeting and implemented by the board of directors, the Reverse Split will affect Winter Sports shareholders as follows:

Shareholder Before Completion of the Reverse Split	Net Effect After Completion
Registered shareholders holding 150 or more shares of common stock	Shares will no longer be eligible for trading on the OTC Bulletin Board

They will hold 1/150th fewer shares and any fractional shares will be cashed out in an amount equal to the value of such fractional interest.

Registered shareholders holding fewer than 150 of shares of common stock	Shares will be converted into $17.50 per pre-split share of common stock outstanding.

Shareholders holding common stock in street name through a nominee (such as a bank or broker)	We intend for the Reverse Split to treat shareholders holding common stock in street name through a nominee (such as a bank or broker) in the same manner as shareholders whose shares are registered in their names. Nominees will be instructed to effect the Reverse Split for their beneficial holders. However, nominees may have different procedures and shareholders holding

Shareholder Before Completion of the Reverse Split	Net Effect After Completion
shares in street name should contact their nominees.

See “Factors Considered by the Board of Directors” for more information regarding effects of the Reverse Split on shareholders of Winter Sports.

Effect of the Reverse Split on Winter Sports

Our Articles of Incorporation currently authorize us to issue 1,262,500 shares of common stock. As of the Record Date, 988,668 shares of common stock were outstanding. Based upon Winter Sports’ best estimates, if the Reverse Split had been consummated as of the Record Date, the number of outstanding shares of common stock would have been reduced by the Reverse Split from 988,668 to approximately 6,310, and the number of record holders from 917 to approximately 254.

Our common stock is currently registered under Section 12(g) of the Exchange Act and, as a result, we are subject to the periodic reporting and other requirements of the Exchange Act. As a result of the Reverse Split, we expect to have fewer than 300 holders of record of our publicly-traded common stock and the requirement that Winter Sports maintain its registration under the Exchange Act will terminate and it will become a “private” company, and in the unlikely event that the result of the Reverse Split would not result in our having fewer than 300 shareholders of record, we will not consummate the transaction. As a result of Winter Sports’ deregistration, our shares of common stock will no longer trade on the Over-the-Counter Electronic Bulletin Board (the “OTC”). In connection with the proposed Reverse Split, we have filed with the SEC Rule 13e-3 Transaction Statements on Schedule 13E-3.

Based on the aggregate number of shares owned by holders of record of fewer than 150 pre-split shares as of the Record Date, Winter Sports estimates that payments of cash in lieu of the issuance of fractional shares to persons who held fewer than 150 pre-split shares of common stock immediately prior to the Reverse Split will total approximately $425,092.50 in the aggregate. Likewise, based on the aggregate number of shares owned by holders of more than 150 pre-split shares as of the Record Date, Winter Sports estimates that payments of cash in lieu of the issuance of fractional shares to persons who held more than 150 pre-split shares of common stock immediately prior to the Reverse Split will total approximately $312,847.50 in the aggregate. Persons who hold exactly 150 pre-split shares will not receive any payment because they will not receive any fractional shares as a result of the Reverse Split.

The number of authorized shares will remain the same following consummation of the Reverse Split. The total number of outstanding shares of common stock following the Reverse Split will be reduced by 982,358. After the consummation of the Reverse Split and the buy out of fractional shares, the outstanding shares will represent about 0.50% of the total authorized shares of common stock.

Effect of the Reverse Split on Winter Sports Directors.

Members of the Winter Sports board of directors will participate in the Reverse Split to the same extent as other shareholders. The directors of Winter Sports all currently own sufficient shares of common stock (at least 150 each) so that they will all continue to be shareholders after the effectiveness of the Reverse Split. As with all other remaining shareholders of Winter Sports, the percentage ownership by the directors of the total outstanding shares after the Reverse Split may increase slightly. The amounts set forth in the table entitled “Security Ownership of Certain Beneficial Owners and Management” illustrate the effect on the directors. The Reverse Split will not have a material effect on the net book value and earnings per share of the directors. The net book value per share as of May 31, 2003 (including accreted dividends) was $10.45 per share; if the Reverse Split had occurred as of that date, the net book value (including accreted dividends) would have been $1,484.77 per share, an increase of 14,108.3%. Net loss per share as of May 31, 2003, was ($0.57) per share; if the Reverse Split had been effected as of the same date, loss per share would have been ($125.43) per share, an increase of 21,905.2%. The effect of the Reverse Split Transaction on the interest of each director in the net book value and earnings per share of Winter Sports would be as follows:

	Net Book Value		Earnings Per Share

Filing Person	$ (Decrease)	% (Decrease)	$ (Decrease)	% (Decrease)

Charles R. Abell	(9,094)	(5.88%)	(3,815.83)	(45.02%)
Jerome T. Broussard	(56,283)	(5.28%)	(26,850.93)	(45.94%)
Brian T. Grattan	(7,751)	(5.37%)	(3,625.32)	(45.81%)
Dennis L. Green	(137,513)	(5.29%)	(65,497.48)	(45.93%)
Charles P. Grenier	(579)	(5.28%)	(276.41)	(45.94%)

	Net Book Value		Earnings Per Share

Filing Person	$ (Decrease)	% (Decrease)	$ (Decrease)	% (Decrease)

Jerry J. James	(83)	(5.28%)	(39.49)	(45.94%)
Michael T. Jenson	(14,526)	(5.29%)	(6,907.87)	(45.92%)
Darrel R. Martin	(27,728)	(5.28%)	(13,228.03)	(45.94%)
Michael J. Muldown	(936)	(11.20%)	(168.79)	(36.82%)

Consideration in Lieu of Shares

We will not issue any fractional shares in connection with the Reverse Split. Instead, if a shareholder holds fewer than 150 pre-split shares, we will pay $17.50 for each such pre-split share. We refer to this amount as the “consideration.” Likewise, if a shareholder holds more than 150 pre-split shares and fractional shares will result from the Reverse Split, we will pay to the shareholder $17.50 per share for each such pre-split share that would become a fractional share as a result of the Reverse Split. The Effective Time will not be later than thirty (30) days following the date of the shareholder meeting.

All amounts payable to shareholders will be subject to applicable state laws relating to abandoned property. See “Escheat Laws” below. No service charges or brokerage commissions will be payable by shareholders in connection with the Reverse Split. Winter Sports will pay any fees that are imposed on shareholders holding fewer than 150 pre-split shares by any bank, nominee or brokerage. We will not pay interest on cash sums due any such shareholder pursuant to the Reverse Split.

Assuming the Reverse Split occurs, as soon as practical after the Effective Time we will mail a letter of transmittal to each holder of record immediately. The letter of transmittal will contain instructions for the surrender of the certificate or certificates to Winter Sports’ exchange agent in exchange for any consideration or fractional share payment. No cash payment will be made to any shareholder until the shareholder has surrendered the outstanding certificate(s), together with the letter of transmittal, to Winter Sports’ exchange agent. See “Exchange of Stock Certificates” section below. Dissenters’ rights are available under the Montana Business Corporation Act to any shareholders who dissent from the proposed Reverse Split. See “Dissenters’ or Appraisal Rights” below.

Conduct of Winter Sports’ Business after the Reverse Split

We expect our business and operations to continue as they are currently being conducted and, except as disclosed in this document, the Reverse Split is not anticipated to have any effect upon the conduct of our business. If the Reverse Split is consummated, all persons owning fewer than 150 pre-split shares of common stock will no longer have any equity interest in and will not be shareholders of Winter Sports and, therefore, will not participate in our future potential or earnings and growth. Instead, upon surrender of stock certificate, we will pay each such owner of common stock the $17.50 per share cash consideration, without interest.

In addition, individuals who are members of the board of directors and of management of Winter Sports now owning approximately 45% of the common stock will own approximately 47% of the common stock after the Reverse Split. These figures do not include common stock owned by Michael Collins, who resigned as President and Chief Executive Officer effective September 1, 2003.

Other than as described in this proxy statement, neither Winter Sports nor our management has any current plans or proposals to effect any extraordinary corporate transaction such as a Reverse Split, reorganization or liquidation; to sell or transfer any material amount of our assets; to change our board of directors or management; to change materially our indebtedness or capitalization; or otherwise to effect any material change in our corporate structure of business.

FINANCIAL TERMS OF THE TRANSACTION

On August 4, 2003, Winter Sports retained an independent financial advisor, Willamette Management Associates, Inc., to render an opinion as to the fairness of the consideration to be paid to unaffiliated shareholders holding fewer than 150 pre-split shares of record in any one account and the fairness of the Reverse Split to Winter Sports and its remaining shareholders. The Reverse Split is expected to result in the cash-out of approximately 281 post-split shares of common stock at the consideration to be paid for fractional shares, for a total consideration of approximately $737,940. No independent committee of the board of directors has reviewed or approved the fairness of the Reverse Split. No unaffiliated representative was retained by Winter Sports or by a majority of outside directors to act on behalf of the shareholders for the purpose of negotiating the terms of the Reverse Split or preparing a report concerning the fairness of the Reverse Split.

The consideration of $17.50 per share for fractional shares reflects an approximately 35% premium over the last reported sale price of $13.00 as reported for the common stock on the OTC on September 9, 2003, the trading day before the board of directors determined the consideration. As of that date, the last reported sale of Winter Sports common stock had occurred on May 20, 2003, at a price of $13.00 per share. When the board of directors convened on September 10, 2003 to receive Willamette’s opinion as to the fairness, from a financial point of view, of the consideration to be paid to the shareholders who will receive cash in lieu of fractional shares, the board was informed by Willamette that, subsequent to the board’s determination, on September 10, 2003, 800 shares of common stock were traded at a price of $13.00 per share, and on September 11, 2003, 200 shares traded at $14.50 per share. Willamette further informed the board that these more recently reported trades were reviewed and considered in arriving at its opinion. The directors discussed among themselves and with Willamette the import of the more recent trades and noted that the volume of shares traded was very small and that the price of the trades was within the range of reported trading prices for the previous twelve (12) month period. Based on this discussion, the board determined not to adjust the consideration. Thereafter, Willamette rendered an oral opinion to the board of directors that the consideration was fair, from a financial point of view, to the shareholders who would receive a cash payment in lieu of fractional post-split shares.

Source of Funds and Financial Effect of the Reverse Split

Management estimates that the total funds required to pay the consideration to shareholders entitled to receive cash for their fractional shares and to pay fees and expenses relating to the transaction will be approximately $962,940. Because the actual number of pre-split shares which will be purchased by Winter Sports is unknown at this time, the total cash to be paid to shareholders by Winter Sports is unknown, but is estimated to be not more than $737,940. Transaction expenses incurred in connection with the Reverse Split include financial advisor fees of $76,098, legal fees of $93,948 and exchange agent fees of $4,000. In order to complete the transaction, additional expenses are expected to be incurred, including additional professional fees, solicitation expenses, filing fees and printing costs. Total transaction expenses and fees are expected to be approximately $225,000. Payments to be made in lieu of issuing fractional shares and the transaction expenses, all of which will be paid by Winter Sports, are not expected to have any material adverse effect on Winter Sports’ capitalization, liquidity, results of operations or cash flow.

Management believes that Winter Sports has the financial resources to complete the Reverse Split transaction when considering Winter Sports’ anticipated cash flow from the upcoming ski season and permitted borrowings under its current credit facility. We expect to be able to finance the Reverse Split through Winter Sports’ working capital and, to the extent the board deems necessary, by borrowing against our existing credit lines. The company has not made alternative financing arrangements. As of November 10, 2003, Winter Sports has $73,610 of unrestricted cash on hand and $9,470,989 available for use under its revolving, reducing credit facility with Bank of America. The loan agreement with Bank of America provides for a $13,500,000 revolving, reducing line of credit which matures on May 31, 2009. The agreement provides for seasonal working capital, capital projects and restructuring of long-term debt. The agreement calls for reducing availability of funds in the amount of $1,200,000 each May 31 beginning May 31, 2004. Principal reductions are required on any outstanding balances above the available amount. The agreement allows any mandatory principal payment otherwise due to be skipped should annual gross revenues (excluding real estate related revenues) drop below $8.5 million due to conditions beyond the control of Winter Sports. The provision is limited to two such skip payments during the term of the loan. The interest rate on the facility is at or below Bank of America’s reference rate, which is currently 4.75%. Winter Sports may obtain funds below the reference rate by utilizing a London Interbank Offered Rate plus 1%. Standby letters of credit also reduce the amount available under the revolving agreement. Winter Sports has not made any plans or arrangements to finance or repay the loan, should borrowing against the credit facility be necessary. See Annex D for Winter Sports financial information.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a discussion of the material anticipated U.S. federal income tax consequences of the Reverse Split to Winter Sports and its shareholders. It should be noted that this discussion is based upon the U.S. federal income tax laws currently in effect and as currently interpreted. This discussion does not take into account possible changes in such laws or interpretations, including any amendments to applicable statutes, regulations and proposed regulations, or changes in judicial or administrative rulings, some of which may have retroactive effect. This discussion is provided for general information only, and does not purport to address all aspects of the range of possible U.S. federal income tax consequences of the Reverse Split and is not intended as tax advice to any person. In particular, and without limiting the foregoing, this discussion does not account for or consider the U.S. federal income tax consequences to shareholders of Winter Sports in light of their individual circumstances or to holders subject to special treatment under the U.S. federal income tax laws (for example, life insurance companies, regulated investment companies, and foreign taxpayers). This discussion does not discuss any consequence of the Reverse Split under any state, local or foreign tax laws.

No ruling from the Internal Revenue Service or opinion of counsel will be obtained regarding the U.S. federal income tax consequences to Winter Sports or its shareholders in connection with the Reverse Split. Each shareholder is encouraged to consult his or her tax adviser regarding the specific tax consequences of the Reverse Split to such shareholder, including the application and effect of federal, state, local and foreign taxes, and any other tax laws.

The board of directors believes that the Reverse Split will be a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended (the “Code”) and therefore a “reorganization” within the meaning of Section 368(a)(1) of the Code (commonly referred to as a “tax-free reorganization”). Accordingly, subject to the limitations and qualifications referred to in this discussion, the qualification of the Reverse Split as a reorganization generally will result in the following federal income tax consequences:

•	No gain, loss or deduction will be recognized by Winter Sports as a result of the Reverse Split;

•	No gain or loss will be recognized by shareholders of Winter Sports upon the receipt of post-split shares in exchange for pre-split shares;

•	Each shareholder’s aggregate adjusted basis in his or her post-split shares will equal the shareholder’s aggregate adjusted basis of his or her pre-split shares exchanged, reduced by the adjusted basis attributable to any fractional shares for which the shareholder receives cash;

•	For purposes of determining whether gain or loss on a subsequent disposition of post-split shares is long-term or short-term, the holding period of the post-split shares will include the holding period of the pre-split shares;

•	Subject to the provisions of Section 302 of the Code, any shareholder whose interest in the corporation is completely terminated in the Reverse Split will recognize capital gain or loss in an amount equal to the difference between such shareholder’s adjusted basis in the pre-split shares and the cash proceeds received in the Reverse Split. Such gain or loss will constitute long-term capital gain or loss if the pre-split shares were capital assets in the hands of the shareholder and the shareholder held them for more than one year;

•	Subject to the provisions of Section 302 of the Code, any shareholder who receives both post-split shares and cash proceeds for a fractional share in the Reverse Split will, subject to certain potential limitations that depend upon his or her individual circumstances, recognize gain or loss in an amount equal to the difference between the cash proceeds received in the Reverse Split and such shareholder’s adjusted basis in the pre-split shares exchanged for the fractional share, and such gain or loss generally will constitute long-term capital gain or loss if the pre-split shares were held as capital assets for more than one year. Shareholders subject to limitations based upon their individual circumstances may recognize ordinary dividend income in an amount equal to the cash proceeds received in the Reverse Split. See Revenue Rulings 76-385 and 81-289;

•	Under the provisions of the recently-enacted Jobs and Growth Tax Relief Reconciliation Act of 2003, long-term capital gains and qualifying dividend income are generally taxed at the same rate, generally a maximum of fifteen (15) percent; and

•	Shareholders receiving cash for fractional shares will not be subject to backup withholding or information reporting with respect to the cash distributed.

OPINION OF FINANCIAL ADVISOR

On August 4, 2003, the board of directors of Winter Sports retained Willamette Management Associates, Inc. to act as its financial advisor in connection with the Reverse Split. At a meeting of the board of directors on September 18, 2003, Willamette Management Associates rendered its oral opinion, subsequently confirmed in writing on September 24, 2003, that as of such date, based upon and subject to the assumptions, factors, and limitations set forth in Willamette Management Associates’ written opinion and other factors it deemed relevant, the per share cash consideration to be received by the holders of Winter Sports fractional shares pursuant to the Reverse Split, referred to as the consideration, was fair from a financial point of view to such holders. Willamette Management Associates expressed no opinion as to the fairness of the consideration at any time prior to the September 18, 2003 board meeting. No material limitations were imposed by the board of directors with respect to the investigations made or procedures followed by Willamette Management Associates in rendering its opinion.

While Willamette Management Associates acted as financial advisor to and provided a fairness opinion to the board of directors, the decision to enter into the Reverse Split and the selection of the consideration to be received by the holders of fractional shares was made solely by the board of directors. Willamette Management Associates’ opinion along with the related presentation to the board of directors was one of many factors taken into consideration by the board of directors in making its decision to approve the Reverse Split. A discussion of factors considered by the board of directors to approve the Reverse Split is included under the heading “Background, Purpose, Structure and Effect of the Reverse Split” on page 8. Willamette Management Associates was not requested to and did not make any recommendation to the board of directors as to the form of the Reverse Split or any alternative transaction. Willamette Management Associates was not authorized to and did not solicit third party indications of interest in acquiring all or any part of Winter Sports, or investigate any alternative transactions that may be available to Winter Sports.

The full text of the written opinion of Willamette Management Associates dated September 24, 2003, which sets forth the assumptions made, procedures followed, matters considered, and limitations on the review undertaken in connection with the opinion, is included as Annex B to this proxy statement. The summary of Willamette Management Associates’ opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Winter Sports’ common shareholders are urged read the opinion carefully and in its entirety.

In arriving at its opinion, Willamette Management Associates, among other things, reviewed and considered:

•	publicly available financial, operating, and business information of Winter Sports;

•	certain internal financial analyses and forecasts for Winter Sports furnished by Winter Sports’ management;

•	certain publicly available securities and market data related to Winter Sports; and

•	financial and market data of selected public companies Willamette Management Associates deemed comparable to Winter Sports and, to the extent publicly available, financial terms of selected transactions involving companies Willamette Management Associates deemed relevant to Winter Sports;

In addition, on July 25, 2003, Willamette Management Associates met with Michael Collins, Chief Executive Officer and Jami Phillips, Chief Financial Officer, to discuss the operations, financial condition, and prospects of Winter Sports, as well as the rationale for the Reverse Split. Willamette provided no fact-specific information during the July 25, 2003 meeting. Management provided public information and limited non-public information (consisting principally of the projections set forth on page 27 below) about Winter Sports to Willamette for fact-finding purposes. Willamette Management Associates also conducted such other analyses and examinations and considered such other information and financial, economic, and market criteria as it deemed appropriate in arriving at its opinion.

For purposes of its opinion, Willamette Management Associates relied upon and assumed the accuracy and completeness of all the financial, accounting, and other information reviewed by it, and did not assume responsibility for the independent verification of such information. In that regard, Willamette Management Associates assumed, with the consent of the board of directors, that the internal financial forecasts prepared by Winter Sports management were reasonably prepared on a basis reflecting the best currently available estimates and judgments of Winter Sports management. Willamette Management Associates further relied upon the assurances of Winter Sports management that they were not aware of any facts or circumstances that would make any information provided to Willamette Management Associates, when considered in light of all of the information provided to it , inaccurate or misleading. In addition, Willamette Management Associates did not make, and was not provided with, any independent evaluation or appraisal of specific assets and liabilities (including any derivative or off-balance-sheet assets and liabilities) of Winter Sports. Willamette Management Associates made no physical inspection of Winter Sports assets or liabilities.

Willamette Management Associates analyzed Winter Sports as a going concern and accordingly expressed no opinion as to its liquidation value. Liquidation value is not an appropriate indicator of value for Winter Sports because (1) Winter Sports is an operating company, (2) management has expressed to Willamette that they have no intent to liquidate the assets of Winter Sports, and (3) Winter Sports appears to be under no impending threat of insolvency or liquidation. The opinion is based only on information available to Willamette Management Associates and the financial, market, economic, and other conditions, facts, and circumstances as they existed and were subject to evaluation on the date of its opinion. Events occurring after that date could materially affect the assumptions used by Willamette Management Associates in preparing its opinion. Willamette Management Associates assumed no responsibility to update or revise its opinion based on circumstances or events occurring after the date of its opinion.

Willamette Management Associates provided its opinion for the information and assistance of the board of directors in connection with its consideration of the Reverse Split. The opinion is not a recommendation as to how any Winter Sports common shareholder should vote with respect to the Reverse Split. The opinion does not address the board of directors’ underlying business decision to proceed with the Reverse Split.

On September 18, 2003, Willamette Management Associates made a presentation to the board of directors regarding the opinion described above. A complete copy of Willamette Management Associates’ presentation is included as Annex E to this proxy statement. The following is a summary of the material financial analyses included in Willamette Management Associates’ presentation, the following summary, however, does not purport to be a complete description of the financial analyses performed by Willamette Management Associates. In addition, the order of analyses described below does not represent relative importance or weight given to those analyses by Willamette Management Associates. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Willamette Management Associates’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on the last trading day prior to its presentation to the board of directors (September 17, 2003), and is not necessarily indicative of current market conditions. For certain calculations, Willamette Management Associates used the market price for Winter Sports’ common stock on September 9, 2003, the last trading day prior to the board’s adoption of the resolution to effect the Reverse Stock Split, referred to as the unaffected market bid price.

Key Observations

Willamette Management Associates noted the following observations regarding Winter Sports’ financial and market performance:

•	Over the last five years, revenues have declined at an average rate of approximately 5% per year

•	EBITDA margins have varied widely, ranging from a low of 9.1% (2003) to a high of 35.9% (2002)

•	Leverage is relatively modest, with debt comprising approximately 37% of total assets

•	Revenues and operating income are each projected to remain essentially flat over the next five years

•	Winter Sports’ common shares are illiquid and quoted market prices may not be a reliable indicator of value:

•	The shares are not listed on any stock exchange

•	Only 1,000 shares have traded since May 20, 2003

•	No shares traded between May 20 and September 9, 2003

Implied Value of Winter Sports

Giving effect to the consideration to be received by the holders of fractional shares, Willamette Management Associates calculated for Winter Sports the implied equity value and implied enterprise value, as well as certain valuation multiples equal to the quotient of enterprise value and selected operating data, such as revenues; earnings before interest and taxes, or EBIT, earnings before interest, taxes, depreciation, and amortization, or EBITDA; and tangible book value of invested capital, or TBVIC. Enterprise value was calculated as the sum of the market values of:

•	all outstanding shares of common stock, on a fully diluted basis; plus

•	all outstanding indebtedness as of the latest available financial statement; plus

•	all outstanding preferred stock as of the latest available financial statement.

The following table presents the results of Willamette Management Associates’ analysis:

Consideration Per Share	$17.50
Premium to Unaffected Market Price (on September 9, 2003)	34.6%
Implied Equity Value	$17.3 million
Implied Enterprise Value	$26.0 million
Implied Enterprise Value/EBIT:
Average (Fiscal 1999 – 2003)	23.5x
Implied Enterprise Value/EBITDA:
Projected Fiscal 2004	4.4x
Average	10.0x
Implied Enterprise Value/Revenues:
Average	2.0x
Implied Enterprise Value/TBVIC:
May 31, 2003	2.3x

Historical Stock Trading Analysis

Willamette Management Associates reviewed certain market and stock trading information concerning Winter Sports, including the following:

Closing Stock Price (Bid Price)	$14.50
Bid-Ask Spread	$13.00 - $14.50
Market capitalization	$14.3 million
3-Month High and Low Stock Price	$13.00 - $14.50
6-Month High and Low Stock Price	$8.00 - $14.50
12-Month High and Low Stock Price	$8.00 - $16.50
3-Month Volume of Shares Traded	1,000
6-Month Volume of Shares Traded	8,400
12-Month Volume of Shares Traded	41,900
3-Month Volume Weighted Stock Price	$13.30
6-Month Volume Weighted Stock Price	$12.89
12-Month Volume Weighted Stock Price	$13.90

Because Winter Sports common shares are not listed on any exchange (such as the New York Stock Exchange or the Nasdaq national market) and have a relatively low trading volume, Willamette Management Associates informed the board of directors that the recently quoted market prices presented above may not represent a reliable value for the Winter Sports common shares. However, Willamette Management Associates’ analysis indicated that the consideration to be received by fractional shareholders represented:

•	a premium of 34.6% based on the unaffected market bid price (September 9, 2003) of $13.00 per share;

•	a premium of 31.3% based on the one-month average market price of $13.33 per share;

•	a premium of 33.4% based on the three-month average market price of $13.11 per share;

•	a premium of 40.9% based on the six-month average market price of $12.42 per share;

•	a premium of 41.6% based on the 12-month average market price of $12.36 per share;

•	a premium of 118.8% based on the 52-week low market price of $8.00 per share;

•	a premium of 6.1% based on the 52-week high market price of $16.50 per share;

•	a discount of 16.7% based on the five-year high market price of $21.00 per share; and

•	a discount of 25.5% based on the all-time high market price of $23.50 per share.

Selected Public Company Analysis

Willamette Management Associates reviewed certain financial information for Winter Sports and compared such information to the corresponding financial information, ratios, and public market multiples for the following publicly traded companies:

•	American Skiing, Inc.

•	Intrawest Corp.,

•	Vail Resorts, Inc.

Although none of the selected companies is directly comparable to Winter Sports, the companies included were selected because they are publicly traded companies operating primarily in the ski resort industry. For each of these selected companies, Willamette Management Associates calculated valuation multiples equal to the quotient of enterprise value and selected operating data and compared these valuation multiples with the implied transaction valuation multiples. The following data is based on Willamette Management Associates’ selected company analysis:

	Range of Public Company Multiples				Transaction
Consideration
	Low	High	Mean	Median	Multiples

Enterprise Value/EBIT:
Average (Fiscal 1999 through 2003)	17.1x	19.6x	18.4X	18.4x	23.5x
Enterprise Value/EBITDA:
Projected Fiscal 2004	6.9x	8.3x	7.6X	7.6X	4.4x
Average	8.8x	15.1x	11.7X	11.3x	10.0x
Enterprise Value/Revenues:
Average	1.8x	2.2x	1.9X	1.9X	2.0x
Enterprise Value/TBVIC:
May 31, 2003	1.0x	5.6x	2.6x	1.2X	2.3x

Willamette Management Associates noted that (i) the transaction consideration multiple based on enterprise value to EBIT was above the range of public company multiples, (ii) the transaction consideration multiples based on enterprise value to average EBITDA, average revenues, and book value were within the range of public company multiples, and (iii) the transaction consideration multiple based on enterprise value to average EBITDA was below the range of public company multiples.

There are inherent differences between the businesses, operations, and prospects of Winter Sports and the selected public companies. Accordingly, Willamette Management Associates believed that it was inappropriate to, and therefore did not, rely solely on the above-described quantitative results of this analysis and accordingly also made qualitative judgments concerning differences between the financial and operating characteristics and prospects of Winter Sports and the selected public companies that would, in Willamette Management Associates’ opinion, affect the public market valuation of such companies. Specifically, Winter Sports is significantly smaller than the selected public companies and has lower profit margins, a single resort location, and less access to capital.

Willamette Management Associates concluded that the selected public company analysis was supportive of its opinion as to the fairness of the consideration to be paid to the stockholders of fractional shares pursuant to the Reverse Split.

Selected Transactions Analysis

Willamette Management Associates analyzed certain publicly available information relating to the following selected transaction:

•	Vail Resorts, Inc./Heavenly Ski Resort (May 2002)

Although the selected transaction is not directly comparable to Winter Sports, the transaction was selected because its involves a recent transaction with sufficient publicly available information and a target company operating primarily in the ski resort industry. For the selected transaction, Willamette Management Associates calculated valuation multiples equal to the quotient of enterprise value or market value of equity and selected operating data and compared these valuation multiples with the implied transaction valuation multiples. The following data is based on Willamette Management Associates’ selected transactions analysis:

	Heavenly	Transaction
	Transaction	Consideration
	Multiples	Multiples

Enterprise Value/EBITDA:
Latest Twelve Months	7.1x	27.7x
Average (Fiscal Years 2000 – 2004)	—	7.3x
Enterprise Value/Revenues
Latest Twelve Months	1.9x	2.5x
Average	—	1.9x

Willamette Management Associates noted that the transaction consideration multiples were comparable to or above the range of public company multiples derived from its selected transactions analysis.

Discounted Cash Flow Analysis

Willamette Management Associates performed a discounted cash flow analysis using projections and assumptions regarding the future results of operations of Winter Sports that were prepared by Winter Sports management. Willamette Management Associates calculated an implied net present value of net free cash flows for Winter Sports for the September 2003 through fiscal 2008 period using discount rates ranging from 12.0% to 14.0% based on weighted average cost of capital calculations, quantitative and qualitative assessments of the projections, and relevant valuation expertise. Willamette Management Associates calculated a range of implied values per common share using Winter Sports management’s projections and implied terminal value indications in the year 2008 based on reasonable multiples of EBITDA and discounting these terminal values to an implied present value using discount rates ranging from 12.0% to 14.0%. The discounted cash flow analysis resulted in a range of estimated values of $10.20 to $14.90 per common share of Winter Sports. Willamette Management Associates noted that the Reverse Split consideration of $17.50 per share is above the range of per share values indicated by its discounted cash flow analysis.

Transaction Premiums Analysis

Willamette Management Associates reviewed certain publicly available data regarding price premiums paid in selected “going private” transactions structured as reverse stock splits occurring between January 2000 and June 30, 2003. Because there were relatively few going private transactions during this period for which adequate price premium data was available, Willamette Management Associates also reviewed certain data compiled by Factset Mergerstat regarding price premiums paid in selected corporate transactions structured as mergers or acquisitions occurring in 2002 and the first half of 2003. Willamette advised management that these transactions, while not directly analogous to going-private transactions, were helpful in assessing overall values of comparable companies. Although the Reverse Split is not a merger or acquisition transaction, Willamette Management Associates noted that such data was useful for purposes of this analysis.

Price premiums were determined as the percentage difference between the price paid for the target company common stock and the reported market price of the target company common stock prior to announcement of the transaction. The table below provides the median price premiums for each category of identified transactions:

	Median Price Premiums

	First Half
	Of 2003	2002

All Transactions	32.6%	34.4%
Leisure & Entertainment Industry [a]	31.6%	59.6%
Transaction Value Between $0 to $25 Million	38.8%	49.4%
Going Private Transactions:
Traditional Buyouts	33.9%	40.0%
Reverse Stock Splits [b]	39.5%	—

a.	Average premiums

b.	Transactions occurring since January 2000

Willamette Management Associates noted that for the proposed Reverse Split, the premium to the unaffected market bid price (on September 9, 2003) of Winter Sports common shares is 34.6%, which is comparable to the median price premiums indicated by its transaction premiums analysis.

The preceding discussion is a summary of the material financial analyses furnished by Willamette Management Associates to the board of directors, it does not purport to be a complete description of the analyses performed by Willamette Management Associates or its presentation to the board of directors. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. Willamette Management Associates made no attempt to assign specific weights to particular analyses or factors considered, but rather made qualitative judgments as to the significance and relevance of all the analyses and factors considered and determined to give its fairness opinion as described above. Accordingly, Willamette Management Associates believes that its analyses, and the summary set forth above, must be considered as a whole, and that selecting portions of the analyses or the summary without considering the analyses as a whole, could create an incomplete view of the processes underlying Willamette Management Associates’ opinion.

With regard to the selected public companies and selected transactions analyses summarized above, Willamette Management Associates selected public companies and transactions on the basis of various factors, including similarity of the line of business of Winter Sports; however, no company used in these analyses is identical to Winter Sports and no transaction is identical to the Reverse Split. As a result, these analyses are not purely mathematical, but also take into account differences in financial and operating characteristics of the selected companies and transactions and other factors that could affect the transaction or public trading value of the selected companies and transactions to which Winter Sports is being compared.

In its analyses, Willamette Management Associates made numerous assumptions with respect to Winter Sports, industry performance, general business, economic, market and financial conditions, and other matters, many of which are beyond the control of Winter Sports. Any estimates contained in Willamette Management Associates’ analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by these analyses. Willamette Management Associates prepared its analyses solely for purposes of providing its opinion to the board of directors. The analyses do not purport to be appraisals or to necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, Willamette Management Associates assumes no responsibility if future results are materially different from those estimates.

Willamette Management Associates is regularly engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, employee stock ownership plan transactions, leveraged buyouts, restructurings, and valuations for estate, corporate, and other purposes. Willamette Management Associates is independent of Winter Sports. Willamette Management Associates was selected by the board of directors based, among other things, on Willamette Management Associates’ valuation and financial advisory experience, reputation, and familiarity with Winter Sports. Neither Willamette Management Associates nor any of its employees involved in the preparation of the opinion has a present or intended future financial interest in Winter Sports.

Pursuant to the terms of Willamette Management Associates’ engagement letter with the board of directors, dated August 4, 2003, Winter Sports will pay Willamette Management Associates a fee of $65,000 in connection with its opinion, which fee is not contingent on the results of its analysis or the completion of the Reverse Split. In addition, Winter Sports has agreed to reimburse Willamette Management Associates for its reasonable expenses, including attorneys’ fees and disbursements, and to indemnify Willamette Management Associates and related persons against various liabilities, including certain liabilities under the federal securities laws. Neither Winter Sports or the board of directors has paid any other fees to Willamette Management Associates in the last two years. However, Willamette Management Associates provided certain valuation advisory services to Winter Sports in November 1993 and October 1998.

CERTAIN PROJECTIONS

The Company does not as a matter of course make public forecasts as to future operations, but management did prepare certain projections in August, 2003 which it provided to Willamette in connection with their fairness opinion. The projections set forth below are included in this proxy statement solely because such information was provided by management to Willamette in August, 2003 and was used in connection with Willamette’s September 24, 2003 fairness opinion and related presentation to the board of directors. See “Opinion of Financial Advisor.”

The projections set forth below were not prepared with a view toward public disclosure, and you should not rely upon them. The projections were prepared by our management for internal purposes. They were not prepared in compliance with the published guidelines of the SEC, the Public Company Accounting Oversight Board, or the American Institute of Certified Public Accountants regarding prospective financial information. The information was not prepared with the assistance of, nor was it reviewed, compiled or examined by, our attorneys, financial advisor or independent accountants. The projections reflect numerous assumptions, all made by the Company’s management, about industry performance, general business conditions, economic market and financial conditions, and various other matters. All of these matters are difficult or impossible to predict and many of them are beyond our ability to control. Accordingly, we offer no assurance that the assumptions made in preparing the projections will prove accurate, and actual results may differ materially and adversely from those contained in the projections contained in this proxy statement. You should not view the inclusion of projections in this proxy statement as an indication that we or our financial advisors, accountants, attorneys, officers or directors consider them an accurate predictor of future events or that we believe they are necessarily achievable. In light of the uncertainties inherent in these projections we caution you against relying on these projections, and we do not intend to update them after the date of this proxy statement.

	Projected Years Ending May 31:
(Dollars in thousands)	2004	2005	2006	2007	2008
Resort Revenues	$13,787	$13,787	$13,787	$13,787	$13,787
Cost of Goods Sold	2,799	2,799	2,799	2,799	2,799

Gross Margin	10,988	10,988	10,988	10,988	10,988
Operating Expenses	10,832	10,828	10,752	10,765	10,777

Operating Income	156	160	236	223	211
Other Income:
Land Sales	3,383	2,820	3,395	2,860	3,395
Income from Big Mountain Water Co.	1	1	1	1	1
Income from Big Mountain Development Corporation	479	641	655	641	655

Total Other Income	3,863	3,462	4,051	3,502	4,051

Pretax Income	4,019	3,622	4,287	3,725	4,262
Income Tax	(1,608)	(1,449)	(1,715)	(1,490)	(1,705)

Net Income	2,411	2,173	2,572	2,235	2,557

     The following are material assumptions used in the Company’s preparation of the foregoing projections and other relevant information:

     (1)  Resort revenue projections are based on 260,000 skier visits and 45,000 summer lift riders. Both of these numbers represent the average over the last 13 years, not adjusted for air service, the Canadian exchange rate, or other issues affecting travel. Although winter skier visits or summer lift riders do not reflect all of the visitors the resort experiences (i.e., a member of the family may not ski, but they may shop at the retail stores or eat at the restaurants), management believe this is a common measure used in the industry for comparison and budgeting purposes.

     (2)  The foregoing projections are based on the assumption that the resort would open during the latter part of December. Big Mountain Resort does have snowmaking in place so that beginner and intermediate runs will be available before that if temperatures allow. The combination of good snowmaking and natural snow will help provide a good base in the early season, which in turn helps the latter part of the season. The resort generally opens, pending conditions, on Thanksgiving Day each year.

     (3)  Approximately half of our skier visitation, or 130,000 skier visits, are generated from season pass holders; the others (130,000) are assumed to be day or multi-day ticket holders. The overall revenue projected from day or multi-day ticket holders is based on revenue per rider. This includes retail, rental, ski school, and lessee revenue. Big Mountain sells early season passes from April to mid-May for the following winter season at a discounted rate. At the time of sale, the revenue is recorded as deferred on the balance sheet. As the skier visits the resort, a percentage of the revenue is recognized as the pass is scanned.

     (4)  Management projected expenses to remain relatively flat with a 3%-5% increase. The projections above were based on the assumption that the reverse split would be concluded by December 2003.

     (5)  Management projected 18 single family homesite sales each year and 12 town home sales each year. These numbers are dependent on economic conditions, timing into the market and the continued involvement of Hines Resorts under the terms of the Master Development Agreement. We also projected a condominium project every other year, based on the construction cycle of Morning Eagle Condominium. This revenue will be received by Big Mountain Development Corporation.

RISK FACTORS

Some of the material contained in this proxy statement is “forward looking information.” Forward looking information discussed in this proxy statement includes management’s plans and objectives for effecting the Reverse Split and the benefits we expect to derive from that transaction. Predictions of future events are inherently uncertain, and you should not construe these statements as promises of anticipated courses of action or as assurances of expected outcomes. Many of the forward looking statements in this proxy statement can be identified by the use of future-tense or predictive verbs such as “will,” “are expected to,” “should,” “may” and words of like meaning or implication. A number of factors that are beyond management’s control may cause us to deviate from our expectations as stated herein, and we may be unable to attain the desired results. Some of the factors that could cause us to deviate from our plans or to vary from our expectations are set forth in this section, but given the unpredictability of future economic, business and operational events, and the wide variety of factors that could affect those events, you should not assume this list is complete. Moreover, management cannot undertake to update these factors and will not provide subsequent guidance about such matters unless required by the Exchange Act.

Risks Associated With Remaining A Shareholder

We may not realize the intended benefits from the Reverse Split.

We are proposing the Reverse Split for your consideration and vote with the primary goal of reducing administrative costs that consist of legal and accounting fees associated with our Exchange Act filings and mailings and related costs associated with communicating with large numbers of shareholders and in freeing substantial management time and attention that is currently devoted to Exchange Act compliance. We will not effect the Reverse Split, even if the shareholders approve that proposal, unless management determines that the Reverse Split would reduce the number of record shareholders to fewer than 300, but even if we do conclude the Reverse Split, we may face unanticipated administrative or other expenses that equal or exceed the amount of the expected savings. If management determines the Reverse Split will not reduce the number of record shareholders to fewer than 300, we will not conclude the Reverse Split, will not deregister our stock under the Exchange Act, and will continue to file reports thereunder.

The lack of liquidity for shares of our common stock following the Effective Time may adversely affect the value of our shares.

Following the Reverse Split, we expect to have fewer than 300 shareholders. If that occurs, we are entitled to, and we intend to de-register our common stock under the Exchange Act. Once we de-register our common stock, our shares will no longer be traded on the OTC and we will no longer file reports with the SEC. As a result, there will be no effective public trading market for our shares and shareholders desiring to sell their shares may find it difficult or impossible to find a buyer for their shares. This lack of liquidity will adversely affect your ability to sell your shares and may reduce the price a buyer, if any, is willing to pay for the shares.

We do not intend to pay cash dividends or make other distributions to our shareholders in the foreseeable future.

We have not paid cash dividends on our common stock during the last 20 years and we do not intend to do so in the foreseeable future. Unless and until we declare and pay dividends, shareholders will not receive any distribution with respect to their shares.

Continuing shareholders will remain subject to the operational and other risks facing Winter Sports, and those risks, if realized, could reduce the value of their shares of common stock.

Following the Reverse Split, we will continue to face many of the same business, financial and operational risks we have faced in the past and that have been described in our annual report. There is no guarantee that we will be able to adequately address these risks and the value of your shares may never reach $17.50 or more per share.

Risks Associated with Not Being A Shareholder

Shareholders who are cashed out will forfeit the opportunity to participate in any future growth in the value of their shares.

Shareholders who are cashed out in the Reverse Split will no longer be shareholders in Winter Sports (unless they subsequently acquire shares from other shareholders after the Effective Time) and thus will no longer participate in any growth in the value of their shares that may occur in the future. It is possible that the value of our shares could exceed $17.50 per share.

CERTAIN EFFECTS OF THE REVERSE SPLIT

The Reverse Split constitutes a “going private” transaction under the U.S. securities laws. If there are fewer than 300 shareholders following the Reverse Split transaction, Winter Sports intends to file a notice of termination of registration with the Securities and Exchange Commission. As a result, our stock will no longer be publicly traded or quoted on the OTC, we will no longer be required to file periodic and other reports with the Securities and Exchange Commission, and we will formally terminate our reporting obligations under the Exchange Act.

EXCHANGE OF STOCK CERTIFICATES

It is currently anticipated that U.S. Bank will serve as exchange agent to receive stock certificates of Winter Sports and to send cash payments to our shareholders entitled to receive them. Promptly following the effective date of the Reverse Split, the exchange agent will send a letter of transmittal to each affected shareholder, which will describe the procedures for surrendering stock certificate(s) in exchange for the cash consideration along with instructions for replacement of lost stock certificates. Upon receipt of the certificate(s) and properly completed letters of transmittal, the exchange agent will make the appropriate cash payment within approximately 20 business days. No interest will accrue on the cash consideration.

Please do not send in any stock certificates at this time.

EFFECTIVE TIME

The effective time of the Reverse Split will occur when the Secretary of State of the State of Montana accepts for filing the amendment to the Articles of Incorporation of Winter Sports, as amended.

REGULATORY APPROVALS

Winter Sports is not aware of any material governmental or regulatory approval required for completion of the transaction, other than compliance with the relevant federal and state securities laws and the corporate laws of Montana.

ESCHEAT LAWS

The unclaimed property and escheat laws of each state provide that under circumstances defined in that state’s statutes, holders of unclaimed or abandoned property must surrender that property to the state. Persons whose shares are eliminated and whose addresses are unknown to Winter Sports, or who do not return their stock certificates and request payment therefor, generally will have a period of years from the Effective Time in which to claim the cash payment payable to them. For example, with respect to shareholders whose last known addresses are in Montana, as shown by the records of Winter Sports, the period is five years. Following the expiration of that five-year period, the Uniform Unclaimed Property Act of Montana would likely cause the cash payments to escheat to the State of Montana. For shareholders who reside in other states or whose last known addresses, as shown by the records of Winter Sports, are in states other than Montana, such states may have abandoned property laws which call for such state to obtain either (i) custodial possession of property that has been unclaimed until the owner reclaims it; or (ii) escheat of such property to the state. Under the laws of such other jurisdictions, the “holding period” or the time period which must elapse before the property is deemed to be abandoned may be shorter or longer than five years. If Winter Sports does not have an address for the holder of record of the shares, then unclaimed cash-out payments would be turned over to its state of incorporation, the state of Montana, in accordance with its escheat laws.

DISSENTERS’ OR APPRAISAL RIGHTS

Any Cashed-Out Shareholder of Winter Sports may, as an alternative to receiving a consideration specified in this proxy statement, dissent from the Reverse Split and obtain payment of the fair value of such shareholder’s shares of common stock pursuant to Sections 35-1-826 through 35-1-839 of the Montana Business Code Annotated (“MCA”). The following is a summary of the rights of Winter Sports’ shareholders who dissent from the Reverse Split. It does not purport to be complete and is qualified in its entirety by reference to Sections 35-1-826 through 35-1-839 of the MCA, a copy of which is attached as Annex C to this proxy statement.

To exercise these rights, you must:

•	deliver to Winter Sports, at any time before the May 6, 2004 vote concerning the Reverse Split, written notice of your intent to demand payment for your shares if the Reverse Split is effected; and

•	you must not vote in favor of the Reverse Split.

If you fail to deliver the notice on time or if you vote in favor of the Reverse Split, you will not have any dissenters’ rights. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the Reverse Split, which also will have the effect of waiving your dissenters’ rights.

If the Reverse Split is approved by the required vote, Winter Sports is required to deliver a written dissenters’ notice to all shareholders who gave a timely notice of intent to demand payment and who did not vote in favor of the Reverse Split. The notice must be sent by Winter Sports no later than 10 days after the Reverse Split is approved and must:

•	state where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

•	inform shareholders of uncertificated shares to what extent transfer of the shares will be restricted after the payment is received;

•	supply a form for demanding payment that includes the date of the first announcement to the news media or to shareholders of the terms of the proposed corporate action and that requires the person asserting dissenters’ rights to certify whether or not such shareholder acquired beneficial ownership of the shares before that date;

•	set a date by which Winter Sports must receive the payment demand, which may not be fewer than 30 nor more than 60 days after the date the required dissenters’ notice is delivered; and

•	be accompanied by a copy of Sections 35-1-826 through 35-1-839 of the MCA.

If you exercise dissenters’ rights, once you receive a written dissenters’ notice as described above, you must within the time set forth in the dissenters’ notice:

•	demand payment;

•	certify whether you acquired beneficial ownership of your shares for which dissenters’ rights are demanded before the date set forth in the dissenters’ notice; and

•	deposit your certificates in accordance with the terms of the dissenters’ notice.

A shareholder who does not demand payment or deposit certificates where and when required is not entitled to payment for such shareholder’s shares under the dissenters’ rights statutes. A shareholder who timely demands payment and deposits his certificates as requested by the dissenters’ notice retains all other rights of a shareholder until such rights are canceled by the consummation of the Reverse Split. Winter Sports may restrict the transfer of uncertificated shares from the date of the demand for payment until the Reverse Split is consummated; however, the holder of uncertificated shares retains all other rights of a shareholder until those rights are canceled by the consummation of the Reverse Split.

Except as provided in the following paragraph, as soon as the Reverse Split is effectuated or upon receipt of the demand for payment, Winter Sports must pay each dissenter who complied with the foregoing requirements the amount Winter Sports estimates to be the fair value of the dissenters’ shares plus accrued interest. The payment must be accompanied by certain financial information concerning Winter Sports, a statement of Winter Sports’ estimate of the fair value of the shares, an explanation of how the interest was calculated, a statement of the dissenter’s right to demand payment if the dissenter is dissatisfied with the payment offer, and a copy of Sections 35-1-826 through 35-1-839 of the MCA.

If the Reverse Split does not occur within 60 days after the date set in the dissenters’ notice for demanding payment and depositing certificates, Winter Sports must return the deposited certificates and release the transfer restrictions imposed on uncertificated shares. Notwithstanding the foregoing, Winter Sports may elect to withhold payment from any dissenter with respect to shares of which the dissenter or the person on whose behalf the dissenter acts was not the beneficial owner before September 25, 2003, the date of the first announcement to the news media of the terms of the Reverse Split. If Winter Sports elects to withhold such payments, after the consummation of the Reverse Split, Winter Sports must estimate the fair value of the shares plus accrued interest and pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. Winter Sports must send with its offer a statement of its estimate of fair value of the shares, an explanation of how interest was calculated and a statement of the dissenter’s right to demand payment if he is dissatisfied with the offer.

A dissenter may notify Winter Sports in writing of the dissenter’s own estimate of the fair value of the dissenter’s shares and the amount of interest due with respect thereto and may demand payment of the dissenter’s estimate, less any previous payment, or reject Winter Sports’ offer and demand payment of the fair value of the dissenter’s shares and the interest due if (i) the dissenter believes that the amount paid or offered is less than the fair value of the dissenter’s shares or that the interest due is incorrectly calculated, (ii) Winter Sports fails to make payment within 60 days after the date set for demanding payment, or (iii) Winter Sports fails to effectuate the Reverse Split and does not return the deposited certificates or release the transfer restrictions on uncertificated shares within 60 days after the date set for demanding payment. A dissenter waives the right to demand payment of the dissenter’s own estimate of the fair value of the dissenter’s shares or of the fair value of the dissenter’s shares unless the dissenter notifies Winter Sports of his demand in writing within 30 days after Winter Sports made or offered payment for the dissenter’s shares.

Within 60 days after any such subsequent demand is submitted by a shareholder, if such demand remains unsettled, Winter Sports is required to file in an appropriate court in Montana, a petition to determine the fair value of the shares and accrued interest. If Winter Sports does not commence the proceeding within the 60-day period, it is to pay each dissenter whose demand remains unsettled the amount demanded. The court may appoint an appraiser to assist in determining the fair value of the shares. Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of the dissenter’s shares plus interest exceeds the amount paid by Winter Sports or for the fair value plus accrued interest of his after-acquired shares for which Winter Sports elected to withhold payment. The costs of any such court proceedings (including the compensation and expenses of any appraiser appointed by the court) will be assessed against Winter Sports except that the court may assess any part of those costs as an expense against all or some dissenters who are parties to the proceeding and whose action in demanding a payment in addition to that offered by Winter Sports the court finds to be arbitrary, vexatious or not in good faith. The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable, (1) against Winter Sports and in favor of any or all dissenters if the court finds that Winter Sports failed to comply substantially with the dissenters’ rights statutory requirements or (2) against either Winter Sports or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and should not be assessed against Winter Sports, it may award to the counsel reasonable fees to be paid out of the amount awarded to the dissenters who were benefited.

Winter Sports shareholders considering exercising dissenters’ rights should bear in mind that the fair value of their shares determined under Sections 35-1-826 through 35-1-839 could be more than, the same as or less than the value of the consideration they will receive pursuant to the Reverse Split if they do not exercise dissenters’ rights.

Any shareholder contemplating the exercise of dissenters’ rights is urged to review the full text of the dissenters’ rights statutes, Sections 35-1-826 through 35-1-839 of the MCA. The procedures set forth in the dissenters’ rights statutes must be followed exactly or dissenters’ rights may be lost.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE
AMENDMENT OF WINTER SPORTS’ ARTICLES OF INCORPORATION, AS AMENDED, TO EFFECT A
REVERSE STOCK SPLIT OF WINTER SPORTS’ COMMON STOCK

ITEM 2 - ELECTION OF DIRECTORS

Our Articles of Incorporation and Bylaws provide for a board of directors comprised of nine persons, each of whom is to be elected at the annual shareholder meeting and serves a one year term or until his or her successor is elected and qualified. Under our Articles of Incorporation, shareholders are entitled to cumulate votes for election to the board of directors as further described below.

Information About Directors and Nominees for Election

Each of the nominees listed below is a current director of Winter Sports. The names and ages of the nominees, the years they became directors, their principal occupations for the past five years and certain other information are as follows:

Charles R. Abell, age 64, has been a director since 1992. He has been president/CEO of the Whitefish Credit Union, Whitefish, Montana since 1967 and is a Whitefish native. He is a business graduate of the University of Montana with emphasis on marketing and finance. Mr. Abell is a past member of the Whitefish City-County Planning Board, Flathead Basin Commission and Lakeshore Preservation Committee. He is past chairman of the Whitefish School Board, North Valley Hospital Board and Rotary Club president. He is a member of the Resort Tax Oversight Committee, the North Valley Toastmasters, and a director of Big Mountain Development Corporation.

Jerome T. Broussard, age 62, has been a director since 2000. Mr. Broussard is president of Broussard Holding Company, a private investment firm, and was president of Columbia Falls Aluminum Company in Columbia Falls, Montana from 1985 until 1993. Mr. Broussard serves on the Business Council of Tulane University and the President’s Council of Colorado School of Mines.

Brian T. (Tim) Grattan, age 65, has been a director since 1981. He has owned and managed a real estate development company in Whitefish, Montana since 1971, and is the developer and a general partner of Grouse Mountain Lodge in Whitefish. He is a director of the Glacier Park International Airport Board and is a director of Big Mountain Development Corporation. Mr. Grattan is past chairman of the board of the Montana Chamber of Commerce and was formerly general manager of Big Mountain Sewer District.

Dennis L. Green, age 56, has been a director since 1986, is Chair of the Board of Directors, and is currently consulting as Acting Chief Executive Officer. He has been the president of Dasen Company and Flathead County Title Company since 1986, and president and general manager of Budget Finance since 1975. He is past chapter chairman of the Northwest Chapter of the American Red Cross. Mr. Green is the past vice chair and current chairman of the board of directors of the American Red Cross Blood Services - Louis and Clark Region - Idaho, Montana and Utah, a member of the board of directors of Flathead Industries, president of the Montana Consumer Finance Association and is a director and vice president of Big Mountain Development Corporation. Mr. Green is past president of Evergreen Bancorporation and a former director of First National Bank of Whitefish and First National Bank of Eureka.

Charles P. Grenier, age 54, has been a director since 1997. He was the executive vice president of Plum Creek Timber Company, Inc. of Columbia Falls, Montana from 1994 until 2000 and served as a director from 1995 to 2000. Mr. Grenier is a board member of The Montana Nature Conservancy and Jobs Now. Mr. Grenier formerly served on the board of the University of Montana Foundation, the APA, The Engineered Wood Association, and the Montana Nature Conservancy.

Jerry J. James, age 56, has been a director since 1997. He is a senior vice president for Flathead Bank Holding Company of Bigfork, Montana which owns banks in Bigfork, Lakeside, Belgrade and Ennis, Montana. He served as the president of the Kalispell Bank of First Interstate Bancsystem of Montana, Inc. from 1992 until his resignation in August, 2000. He served as executive vice president of First Interstate Bank of Wyoming from 1985 until 1992. Mr. James serves as a board member for Flathead Bank Holding Company, Flathead Bank of Bigfork, Valley Bank of Belgrade and Valley Bank of Ennis. He is a past board member of the Montana Bankers Association, Big Brothers/Sisters, the Whitefish Rotary Club, Flathead Education Association, the Northwest Chapter of the American Red Cross, the Kalispell Development Corporation, and Jobs Now.

Michael T. Jenson, age 56, has been a director since 1995. He has been the owner of the Whitefish Gallery and Jenson Studio in Whitefish, Montana, for 27 years and is a member of the Whitefish Community Foundation. Mr. Jenson previously served as the Mayor of the City of Whitefish, as a member of the board of directors of Flathead Valley Community College, and is a past member of the Whitefish City-County Planning Board.

Darrel R. (Bill) Martin, age 79, has been a director since 1957. He is the president of Manions, a lease and rental company in Kalispell, Montana. He previously served as executive director of Flathead Convention and Visitors Association, as president and chairman of Winter Sports, Inc. and as a director of Glacier Bancorp, Inc., a bank holding company, and Glacier Bank, its operating bank subsidiary. Mr. Martin also serves as a director of Big Mountain Development Corporation.

Michael J. Muldown, age 58, has been a director since 1993. He is employed in real estate sales with Coldwell Banker – Wachholz and Company. Mr. Muldown previously owned an independent insurance agency in Whitefish, Montana after retiring from Allstate Insurance Company in November, 2000. He is a Whitefish native, a former ski patrolman and an avid skier.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR
THE ELECTION OF THE ABOVE NOMINEES AS DIRECTORS OF WINTER SPORTS

Cumulative Voting; Use of Proxies

In voting for directors, a shareholder is entitled to nine votes for each share of common stock held. A shareholder may cast votes evenly for all directors, may accumulate such votes and cast them all for one nominee or distribute votes among two or more nominees. Each director is elected by a plurality of the votes cast with respect to the election of such director. Any shares not voted (whether by abstention, broker non-vote or vote withheld) are not counted as votes cast for or against the nominees and will be excluded from the vote.

The proxy which accompanies this proxy statement provides for the following three methods of voting:

1.	If you check the box “FOR ALL NOMINEES” your votes will be evenly distributed among the nominees.

2.	If you check the box “WITHHOLD VOTES FROM ALL NOMINEES” your shares will not be voted in the election of directors; however, your shares will be counted toward a quorum and will be voted on any other business that may properly come before the meeting in the discretion of the proxy holders.

3.	If you check the box “WITHHOLD VOTES FROM ONE OR MORE INDIVIDUAL NOMINEES” and strike out the name of one or more of the nine nominees, your votes will be evenly cast for remaining nominees. For example, if you own 100 shares and you check this box, and strike out the names of two nominees, your 900 votes would be evenly distributed among the other seven nominees.

If you wish to cast or accumulate your votes in a manner other than one of the three methods described above, you must attend the meeting in person or designate some other person to act as your proxy by use of a written proxy other than the proxy which is enclosed with this proxy statement.

Winter Sports’ by-laws provide that nominations for election to the board of directors may be made by the board of directors, by a nominating committee appointed by the board of directors, or by any shareholder entitled to vote for the election of directors. Nominations other than those made by the board of directors or its nominating committee are to be in writing and must be delivered or mailed to the president of Winter Sports not less than thirty (30) days nor more than sixty (60) days prior to the annual meeting of shareholders. If any of the nominees become unavailable for election for any presently unforeseen reason, the discretionary authority provided in the proxy will be exercised to vote for any alternate nominee who may be designated by the board of directors.

Board Committees

The Audit Committee members are Charles R. Abell, Jerome T. Broussard, Jerry J. James, and Charles P. Grenier, who replaced Dennis L. Green on the Audit Committee as of November 21, 2002. Our chief executive officer and chief financial officer ordinarily attended audit committee meetings for the purpose of providing information and answering questions, but the audit committee also meets in executive session and meets periodically with Winter Sports’ certifying accountants outside the presence of management. The Audit Committee held six (6) meetings during the fiscal year ended May 31, 2003. Functions of the Audit Committee include annually recommending an independent auditor, and receiving and reviewing the reports submitted by them. The Audit Committee also oversees and determines the duties and responsibilities of the internal accounting staff, and receives and reviews reports submitted by the internal staff. The board of directors has adopted a written charter for the Audit Committee, which was attached as Appendix A to the proxy statement filed on September 16, 2002.

The Incentive/Compensation Committee members are Dennis L. Green, Charles P. Grenier, Jerry J. James, Darrel R. (Bill) Martin and Michael Muldown. Functions of the Incentive/Compensation Committee include negotiations and approval of executive employment agreements and periodic executive performance evaluations. During fiscal year 2003, two meetings were held by the Incentive/Compensation Committee.

Members of the Executive Committee are Dennis L. Green, Brian T. (Tim) Grattan, Jerry J. James, Michael T. Jenson and Darrel R. (Bill) Martin. The Executive Committee held no meetings during the fiscal year ended May 31, 2003.

Members of the Nominating Committee are Jerome J. Broussard, Dennis L. Green, Charles P. Grenier, Michael T. Jenson and Michael J. Muldown. No meetings were held by the Nominating Committee during the fiscal year ended May 31, 2003. Shareholders may submit nominations for the board of directors by making such nominations in writing to be delivered or mailed to the president of Winter Sports not less than thirty (30) days, nor more than sixty (60) days, prior to the annual meeting of shareholders.

Meetings of Board of Directors and Committees

During the fiscal year ended May 31, 2003, the board of directors held twelve (12) meetings. During their term in office all directors attended 75% or more of the total number of the meetings of the board of directors and all committees of the board of directors on which a director served.

Directors’ Compensation

Our non-employee directors received an annual fee of $ 6,500 during fiscal year 2003. Directors are paid on a pro rata basis for the months they serve as a director of Winter Sports during each fiscal year. No additional fees are paid for serving on a committee of the board of directors.

VOTING SECURITIES
AND
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Voting Securities

The only voting securities of Winter Sports are shares of common stock, of which there were 988,668 shares outstanding as of February 27, 2004. Each share is entitled to one vote, except that cumulative voting is permitted in the election of directors.

Beneficial Owners

To Winter Sports’ knowledge, the following were the only beneficial owners of 5% or more of the outstanding common stock of Winter Sports as of February 27, 2004. The table also shows the anticipated beneficial ownership by such persons after the Reverse Split transaction. Except as otherwise specified, each named beneficial owner has sole voting and investment power with respect to the shares set forth opposite his or her name.

	Before Reverse Split Transaction			After Reverse Split Transaction

	Shares of Common		Percentage of	Shares of Common	Percentage of
Name	Stock		Shares Outstanding	Stock	Shares Outstanding
Dennis L. Green P.O. Box 1888 Kalispell, MT 59903	248,869	(1)	25.2%	1,659	26.3%

Richard A. Dasen and Susan D. Dasen 400 West Valley Drive Kalispell, MT 59901	247,500	(2)	25.0%	1,650	26.1%

Budget Finance P.O. Box 22 Kalispell, MT 59903	247,200	(1), (2)	25.0%	1,648	26.1%

	Before Reverse Split Transaction			After Reverse Split Transaction

	Shares of Common		Percentage of	Shares of Common	Percentage of
Name	Stock		Shares Outstanding	Stock	Shares Outstanding
Jerome T. Broussard P.O. Box 428 Whitefish, MT 59937	102,000	(3)	10.3%	680	10.8%

Mary Jane Street Living Trust P.O. Box 806 Whitefish, MT 59937	73,177	(4)	7.4%	487	7.7%

Mary Jane Street P.O. Box 806 Whitefish, MT 59937	73,177	(4)	7.4%	487	7.7%

Darrel R. (Bill) Martin 1429 Hwy. 2 West Kalispell, MT 59901	50,250	(5)	5.1%	335	5.3%

(1)  Mr. Green owns 1,520 shares and shares investment and voting power with respect to 247,200 shares owned by Budget Finance, a wholly owned subsidiary of Dasen Company. Mr. Green is a shareholder, a director and president of Dasen Company and is president of Budget Finance. Also includes 149 shares held by a son, over which Mr. Green shares voting power.

(2)  Mr. and Mrs. Dasen own 300 shares directly and share investment and voting power with respect to 247,200 shares owned by Budget Finance, a wholly owned subsidiary of Dasen Company. Mr. and Mrs. Dasen are the controlling shareholders of Dasen Company. On September 24, 2003, Budget Finance sold 50 shares of common stock to Jerry James, a director, for a price of $14.50 per share.

(3)  Includes 102,000 shares owned by a limited partnership controlled by Mr. Broussard. Mr. Broussard shares voting and investment power over these shares.

(4)  Mary Jane Street has investment and voting power with respect to the 73,177 shares owned by the Mary Jane Street Living Trust.

(5)  Mr. Martin owns 25,350 shares and shares investment and voting power with respect to 24,900 shares held in a trust held by his wife.

Management

The following table sets forth as of February 27, 2004 the number of shares of common stock owned by (i) each director and nominee, (ii) the executive officers named in the Summary Compensation Table, and (iii) all directors and executive officers named in the Summary Compensation Table as a group. The table also shows the anticipated beneficial ownership by such persons after the Reverse Split transaction. Except as otherwise specified, each named beneficial owner has sole voting and investment power with respect to the shares set forth opposite his name.

	Before Reverse Split Transaction			After Reverse Split Transaction

	Shares of Common		Percentage of	Shares of Common	Percentage of
Name	Stock		Shares Outstanding	Stock	Shares Outstanding
Charles R. Abell	14,794		1.5%	98	1.5%
Jerome T. Broussard	102,000		10.3%	680	10.8%
Brian T. (Tim) Grattan	13,813		1.4%	92	1.4%
Dennis L. Green	248,869	(1)	25.2%	1,659	26.3%
Charles P. Grenier	1,050		*	7	*
Jerry J. James	150		*	1	*
Michael T. Jenson	26,254	(2)	2.6%	175	2.7%

	Before Reverse Split Transaction		After Reverse Split Transaction

	Shares of Common	Percentage of	Shares of Common	Percentage of
Name	Stock	Shares Outstanding	Stock	Shares Outstanding
Darrel R. (Bill) Martin	50,250 (3)	5.1%	335	5.3%
Michael J. Muldown	800	*	5	*
Michael J. Collins (4)	44,510	4.5%	296	4.7%
All directors and
executive officers as
a group (10 persons)	502,490	50.8%	3348	53.0%

*     Less than 1%

(1)  Mr. Green directly owns 1,520 shares and shares investment and voting power with respect to 247,200 shares which are owned by Budget Finance, a wholly-owned subsidiary of Dasen Company. Mr. Green is a shareholder, a director and president of Dasen Company and is president of Budget Finance. Also includes 149 shares owned by a son, over which Mr. Green shares voting power.

(2)  Mr. Jenson owns 162 shares and shares voting power with respect to 22 shares held by his wife and 26,070 shares held in a Trust.

(3)  Mr. Martin owns 25,350 shares and shares investment and voting power with respect to 24,900 shares held in a trust held by his wife.

(4)  Effective as of September 1, 2003, Michael Collins resigned as President and Chief Executive Officer of Winter Sports. Winter Sports has agreed to repurchase his shares as described in “Compensation of Executive Officers - Employee Agreements.”

EXECUTIVE OFFICERS

Jami M. Phillips, age 44, was appointed Treasurer of Winter Sports in January, 2000 and Chief Financial Officer in September, 2000. Ms. Phillips was employed at Southern Illinois Regional Social Services, Inc. of Carbondale, Illinois as financial director from 1997 to 1999. She served as senior auditor at Kerber, Eck & Braeckel, LLP, from 1996 to 1997 and as senior auditor at Barnett & Levine, LLP, from 1995 to 1996. Both firms are public accounting firms located in Carbondale, Illinois. Ms. Phillips serves as vice president of Moose Run Homeowners Association, treasurer of Big Mountain Water Company, treasurer of Glacier Village Association, President of Kintla Lodge Condominium Association, Secretary-Treasurer of Big Mountain Club LLC, and Secretary-Treasurer of Big Mountain Development Corporation. Ms. Phillips also serves on the board of Anapurna Condominium Association.

Sandra K. Unger, age 62, was appointed Corporate Secretary in October, 1996 and is Manager of Corporate Administration. She served as Assistant Corporate Secretary from 1985 until 1996 and has been an employee of Big Mountain since 1962. Mrs. Unger previously served as a director and secretary of Summit House Restaurant & Bar, Inc., as a member of the board of directors of the Whitefish Credit Union and as secretary of Big Mountain Sewer District.

All officers are elected at the annual meeting of the board of directors immediately following the annual meeting of shareholders and serve at the pleasure of the board of directors.

COMPENSATION OF EXECUTIVE OFFICERS

The following table sets forth certain information regarding compensation paid during each of Winter Sports’ last three fiscal years to Winter Sports’ chief executive officer. No other executive officers serving at the end of fiscal year 2003 received compensation exceeding $100,000.

Summary Compensation Table

Name and
Principal Position	Fiscal Year	Salary ($) (1)		Bonus ($)

Michael J. Collins (2) President and Chief Executive Officer	2003 2002 2001	$ $ $	115,895 109,854 110,263	$ $ $	0 53,680 0

(1)	Includes amounts paid pursuant to Winter Sports’ 401(k)Retirement Plan.

(2)	Effective as of September 1, 2003, Michael Collins resigned as President and Chief Executive Officer of Winter Sports.

Employee Agreements

Michael J. Collins — On September 1, 2003 Mr. Collins resigned as President and Chief Executive Officer of Winter Sports, resulting in Winter Sports entering into a Separation Agreement and Release of Claims with him. Under the agreement, Mr. Collins is entitled to receive as severance three installment payments equal to two years of his base salary. Winter Sports also agreed to repurchase one half of the shares owned by Mr. Collins, and gave Mr. Collins a put right to sell the other half of his shares back to Winter Sports before September 1, 2006. In addition, Winter Sports agreed to transfer a 1996 Isuzu Trooper to Mr. Collins, and issue 4 season ski passes for Big Mountain Resort to Mr. Collins for the next 6 years. The Separation Agreement terminated an employment agreement between Mr. Collins and Winter Sports which provided for a performance-based cash bonus to be paid to Mr. Collins based upon Winter Sports’ net income before taxes in each fiscal year. Mr. Collins was not awarded a bonus for the fiscal year ended May 31, 2003.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Since Mr. Collins’ resignation, Dennis L. Green, who is chairman of our board of directors, has served as interim Chief Executive Officer. The Company pays a consulting fee of $5,000 per month to Mr. Green’s employer for his service in this capacity as a means to compensate the employer for its loss of Mr. Green’s services. Mr. Green’s employer is an affiliate of Budget Finance, which owns approximately 25% of the Company’s common stock.

In December 2001, Winter Sports entered into a $1,428,000 loan agreement with the Whitefish Credit Union to finance the purchase of lands from Stoltze Land and Lumber Company. The loan agreement requires payment of interest and principal in the amount of $125,000 per year beginning January 1, 2002, with the entire unpaid balance due January 1, 2007. The outstanding balance at May 31, 2003 was $1,340,705. Charles R. Abell, a director of Winter Sports, is the president and chief executive officer of the Whitefish Credit Union.

SECTION 16 BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities and Exchange Act of 1934 requires Winter Sports’ directors, executive officers and persons who own more than 10% of Winter Sports’ common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of Winter Sports. Officers, directors and greater than 10% shareholders are required by the SEC regulation to furnish Winter Sports with copies of all Section 16(a) reports they file. To Winter Sports’ knowledge, based solely on review of the copies of such reports furnished to Winter Sports or advice from reporting persons that no filings were required, during the last fiscal year all officers, directors and beneficiary owners of 10% of our common stock have complied with the Section 16(a) filing requirements.

MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

The Company’s common stock is currently traded on the NASDAQ Over The Counter Electronic Bulletin Board under the symbol “WSKI”.

The following table sets forth the range of quarterly high and low bid quotations and the average purchase price per quarter for the Company’s common stock during the last two fiscal years. High and low bid quotations have been supplied by D. A. Davidson & Co., Inc., a registered broker-dealer. Such over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, markdown or commissions and may not necessarily represent actual transactions.

	Qtr.End	High	Low	Average

1st Quarter 2nd Quarter 3rd Quarter 4th Quarter	9/9/2001 12/2/2001 2/24/2002 5/31/2002	19.50 20.50 19.00 18.00	13.00 15.00 16.00 15.00	13.59 18.06 18.04 15.78

1st Quarter 2nd Quarter 3rd Quarter 4th Quarter	9/8/2002 12/1/2002 2/23/2003 5/31/2003	16.50 16.50 14.25 13.50	15.00 14.00 12.00 8.00	15.29 14.60 13.76 12.77

1st Quarter 2nd Quarter	9/7/2003 12/2/2003	13.00 17.30	13.00 13.00	no trades 15.77

No cash dividends have been paid on the Company’s common stock since 1984. The declaration of dividends is subject to certain restrictions contained in the loan agreement between Bank of America and the Company. These restrictions prohibit the payment of cash dividends, other than for preferred dividends or fractional shares, without prior written consent of the Bank.

The Company’s Board of Directors authorized a stock repurchase program on May 19, 2000. Under this program the Company could repurchase up to 40,000 shares of the Company’s outstanding common stock at prevailing market prices from time to time over the next six to eight months. The Board of Directors renewed this program on December 20, 2000 for an additional six month time period. The program ended June 19, 2001. The Company repurchased 19,700 shares under this program.

The approximate number of shareholders of record for the Company’s common stock as of August 16, 2003 was 691.

ITEM 3 - INDEPENDENT AUDITORS

The board of directors appointed Jordahl & Sliter PLLC (“Jordahl & Sliter”) to serve as Winter Sports’ independent accountants for the fiscal year ending May 31, 2004. Jordahl & Sliter has served since 1980 in that capacity. Jordahl & Sliter’s reports on the financial statements for the years ended May 31, 2002 and 2003 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the two most recent fiscal years and the subsequent interim periods Winter Sports has not had any disagreements with Jordahl & Sliter on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

A resolution will be presented at the shareholder meeting to ratify the appointment by the board of directors of Jordahl & Sliter to serve as Winter Sports’ independent accountants for the current fiscal year. A majority vote is required for ratification. If the shareholders do not ratify the selection of Jordahl & Sliter, it will not preclude the board of directors from retaining them to serve as Winter Sports’ independent accountants for the current fiscal year. A representative of Jordahl & Sliter will be present at the annual meeting and will have an opportunity to make a statement if he or she desires, and to respond to appropriate questions.

Audit Fees

Audit fees billed by Jordahl & Sliter for the audit of Winter Sports’ annual financial statements the fiscal year ended May 31, 2003 and the reviews of the financial statements included in Winter Sports’ quarterly reports on Form 10-QSB for that fiscal year totaled $43,000.

Financial Information Systems Design and Implementation Fees

Winter Sports did not engage Jordahl & Sliter to provide advice regarding financial information systems design and implementation during the fiscal year ended May 31, 2003.

All Other Fees

Fees billed to Winter Sports by Jordahl & Sliter during the fiscal year ended May 31, 2003 for all other, non-audit services rendered to Winter Sports, including tax-related services, totaled $4,375.

The Audit Committee considered whether the provision of the services covered by the fees described under the caption “All Other Fees” was compatible with maintaining Jordahl & Sliter independence. We concluded that the services covered by “All Other Fees” are compatible with maintaining the auditor’s independence.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF THE
APPOINTMENT OF JORDAHL & SLITER AS WINTER SPORTS’ INDEPENDENT ACCOUNTANTS FOR
FISCAL YEAR 2004.

AUDIT COMMITTEE REPORT

The Audit Committee oversees Winter Sports’ financial reporting process and recommends to the board of directors the appointment of independent auditors to audit the financial statements each year and confers with the auditors and officers for purposes of reviewing Winter Sports’ internal controls, accounting practices, financial structures and financial reporting. Management has primary responsibility for preparing financial statements and the financial reporting process. The independent accountants, Jordahl & Sliter, are responsible for expressing an opinion on the conformity of the audited financial statements to generally accepted accounting principles.

In this context, the Audit Committee hereby reports as follows:

1.	The Audit Committee has reviewed and discussed the audited financial statements with management.

The Audit Committee has discussed with Jordahl & Sliter the matters required to be discussed by SAS 90 (Codification of Statements on Auditing Standard, AU 380).

2.	The Audit Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No.1 (Independence Standards Board Standards No. 1, Independence Discussions with Audit Committees) and has discussed with the independent accountants the independent accountants’ independence.

3.	Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the board of directors, that the audited financial statements be included in Winter Sports’ Annual Report on Form 10-KSB for the fiscal year ended May 31, 2003, for filing with the Securities and Exchange Commission.

Each of the members of the Audit Committee is independent as defined under the listing standards of NASDAQ.

Audit Committee
Jerome T. Broussard, Chairman
Charles P. Grenier
Charles R. Abell
Jerry J. James

PROXY SOLICITATION EXPENSES

The cost of soliciting proxies, including the cost of preparing and mailing proxy materials, will be borne by Winter Sports. The solicitation of the proxies will be made by mail, and may be made by the officers, directors or other employees of Winter Sports without special compensation. Brokers, custodian and other similar persons will be reimbursed for reasonable expenses incurred in sending proxy materials to beneficial owners of Winter Sports’ common stock.

OTHER BUSINESS

As of the date of this proxy statement, management knows of no other business to be presented at the meeting. However, if any other matters properly come before the meeting, it is the intention of the proxy holders to vote or refrain from voting in their discretion.

ANNUAL REPORT

Winter Sports’ Annual Report for the fiscal year ended May 31, 2003, including audited financial statements, is being distributed with this proxy statement. Shareholders not receiving a copy of the 2003 Annual Report may obtain one by writing or calling Sandra Unger, Secretary of Winter Sports, Inc., P.O. Box 1400, Whitefish, MT 59937. Telephone (406) 862-1933.

SHAREHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

Shareholders wishing to submit proposals for inclusion in Winter Sports’ proxy statement for the 2004 annual meeting of shareholders must submit such proposals so as to be received by Winter Sports at Big Mountain Ski Resort, P. O. Box 1400, Whitefish, Montana 59937, on or before May 1, 2004.

AVAILABLE INFORMATION

We have also filed Rule 13e-3 Transaction Statements on Schedule 13E-3 under the Exchange Act with respect to the Reverse Split. These schedules contain additional information about Winter Sports. Copies of these schedules and the Fairness Opinion by Willamette are available for inspection and copying at the principal executive offices of Winter Sports during regular business hours by any interested shareholder of Winter Sports, or a representative who has been so designated in writing, and may be inspected and copied, or obtained by mail, by written request directed to Sandra Unger, Secretary of Winter Sports, Inc., P. O. Box 1400, Whitefish, MT 59937. Telephone: (406) 862-1933.

We are currently subject to the information requirements of the Exchange Act and in accordance therewith file periodic reports, proxy statements and other information with the SEC relating to our business, financial statements and other matters. Shareholders of Winter Sports as of the Record Date for the shareholder meeting are being forwarded a copy of Winter Sports’ Annual Report on Form 10-KSB (exclusive of exhibits) as filed with the SEC, and the consolidated statements of financial condition of Winter Sports as of May 31, 2003 and 2002 and the related consolidated statements of income, changes in shareholders’ equity and cash flows for each of the three years ended May 31, 2003, 2002 and 2001 prepared in accordance with generally accepted accounting principles. Copies of Winter Sports’ Forms 10-QSB for the quarterly periods ended September 9, 2002, December 1, 2002, February 23, 2003, and September 7, 2003 are available, upon written request, at no charge to any shareholders. For copies, write to Sandra Unger, Secretary of Winter Sports, Inc., P. O. Box 1400, Whitefish, MT 59937. Telephone (406) 862-1933.

Copies of such reports, proxy statements and other information, as well as the Rule 13E-3 Transaction Statements, may be copied (at prescribed rates) at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. For further information concerning the SEC’s public reference room, you may call the SEC at 1-800-SEC-0330. Some of this information may also be accessed on the World Wide Web through the SEC’s Internet address at “http://www.sec.gov.” Winter Sports’ common stock is quoted on the Over-The-Counter Electronic Bulletin Board under the symbol “WSKI.OB”.

GENERAL

It is important that all proxies be forwarded promptly in order that a quorum may be present at the meeting. Whether or not you contemplate attending the meeting in person, we urge you to sign, date and mail the accompanying proxy AT YOUR EARLIEST CONVENIENCE. If you attend the meeting, you may, if you so desire, revoke your proxy and vote in person.

By order of the Board of Directors

Dated at Whitefish, Montana
March 6, 2004
Sandra K. Unger
Corporate Secretary

ANNEX A

THIRD ARTICLES OF AMENDMENT TO THE
RESTATED ARTICLES OF INCORPORATION
OF
WINTER SPORTS INC.

     Pursuant to section 35-1-230 of the Montana Code Annotated 2001 (the “MCA”), the undersigned corporation adopts the following Third Articles of Amendment (the “Articles of Amendment”) to the Restated Articles of Incorporation of WINTER SPORTS INC. (the “Corporation”):

     1.     Name. The name of the corporation is Winter Sports Inc.

     2.     Text of Amendments. The first paragraph of Article IV of the Restated Articles of Incorporation, as amended, is hereby amended by deleting said paragraph in its entirety and replacing it with the following:

Without regard to any other provision of these Articles of Incorporation, each one (1) share of Common Stock (as defined below), either issued and outstanding or held by the Corporation as treasury stock, immediately prior to the time this amendment becomes effective shall be and is hereby automatically reclassified and changed (without any further act) into one-one hundred and fiftieth (1/150th) of a fully-paid and nonassessable share of Common Stock, without increasing or decreasing the amount of stated capital or paid-in surplus of the Corporation, provided that no fractional share of Common Stock shall be issued to any holder of Common Stock immediately prior to the time this amendment becomes effective, and that instead of issuing such fractional shares of Common Stock, the Corporation shall pay in cash, as of the time this amendment becomes effective, $2,625.00 per post-split share (which equates to a value of $17.50 per pre-split share) multiplied by the amount of the post-split fractional share.

The amount of capital stock and the aggregate number of shares which the Corporation has authority to issue is as follows:

a.	[ ] shares without nominal or par value, all of which shall be designated “Common Stock”;

b.	[ ] shares of preferred stock, without voting rights, at the par value of $100.00 per share, all of which shall be designated “Preferred Stock.”

     3.     Exchange, Reclassification or Cancellation of Issued Shares. The amendment does provide for the exchange, reclassification or cancellation of issued shares.

A - 1

     4.     Approval of Board of Directors. The amendment was adopted on the [     ] day of September, 2003, by the Board of Directors of the Corporation, in accordance with section 35-1-227 of the MCA.

     5.     Approval of Shareholders. The amendment was adopted on the [     ] day of May, 2004, by the shareholders of the Corporation, in accordance with section 35-1-227 of the MCA.

(a)	The number of shares of the Corporation issued and outstanding at the time of such adoption was [ ] shares of Common Stock. The number of votes entitled to be cast by the holders of Common Stock is [ ]. The number of votes presented at the annual meeting of shareholders on October [ ], 2003, was [ ]. A proper quorum was present at the meeting.

(b)	The number of votes cast in favor of the amendment was [ ] and the number of votes cast against the amendment was [ ]. The number of votes cast in favor of the amendment was sufficient for approval of the amendment.

     6.     Effective Date and Time. These Articles of Amendment shall become effective at [     p.m., Mountain Standard Time] on [          , 2004].

     The undersigned hereby certifies that he is an officer of the Corporation and is authorized to execute these Articles of Amendment on behalf of the Corporation.

     DATED this                      day of      , 2004.

WINTER SPORTS INC., a Montana corporation

By
Name
Title

Attested By
Name
Title

A - 2

ANNEX B

September 24, 2003

Board of Directors
Winter Sports, Inc.
P.O. Box 1400
Whitefish, MT 59937

Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders (the “Shareholders”) of the common stock, without par value (the “Shares”), of Winter Sports, Inc. (the “Company”), of the Consideration to be received by such holders pursuant to the transaction described below.

Subject to Shareholder approval, the Company will effect a reverse stock split and purchase of fractional shares (the “Reverse Split”) as part of a plan to take the Company private. Pursuant to the Reverse Split, each 150 Shares outstanding prior to the Reverse Split will be converted into one share of common stock after the Reverse Split. Shareholders holding fractional shares after the Reverse Split will receive cash consideration of $17.50 per share (the “Consideration”). As a result of the Reverse Split, Shareholders that own less than 150 Shares prior to the Reverse Split will cease to be shareholders of the Company. The Reverse Split would reduce the number of stockholders below the level at which the Company would be required to continue to file reports with the Securities and Exchange Commission.

In connection with this opinion, we have reviewed and considered, among other things, publicly available financial, operating, and business information of the Company; certain internal financial analyses and forecasts for the Company prepared by its management; certain publicly available securities and market data related to the Company; and financial and market data of selected public companies we deemed comparable to the Company and, to the extent publicly available, financial terms of selected transactions involving companies we deemed relevant to the Company; and performed such other analyses and examinations and considered such other information and financial, economic, and market criteria as we deemed appropriate. We also met with members of the management of the Company to discuss, among other things, their assessment of the past and current business operations, financial condition, and future prospects of the Company, as well as the background and rationale for the Reverse Split.

B - 1

Board of Directors
Winter Sports, Inc.
September 24, 2003

For purposes of our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial, accounting, and other information discussed with or reviewed by us, and did not assume responsibility for the independent verification of such information. In that regard, we have assumed with your consent that the internal financial forecasts prepared by the management of the Company have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company management, and that Company management is not aware of any facts or circumstances that would make any information provided to us, when considered in light of all of the information provided to us, inaccurate or misleading. In addition, we have not made or been provided with any independent evaluation or appraisal of the assets and liabilities (including any derivative or off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries, nor have we made any physical inspection of such assets or liabilities.

Our opinion necessarily is based upon information available to us and financial, stock market, economic, and other conditions and circumstances disclosed to us as they exist and can be evaluated as of the date hereof, and we assume no responsibility to update or revise our opinion based upon circumstances or events occurring after the date hereof.

Our opinion is not a recommendation as to how any shareholder should vote with respect to the Reverse Split and does not address the underlying business decision of the board of directors of the Company (the “Board”) to proceed with the Reverse Split. The decision to enter into the Reverse Split and the selection of the Consideration was made solely by the Board. Our opinion along with the related presentation to the Board was one of many factors taken into consideration by the Board in making its decision to approve the transaction. We were not requested to and did not make any recommendation to the Board as to the form of the transaction or any alternative transaction. We were not authorized to and did not solicit third party indications of interest in acquiring all or any part of the Company or investigate any alternative transactions that may be available to the Company.

The opinion expressed herein is provided for the information and assistance of the Board in connection with its consideration of the Reverse Split and may not be used for any other purpose, nor may it be reproduced, disseminated, quoted or referred to at any time, in whole or in part, without our prior written consent, except as specifically provided in our engagement letter referred to below. We will receive a fee for rendering this opinion and related financial advisory services to the Board, no portion of which is contingent upon the consummation of the Reverse Split or the conclusions reached in the opinion.

The opinion set forth herein is delivered subject to the conditions, scope of engagement, limitations, and understandings set forth in this opinion and in our engagement letter with the Board dated August 4, 2003.

Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that, as of the date hereof, the Consideration to be received by the Shareholders in the Reverse Split is fair from a financial point of view to such holders.

Very truly yours,

/s/ WILLAMETTE MANAGEMENT ASSOCIATES, INC.

B - 2

ANNEX C

Montana Code Annotated 2003

35-1-826. Definitions. As used in 35-1-826 through 35-1-839, the following definitions apply:

     (1)  “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

     (2)  “Corporation” includes the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

     (3)  “Dissenter” means a shareholder who is entitled to dissent from corporate action under 35-1-827 and who exercises that right when and in the manner required by 35-1-829 through 35-1-837.

     (4)  “Fair value”, with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

     (5)  “Interest” means interest from the effective date of the corporate action until the date of payment at the average rate currently paid by the corporation on its principal bank loans or, if the corporation has no loans, at a rate that is fair and equitable under all the circumstances.

     (6)  “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial shareholder to the extent of the rights granted by a nominee certificate on file with a corporation.

     (7)  “Shareholder” means the record shareholder or the beneficial shareholder.

35-1-827. Right to dissent. (1) A shareholder is entitled to dissent from and obtain payment of the fair value of the shareholder’s shares in the event of any of the following corporate actions:

     (a)  consummation of a plan of merger to which the corporation is a party if:

     (i)  shareholder approval is required for the merger by 35-1-815 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

     (ii)  the corporation is a subsidiary that is merged with its parent corporation under 35-1-818;

     (b)  consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired if the shareholder is entitled to vote on the plan;

     (c)  consummation of a sale or exchange of all or substantially all of the property of the corporation other than in the usual and regular course of business if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within 1 year after the date of sale;

     (d)  an amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter’s shares because it:

     (i)  alters or abolishes a preferential right of the shares;

     (ii)  creates, alters, or abolishes a right in respect of redemption, including a provision with respect to a sinking fund for the redemption or repurchase of the shares;

     (iii)  alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

     (iv)  excludes or limits the right of the shares to be voted on any matter or to cumulate votes,

other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

     (v)  reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share created is to be acquired for cash under 35-1-621; or

     (e)  any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and to obtain payment for their shares.

     (2)  A shareholder entitled to dissent and to obtain payment for shares under 35-1-826 through 35-1-839 may not challenge the corporate action creating the shareholder’s entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

35-1-828. Dissent by nominees and beneficial owners. (1) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

     (2)  A beneficial shareholder may assert dissenters’ rights as to shares held on his behalf only if:

     (a)  he submits to the corporation the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights; and

     (b)  he does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.

35-1-829. Notice of dissenters’ rights. (1) If a proposed corporate action creating dissenters’ rights under 35-1-827 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under 35-1-826 through 35-1-839 and must be accompanied by a copy of 35-1-826 through 35-1-839.

     (2)  If a corporate action creating dissenters’ rights under 35-1-827 is taken without a vote of shareholders, the corporation shall give written notification to all shareholders entitled to assert dissenters’ rights that the action was taken and shall send them the dissenters’ notice described in 35-1-831.

35-1-830. Notice of intent to demand payment. (1) If proposed corporate action creating dissenters’ rights under 35-1-827 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights:

     (a)  shall deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

     (b)  may not vote his shares in favor of the proposed action.

     (2)  A shareholder who does not satisfy the requirements of subsection (1)(a) is not entitled to payment for his shares under 35-1-826 through 35-1-839.

35-1-831. Dissenters’ notice. (1) If proposed corporate action creating dissenters’ rights under 35-1-827 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of 35-1-830.

     (2)  The dissenters’ notice must be sent no later than 10 days after the corporate action was taken and must:

     (a)  state where the payment demand must be sent and where and when certificates for certified shares must be deposited;

     (b)  inform shareholders of uncertificated shares to what extent transfer of the shares will be restricted after the payment is received;

     (c)  supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and that requires the person asserting dissenters’ rights to certify whether or not he acquired beneficial ownership of the shares before that date;

     (d)  set a date by which the corporation must receive the payment demand, which may not be fewer than 30 nor more than 60 days after the date the required notice under subsection (1) is delivered; and

     (e)  be accompanied by a copy of 35-1-826 through 35-1-839.

35-1-832. Duty to demand payment. (1) A shareholder sent a dissenters’ notice described in 35-1-831 shall demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters’ notice pursuant to 35-1-831(2)(c), and deposit his certificates in accordance with the terms of the notice.

     (2)  The shareholder who demands payment and deposits his certificates under subsection (1) retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

     (3)  A shareholder who does not demand payment or deposit his certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for his shares under 35-1-826 through 35-1-839.

35-1-833. Share restrictions. (1) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions are released under 35-1-835.

     (2)  The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

35-1-834. Payment. (1) Except as provided in 35-1-836, as soon as the proposed corporate action is taken or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with 35-1-832 the amount the corporation estimates to be the fair value of the dissenter’s shares plus accrued interest.

     (2)  The payment must be accompanied by:

     (a)  the corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

     (b)  a statement of the corporation’s estimate of the fair value of the shares;

     (c)  an explanation of how the interest was calculated;

     (d)  a statement of the dissenter’s right to demand payment under 35-1-837; and

     (e)  a copy of 35-1-826 through 35-1-839.

35-1-835. Failure to take action. (1) If the corporation does not take the proposed action within

60 days after the date set for demanding payment and depositing certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

     (2)  If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it shall send a new dissenters’ notice under 35-1-831 and repeat the payment demand procedure.

35-1-836. After-acquired shares. (1) A corporation may elect to withhold payment required by 35-1-834 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

     (2)  To the extent the corporation elects to withhold payment under subsection (1), after taking the proposed corporate action, the corporation shall estimate the fair value of the shares plus accrued interest and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter’s right to demand payment under 35-1-837.

35-1-837. Procedure if shareholder dissatisfied with payment or offer. (1) A dissenter may notify the corporation in writing of the dissenter’s own estimate of the fair value of the dissenter’s shares and the amount of interest due and may demand payment of the dissenter’s estimate, less any payment under 35-1-834, or reject the corporation’s offer under 35-1-836 and demand payment of the fair value of the dissenter’s shares and the interest due if:

     (a)  the dissenter believes that the amount paid under 35-1-834 or offered under 35-1-836 is less than the fair value of the dissenter’s shares or that the interest due is incorrectly calculated;

     (b)  the corporation fails to make payment under 35-1-834 within 60 days after the date set for demanding payment; or

     (c)  the corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

     (2)  A dissenter waives the right to demand payment under this section unless he notifies the corporation of his demand in writing under subsection (1) within 30 days after the corporation made or offered payment for his shares.

35-1-838. Court action. (1) If a demand for payment under 35-1-837 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and shall petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     (2)  The corporation shall commence the proceeding in the district court of the county where a corporation’s principal office or, if its principal office is not located in this state, where its registered office is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

     (3)  The corporation shall make all dissenters whose demands remain unsettled, whether or not residents of this state, parties to the proceeding as in an action against their shares, and all parties must be served with a copy of the petition. Nonresidents may be served by certified mail or by publication as provided by law.

     (4)  The jurisdiction of the district court in which the proceeding is commenced under subsection (2) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

     (5)  Each dissenter made a party to the proceeding is entitled to judgment:

     (a)  for the amount, if any, by which the court finds the fair value of the dissenter’s shares plus interest exceeds the amount paid by the corporation; or

     (b)  for the fair value plus accrued interest of his after-acquired shares for which the corporation elected to withhold payment under 35-1-836.

35-1-839. Court costs and attorney fees. (1) The court in an appraisal proceeding commenced under 35-1-838 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under 35-1-837.

     (2)  The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

     (a)  against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of 35-1-829 through 35-1-837; or

     (b)  against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by 35-1-826 through 35-1-839.

     (3)  If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against the corporation, the court may award the counsel reasonable attorney fees to be paid out of the amounts awarded the dissenters who were benefited.

ANNEX D

FINANCIAL INFORMATION

1.	Audited Financial Statements for the last two fiscal years as filed with the company’s most recent annual report, along with Notes to Consolidated Financial Statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations

2.	Unaudited balance sheets, comparative year-to-date income statements and related earnings per share data, statements of cash flows, and comprehensive income as filed with the company’s most recent quarterly report, along with Notes to Consolidated Financial Statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations

3.	Ratio of earnings to fixed charges

4.	Book value per share

1.     Audited Financial Statements for the last two fiscal years as filed with the company’s most recent annual report.

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors and Stockholders
Winter Sports, Inc.
Whitefish, Montana

We have audited the accompanying consolidated balance sheets of Winter Sports, Inc. (a Montana Corporation) as of May 31, 2003 and 2002, and the related consolidated statements of income and retained earnings, and cash flows for each of the three years in the period ended May 31, 2003. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Winter Sports, Inc. as of May 31, 2003 and 2002 and the results of its operations and its cash flows for each of the three years in the period ended May 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

Jordahl & Sliter PLLC
Kalispell, Montana
July 3, 2003

WINTER SPORTS, INC.
CONSOLIDATED BALANCE SHEETS

	May 31

	2003	2002

ASSETS

Current Assets
Cash and cash equivalents	$475,288	$740,330
Cash - restricted	76,595	0
Accounts receivables	209,339	451,299
Accounts receivables - related parties	65,855	120,137
Interest receivable - related parties	68,110	4,761
Income tax refund receivable	290,163	154,235
Current deferred tax asset	36,514	30,832
Inventories	560,634	573,773
Prepaid expenses	450,523	247,257

Total Current Assets	2,233,021	2,322,624

Property and Equipment, at cost	29,996,638	28,930,197
Accumulated depreciation and amortization	(17,515,325)	(16,253,486)

	12,481,313	12,676,711
Construction in progress	765,141	721,760
Land and development costs	7,157,338	6,273,075

Net Property and Equipment	20,403,792	19,671,546

Investment in LLCs	(239,023)	182,322

Goodwill - net of amortization	158,469	158,469

Other Assets	970,253	524,304

TOTAL ASSETS	$23,526,512	$22,859,265

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$556,496	$626,949
Accounts payable - related parties	4,666	8,460
Employee compensation and related expenses	201,403	304,555
Taxes other than payroll and income	95,009	96,976
Interest payable	44,903	7,938
Interest payable - related parties	34,062	35,094
Current deferred tax liability	28,314	0
Current portion long-term debt	45,304	42,890
Deposits and other unearned income	2,193,551	2,399,040
Other current liabilities	2,898	3,193

Total current liabilities	3,206,606	3,525,095
Long-term debt	7,539,876	6,013,705
Deferred income taxes	2,448,191	2,422,153

Total Liabilities	13,194,673	11,960,953

Stockholders’ Equity
Common stock (5,000,000 shares authorized; 988,668 shares outstanding in 2003 and 2002)	3,887,676	3,887,676
Retained earnings	6,444,163	7,010,636

	May 31

	2003	2002

Total stockholders’ equity	10,331,839	10,898,312

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$23,526,512	$22,859,265

The accompanying notes are an integral part of these financial statements.

WINTER SPORTS, INC.
CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS

	Year Ending May 31,

	2003	2002	2001

Revenue
Lifts	$5,434,446	$5,535,558	$5,377,664
Retail	1,027,529	1,117,510	797,353
Equipment rental and repair	639,187	677,293	713,079
Lodging	237,130	275,701	252,231
Lease, management and other fees	2,628,109	3,177,949	2,296,173
Lease, management and other fees - related parties	345,645	253,985	231,817
Real estate sales	0	2,004,186	3,233,534

Total Revenue	10,312,046	13,042,182	12,901,851

Operating Costs & Expenses
Direct expenses - lifts	2,072,921	2,262,062	2,163,647
Depreciation expense - lifts	907,640	886,164	875,657
Cost of retail	656,974	760,055	516,957
Cost of real estate sales	0	908,430	1,595,213
Payroll and related expenses	3,366,862	3,474,450	2,975,356
Direct expenses	1,393,284	1,670,735	1,783,222
Direct expenses - related parties	13,321	30,748	84,825
Marketing	905,920	1,022,938	1,030,007
Marketing - related parties	1,281	(1,014)	1,600
Depreciation and amortization	716,919	753,103	639,136
General and administrative	1,355,562	1,179,395	942,467
General and administrative - related parties	34,180	(6,197)	41,396

Total Operating Costs & Expenses	11,424,864	12,940,869	12,649,483

Operating Income (Loss)	(1,112,818)	101,313	252,368

Other Income (Expense)
Interest income	8,065	203,317	0
Interest income - related parties	68,110	0	0
Interest expense	(253,087)	(454,193)	(287,388)
Interest expense - related parties	(85,683)	(35,094)	0
Sale of land	3,445,989	2,441,315	0
Unrecognized gross profit on land sale	(3,376,468)	(2,441,188)	0
Cost of land sale	(69,521)	(127)	0
Gain on land sale previously Unrecognized	141,938	2,368,737	0
Gain on land sale	15,648	0	0
Equity in Earnings-LLCs	144,234	182,302	0
Other income (expense)	36,674	269,738	19,992

Total Other Income (Expense)	75,899	2,534,807	(267,396)

Income (Loss) before income taxes	(1,036,919)	2,636,120	(15,028)
Provision for (Recovery of) income taxes	(470,446)	1,037,603	(5,700)

Net Income (Loss)	(566,473)	1,598,517	(9,328)

Retained earnings - beginning of year	7,010,636	5,412,119	5,421,447

WINTER SPORTS, INC.
CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS

	Year Ending May 31,

	2003	2002	2001

Retained earnings - end of year	$6,444,163	$7,010,636	$5,412,119

Earnings (Loss) per common share	$(.57)	$1.62	$(.01)

Weighted average shares outstanding	988,688	988,688	995,344

The accompanying notes are an integral part of these financial statements

WINTER SPORTS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ending May 31,

	2003	2002	2001

Cash flows from operating activities:
Net income (loss)	$(566,473)	$1,598,517	$(9,328)

Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	1,580,858	1,632,268	1,510,482
Increase (decrease) in deferred income taxes	(180,282)	851,836	(69,016)
(Gain) loss on disposition of assets	0	(2,212)	(18,860)
(Gain) on sale of land	0	(2,368,737)	0
Equity in Earnings-LLCs	421,345	(182,302)	0
Write-off of intangible asset	11,299	57,306	0
Changes in operating assets and liabilities:
Receivables	132,024	(311,818)	(161,226)
Refundable income taxes	(135,928)	27,449	8,600
Inventories	13,139	(32,193)	(134,704)
Prepaid expenses	(203,266)	(16,719)	(6,830)
Construction in progress	(193,535)	(535,433)	405,353
Land and development costs	3,795	659,761	535,936
Other assets	43,351	0	(189,539)
Accounts payable	(74,246)	187,365	(417,866)
Employee compensation and related expenses	(103,153)	83,277	54,295
Interest payable	35,933	43,032	(45,063)
Taxes other than payroll and income taxes	(1,967)	(2,352)	(43,112)
Deposits and other unearned revenue	(205,489)	415,107	125,020
Other liabilities	(294)	(9,880)	(2,265)

Total adjustments	1,143,584	495,755	1,551,205

Net cash provided by operating activities	577,111	2,094,272	1,541,877

Cash flows from investing activities:
Proceeds from sale of assets and land	69,869	2,386,942	60,822
Option payments	(30,000)	(171,000)	0
Cash-restricted	(76,595)	0	0
Property and equipment acquisitions	(1,479,011)	(1,108,696)	(3,534,396)

Net cash provided by (used in) investing activities	(1,515,737)	1,107,246	(3,473,574)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	9,070,075	6,966,460	8,478,201
Payments of long-term debt	(8,381,491)	(9,593,971)	(6,445,520)
Loan fees paid	(15,000)	0	0

Stock Repurchase Plan	0	0	(232,017)

Net cash provided by (used in) financing activities	673,584	(2,627,511)	1,800,664

Net increase (decrease) in cash and cash equivalents	(265,042)	574,007	(131,033)
Cash and cash equivalents - beginning of year	740,330	166,323	297,356

Cash and cash equivalents - end of year	$475,288	$740,330	$166,323

The accompanying notes are an integral part of these financial statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. Summary of Significant Accounting Policies

The consolidated financial statements include the amounts of Winter Sports, Inc. and its wholly owned subsidiaries, Big Mountain Water Company, Big Mountain Development Corporation and Big Mountain Club LLC. All significant intercompany accounts and transactions have been eliminated in consolidation. Certain amounts in 2002 have been reclassified to conform with 2003 presentation.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

In order to secure the obligation to provide water to a planned affordable housing community to be built by another developer, the Company is required to maintain a restricted cash bank account and balance of $76,595, wherein the Flathead County Board of Commissioners has joint control until completion of the improvements.

Property and equipment is stated at cost. Additions and betterments are capitalized, while maintenance and repairs are expensed as incurred. For financial reporting purposes, depreciation is provided for by the straight-line method over estimated useful lives. Accelerated depreciation methods are used for tax purposes. Gains and losses from the sale or retirement of assets are included in other income (expense).

Land is stated at the lower of cost or net realizable value. All direct and indirect costs related to land (including land acquisition costs, land improvement, surveying, engineering and legal fees) are capitalized.

Revenues earned from lifts, retail, rental, lodging and lease management and other fees are recognized as products are delivered or services rendered.

The Company records deferred revenue under Deposits and other unearned income. This deferred revenue consists of the sale of season passes. The number of season passholder visits is estimated based on historical data, and the deferred revenue is recognized throughout the season based on this estimate.

Interest is capitalized in connection with the construction of major projects. The capitalized interest is recorded as part of the asset to which it relates and is amortized over the assets useful life. Capitalized interest during fiscal year 2003 was $6,996. In 2002 and 2001, $15,231 and $0 of interest was capitalized, respectively.

The Company, under a development agreement with another entity, will from time to time sell parcels of land. The Company is recognizing any gain on the sale of these parcels under the cost recovery method. Under this method, the gain is unrecognized until such time as the basis of the land and the associated costs of the sale of these parcels have been recovered.

The Company adopted FASB 142 at the beginning of the 2003 fiscal year. Under this FASB, goodwill and intangible assets deemed to have indefinite lives are no longer amortized, instead being subject to impairment tests at least annually. Other intangible assets will continue to be amortized over their contractual lives. An impairment test of the lodging reporting unit reported no impairment of goodwill as of the end of the fiscal year 2003. The effect on net income and earnings per share exclusive of amortization expense would be as follows:

	For the Year Ended May 31,

	2003	2002	2001

Reported net income(loss)	$(566,473)	$1,598,517	$(9,328)
Add Back: Goodwill amortization		11,382	949

Adjusted net income(loss)	$(566,473)	$1,609,899	$(8,379)

Earnings per share:
Reported net income(loss)	$(.57)	$(1.62)	$(.01)
Goodwill amortization		.01

Adjusted net income(loss)	$(.57)	$1.63	$(.01)

Statement of Financial Accounting Standards No. 143 was adopted by the Company in 2003. Under this standard, asset retirement and the obligations associated with the retirement of tangible long-lived assets will change. This statement will not have a material effect on its financial statements as presented.

The Company adopted FASB 144 at the beginning of the 2003 fiscal year. This standard sets forth guidelines for accounting and reporting for the impairment of long-lived assets and for long-lived assets to be disposed of. This statement will not have material effect on the financial statements as presented.

In July 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS 146 requires that a liability for a cost that is associated with an exit or disposal activity be recognized when the liability is incurred. SFAS 146 also establishes that fair value is the objective for the initial measurement of the liability. SFAS 146 is effective for exit or disposal activities that are initiated after December 31, 2002. The Company did not have any such activities during the current year.

In November 2002, the FASB issued FASB Interpretation No. 45 (“FIN 45”),an interpretation of FASB Statement No. 5, “Accounting for Contingencies.” This interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. The initial recognition and initial measurement provisions of FIN 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, irrespective of the guarantor’s fiscal year-end. The disclosure requirements of FIN 45 are effective for financial statements of interim or annual periods ending after December 15, 2002. The adoption of this standard had no material impact on the Company’s financial statements.

Revenue from investments in limited liability companies has been accounted for under the Equity method of accounting. Under this method, earnings are recognized at the time they are earned through the LLC. In January 2003, the

FASB issued FIN 46, “Consolidation of Variable Interest Entities”. FIN 46 explains the concept of a variable interest entity and requires consolidation by the primary beneficiary where the variable interest entity does not have sufficient equity at risk to finance its activities without additional subordinated financial support from other parties. FIN 46 also requires an investor with a majority of the variable interests in a variable interest entity to consolidate the entity and also requires majority and significant variable interest investors to provide certain disclosures. This interpretation applies immediately to variable interest entities created after January 31, 2003, and applies in the first year or interim period beginning after December 15, 2003 to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. Subsequent to January 31, 2003, one of the Company’s subsidiaries, Big Mountain Development Corporation, became a member in Glades Development LLC. The Company believes that Glades Development LLC is a variable interest entity; however, it has determined that the Company’s subsidiary, Big Mountain Development Corporation, is not the primary beneficiary and under FIN 46, it will not consolidate the entity. Prior to January 31, 2003 the same subsidiary became a member in Moose Run II LLC, Northern Lights LLC and Morning Eagle LLC. The Company has determined that under FIN 46, Moose Run II LLC is a variable interest entity and the Company’s subsidiary, Big Mountain Development Corporation, is the primary beneficiary; therefore the entity will be consolidated in the first interim period beginning after December 15, 2003. See also Note 4.

Advertising costs are expensed as incurred. Advertising expenses were $795,642, $897,528 and $910,595 in 2003, 2002 and 2001, respectively.

The Company uses the allowance method to account for uncollectible accounts receivable. The Company considers accounts receivable to be fully collectible at year-end, accordingly, no allowance for doubtful accounts is required.

For purposes of the Consolidated Statements of Cash Flows, the Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

Inventories are stated at the lower of cost or market value on a first-in, first-out method.

Loan costs, included in Other Assets, are being amortized ratably over the term of the loan. The Covenant Not to Compete is being amortized on a straight-line basis over a sixty-month period. Goodwill was being amortized on a straight-line basis over fifteen years until the current fiscal year. During the year ending May 31, 2003, the Company adopted FAS 142. It has been determined that there has not been an impairment of this asset and so no write down has occurred during the past year.

On September 9, 1995, the Company received approval from the U.S. Forest Service for the Final Environmental Impact Statements (EIS) for The Big Mountain Resort. The Company has previously amortized the costs of the EIS over its useful life. During fiscal year 2002, it was determined that there was no value left in the EIS and so the Company wrote off the remaining balance.

The Company estimates that the fair value of all financial instruments at May 31, 2003 and 2002, do not differ materially from the aggregate carrying values of its financial instruments recorded in the accompanying balance sheets.

NOTE 2. Business Segment Information

In 2003, 2002 and 2001, the Company operated principally in two industries, the operation of a resort area and real estate investment. Winter Sports is involved in operations in the resort area industry to develop and provide recreational and related services to guests. Also included in Winter Sports segment reporting is the Company’s other wholly owned subsidiary, Big Mountain Water Company. This entity is the local water supplier for the resort area. Big Mountain Development Corporation participates in various LLC activities as described in Note 4. The Company evaluates the performance of its two segments primarily by evaluating the income from operations of each segment. The Company must be able to react to weather conditions and changing traveling habits for the resort segment. The real estate investment segment, or BMDC, is also evaluated primarily by its income from operations and also by the income received through Equity in Earnings – LLCs (see Note 4).

Financial information by industry segment for 2003, 2002 and 2001 is summarized as follows:

	Winter Sports	BMDC	Consolidated

2003
Revenue	$10,212,649	$99,397	$10,312,046
Operating profit(loss)	$(922,970)	$(189,848)	$(1,112,818)
Depreciation and amortization	$1,602,806	$21,753	$1,624,559
Interest income	$54,977	$21,198	$76,175
Interest expense	$(338,770)	$0	$(338,770)
Gain on land sale previously Unrecognized	$141,938	$0	$141,398
Equity in Earnings –LLCs	$0	$144,234	$144,234
Income tax expense (benefit)	$(488,727)	$18,281	$(470,446)
Net income (loss)	$(556,811)	$(9,662)	$(566,473)
Identifiable assets	$20,022,608	$3,503,904	$23,526,512
Capital expenditures	$1,479,011	$0	$1,479,011
2002
Revenue	$10,893,082	$2,149,100	$13,042,182
Operating profit (loss)	$(877,900)	$979,213	$101,313
Depreciation and amortization	$1,617,414	$21,853	$1,639,267
Interest income	$60,963	$142,354	$203,317
Interest expense	$(489,287)	$0	$(489,287)
Gain on land sale previously Unrecognized	$2,368,737	$0	$2,368,737
Equity in Earnings-LLCs	$0	$182,302	$182,302
Income tax expense	$695,842	$341,761	$1,037,603
Net income	$663,409	$935,108	$1,598,517
Identifiable assets	$19,077,997	$3,781,268	$22,859,265
Capital expenditures	$1,108,696	$0	$1,108,696
2001
Revenue	$9,473,285	$3,428,566	$12,901,851
Operating profit(loss)	$(1,210,402)	$1,462,770	$252,368

Depreciation and amortization	$1,492,742	$22,051	$1,514,793
Interest income	$0	$0	$0
Interest expense	$(287,388)	$0	$(287,388)
Equity in Earnings-LLCs	$0	$0	$0
Income tax expense (benefit)	$(648,471)	$642,771	$(5,700)
Net Income (loss)	$(973,485)	$964,157	$(9,328)
Identifiable assets	$14,761,052	$2,927,403	$17,688,455
Capital expenditures	$3,534,396	$0	$3,534,396

NOTE 3. Property and Equipment

	Asset
	Life Years	2003	2002

Leasehold improvements	30	$911,053	$891,783
Buildings and grounds	10-30	10,497,513	10,328,319
Lifts	10-15	10,150,579	10,140,438
Machinery and equipment	3-25	6,837,598	6,135,703
Furniture and fixtures	3-10	819,396	752,187
Water system	10-25	780,499	681,767

Total property and equipment		$29,996,638	$28,930,197

NOTE 4. Investment in LLCs

The Company’s subsidiary, Big Mountain Development Corporation has become a member of four limited liability companies, Northern Lights LLC, Morning Eagle LLC, The Glades LLC and Moose Run II LLC. In each of these LLCs, the subsidiary does not participate in the day-to-day operating activities of these entities, nor does it guarantee any debt. The manager of each LLC prepares an annual plan for approval of all members as to the type of development that is envisioned for the tract of land owned by the LLC. The Company’s subsidiary receives a portion of the profit from each of these entities. The profit is residual, if any, of the sales of real estate product over the costs of developing that product, including marketing. The Company’s subsidiary is accounting for this investment under the equity method of accounting, as it will receive 60% of the residual profit generated in each LLC, except for Morning Eagle LLC in which it will receive 22% of any residual.

As a result of FIN 46, the Company is evaluating its subsidiary’s investment in each of these limited liability companies to determine whether these entities meet the definition of Variable Interest Entities under this provision. If the Company’s subsidiary, Big Mountain Development Corporation, is determined to be the primary beneficiary of any of these LLC’s, the Company would then be required to consolidate that entity, rather than reporting on the equity method as has been done in the past.

Moose Run II LLC was entered into in November, 2001. This entity sold land to another developer for a lump sum plus a portion of the gross proceeds of any sales. The entity had total assets of $85,181 and total liabilities of $540,657 as of May 31, 2003. The Company’s maximum exposure is limited to its equity contribution of $10, its ratable share of any income/loss and the remaining portion of a note receivable in the amount of $477,090 plus accrued interest. The Company has initially determined that the Company’s subsidiary, Big Mountain Development Corporation, could be the primary beneficiary of this variable interest entity. Under the provisions of FIN 46, the Company is not required at this time to consolidate this entity.

The Glades Development LLC was entered into in April, 2003. This entity is involved in a project for single family home sites. The total assets of this entity were $3,356,486 and total liabilities of $3,549,994 as of May 31, 2003. The Company’s maximum exposure to loss is the ratable portion of income/loss. The Company has determined that the Company’s subsidiary, Big Mountain Development Corporation, is not the primary beneficiary of this entity. Therefore, it will not be consolidated, but rather reported by the equity method.

The following information summarizes the activity of the LLCs through May 31, 2003:

ASSETS
Land held for development and sale	$15,151,872
Cash	3,121,887
Other Assets	559,092

$18,832,851

LIABILITIES AND EQUITY
Notes and other payables	$17,167,785
Equity	1,665,066

$18,832,851

Net Income from sales	$(360,345)

NOTE 5. Other Assets

Other assets at May 31, 2003 and 2002 are summarized as follows:

	2003	2002

Loan costs, net of amortization	$14,732	$18,089
Planning and development - long-term	41,460	52,758
Noncurrent deferred tax asset	469,593	240,641
Option Payments	156,796	171,000
Note receivable	100,870	0
Covenant Not to Compete, net of amortization	14,148	18,988

Other long-term assets	172,654	22,828

Total other assets	$970,253	$524,304

NOTE 6. Notes Payable

Long-term debt at May 31, 2003 and 2002 is summarized as follows:

	2003	2002

Bank of America National Trust and Savings Association, revolving, reducing term loan with initial $13,500,000 availability decreasing by $1,200,000 each year beginning May 31, 2004 Mandatory principal reductions are required on outstanding balances above amounts available Interest at or below banks’ reference rate Interest rate at May 31, 2003 and 2002 was 2.1934% and 3.7713%, respectively. Secured by all ski area operation real and personal property and assignment in trust of all U.S. Forest Service special use permits. Matures May 31, 2009	$6,199,171	4,628,595
Whitefish Credit Union, a related party, Term loan. Interest reviewed annually and Set at Wall Street Prime +1%, with a floor of 5% and a cap of 8.5%. Interest at May 31, 2003 is 5.75%. Secured by land purchase. Maturity date of January 1, 2007. Five annual payments of $125,000(principal and interest) due each January 1	1,386,009	1,428,000
Less current maturities	(45,304)	(42,890)

Total long-term debt	$7,539,876	6,013,705

Mandatory reductions of long-term debt are as follows:

For the Year Ending May 31,	Amount

2004	$45,304
2005	47,892
2006	50,646
2007	1,242,167
2008	0
2009	6,199,171

$7,585,180

The Bank of America loan agreement contains covenants that require a debt service coverage ratio, health ratio as defined, disposition of assets, capital expenditures, outside borrowing and payment of dividends. During fiscal year 2003, the Company exceeded its health ratio, but was given a written waiver by Bank of America. During fiscal year 2002, the Company exceeded its capital expenditures provision, but was given a written waiver by Bank of America.

At May 31, 2003 and 2002, $7,300,829 and $2,871,405 respectively, were unused and available for borrowing on the Bank of America line of credit.

NOTE 7. Income Taxes

Income taxes (credits) consist of the following:

	2003	2002	2001

Current
Federal	$(203,370)	$149,330	$54,040
Fuel tax credit	(3,517)	(676)	(1,384)

	(206,887)	148,654	52,656
State	(83,276)	37,113	10,660

	(290,163)	185,767	63,316
Deferred
Federal	(179,866)	708,797	(58,275)
State	(417)	143,039	(10,741)

Provision for(Recovery of) income taxes	$(470,446)	$1,037,603	$(5,700)

Temporary differences exist in the computation of income for financial and tax-reporting purposes which gives rise to deferred taxes. The source of these differences for the year ended May 31 is as follows:

	2003	2002	2001

Depreciation	$3,746,501	$3,595,057	$3,619,900
Uniform capitalization for income tax	(28,625)	(42,215)	(51,401)
Bad debt reserve	0	0	(39,861)
Vacation allowance	(66,326)	(64,944)	(75,257)
Land and LLC Basis	2,142,787	2,084,585	0
State tax refund	83,276	0	0
Federal tax net operating loss Carryforward	(583,626)	0	0
Charitable contribution carryforward	(228,047)	0	0

The significant components of Deferred Taxes in the accompanying Balance Sheet are as follows:

	2003	2002

Current deferred tax liability	$28,314	$0
Noncurrent deferred tax liability	2,448,191	2,422,153

Total deferred tax liability	$2,476,505	$2,422,153

Current deferred tax assets	$36,514	$30,832
Noncurrent deferred tax asset	469,593	240,641

Net deferred tax assets	$506,107	$271,473

The difference between the Company’s effective income tax rate and the statutory Federal income tax rate is as follows:

	2003	2002	2001

Income (loss) before taxes	$(1,036,919)	$2,636,120	$(15,028)
Statutory federal rate	(34%)	34%	(34%)
Increased (decreases) resulting from:
State tax at statutory rate	(7%)	7%	(7%)
Other (net)	(4%)	(2%)	3%

Effective tax rate	(45%)	39%	(38%)

At May 31, 2003, the Company incurred a Federal net operating loss of $1,210,831 and a State net operating loss of $1,233,720. The State loss was carried back three years to May 31, 2000 and fully utilized, resulting in State refundable taxes of $83,276. The Federal loss was carried back to May 31, 2001 and 2002 with $627,205 of the total loss was utilized, resulting in refundable taxes of $203,370. The Company has a Federal net operating loss carryforward of $583,626 that can be used to offset future taxable income. The net operating loss will expire on May 31, 2023. The Company also has a charitable contribution carryforward of $228,047 that will expire on May 31, 2008.

At May 31, 2002, the Company utilized an alternative minimum tax credit carryforward of $17,202 to reduce current income taxes. The credit had been recognized in 2001 as a noncurrent deferred tax asset.

At May 31, 2001 the Company had an alternative minimum tax credit carryforward of $17,202 which was carried forward to 2002.

NOTE 8. Supplemental Cash Flow Disclosures

Supplemental cash flow information is as follows:

Cash paid during the year for:	2003	2002	2001

Interest (net of capitalized)	$295,841	$446,255	$332,451
Income taxes (net of refunds)	$0	$0	$245,000

Schedule of non-cash investing and financing Transactions

	2003	2002	2001

Acquisition of Assets	$2,363,215	$5,561,831	$3,735,196
Less option payment credit	(44,204)	0	0
Less notes payable	(840,000)	(4,453,135)	(200,800)

Cash paid	$1,479,011	$1,108,696	$3,534,396

NOTE 9. Special Use Permits

The operation of ski lifts and trails involves the use of U.S. Forest Service lands located in the Flathead National Forest. Winter Sports, Inc. is licensed by special use permits issued by the U.S. Forest Service, which expire December 21, 2038. Charges to income for fees paid, based on the Graduated Rate Fee System set by the U.S. Forest Service were $106,266, $95,319 and $91,596 for 2003, 2002 and 2001, respectively.

NOTE 10. Employee Benefit Plans

The Company maintains a 401(k) Salary Deferred Plan that covers substantially all full-time employees meeting minimum requirements. Plan benefits are limited to the participants’ vested share of plan contributions, earnings and forfeitures. All enrolled employees contribute a minimum of 2% of their gross compensation. The Company contributes a matching 2% for those employees who contribute between 2% and 3%. The Company contributes a matching 3% for any employee who contributes 4% or more. The plan is currently 100% funded. The Company’s contributions to the Plan and charges to income for 2003, 2002 and 2001 amounted to $55,270, $61,955 and $46,639 respectively.

NOTE 11. Related Party Transactions

Revenues are derived and expenses incurred as a result of transactions with executive officers, stockholders and directors of Winter Sports, Inc. or companies controlled by them or parties which can significantly influence management or the operating policies of the transacting parties.

Related party transactions are summarized as follows:

	2003	2002	2001

Revenue received
Rent and lease revenue	$0	$10,000	$13,932
Interest income	$68,110	$0	$0
Other revenue	$345,645	$243,985	$217,885
Expenses incurred
Direct Expenses	$13,321	$30,748	$84,825
Marketing	$1,281	$(1,014)	$1,600
General and administrative	$34,180	$(6,197)	$41,396
Interest Expense	$85,683	$35,094	$0
Amounts due to and from related parties
Accounts receivable	$65,855	$120,137	$27,128
Interest receivable	$68,110	$4,761	$0
Accounts payable	$4,666	$8,460	$6,233
Interest payable	$34,062	$35,094	$0
Note payable	$1,386,009	$1,428,000	$0

NOTE 12. Commitments and Contingencies

The Company entered into an agreement with the landowner contiguous to the Company’s eastern boundary during the current fiscal year. Under this agreement, the Company obtained an option to purchase approximately 183.5 acres during the next four years at a specified price. This parcel may be divided into no more than three separate parcels and may be acquired in as many as three separate closings. The Company is required to make specified option payments during the time of this agreement. The first three option payments will be credited proportionally to parcels as they are purchased. The remaining option payments will not be applied to the purchase price of any parcel. The Company made option payments totaling $30,000 and $171,000 during fiscal years 2003 and 2002, respectively, which is reflected in Other Assets in Note 5.

From time to time, the Company has been a defendant in unrelated lawsuits filed by individuals who are each seeking damages of specified amounts for alleged personal injuries resulting from accidents occurring on the Company’s property or while skiing. The Company’s insurance carrier provides defense and coverage for these claims and the Company’s participation has been limited to its policy deductible. Such amounts are charged to General and Administrative expense upon settlement.

The Company is a defendant in two lawsuits filed on behalf of individuals who are seeking damages of unspecified amounts for alleged personal injuries resulting from an accident occurring on the Company’s property. The Company intends to vigorously defend the claims. Outside counsel for the Company has advised that at this stage in the proceedings they cannot offer an opinion as to the probable outcome or estimate the amount or range of a potential loss.

Financial instruments that potentially subject the Company to credit risk consist of cash balances in one financial institution in excess of the Federal Deposit Insurance Corporation’s $100,000 limit.

Other potential credit risks to the Company consist of trade receivables. The Company grants credit to customers for group banquets and retail inventory sales, most of whom are located in the northwest United States.

NOTE 13. Other Income and Expense

During fiscal year 2002, the Company recognized a portion of the gain on the sale of land during this fiscal year in the amount of $2,368,737. The Company sold approximately 16 acres during the first quarter of this fiscal year. The Company is recognizing the gain on the sale of the land under the cost recovery method. Under this method, the gain is unrecognized until such time as the basis of the land and the associated costs of the sale of land have been recovered. During the year, these costs were recovered through proceeds received and the gain will continue to be recognized as proceeds continue to be received. The Company expects this to continue through the second quarter of the current fiscal year.

Included in Other income for fiscal year 2002, is income received from an adjacent landowner under the terms of a legal agreement, in which the landowner would be responsible for the costs related to construction of a road on the Company’s property where the landowner would have egress. It was previously unclear when and if this would be collected as well as what the actual dollar amount for which the landowner would be liable. During 2002, the Company collected $243,505. This type of revenue is not expected in the future.

During 2002, the Company thinned a minor portion of its slopeside lands and earned $4,021 from the sale of the timber. During 2001, no income was earned from the sale of timber.

The Company also sold an easement to a utility company during 2002 for $20,000. This sale was necessary due to the utility company relocating its needed corridor. This type of revenue is not expected in the future.

Other Income (Expense) included in the Consolidated Statements of Income consists of the following:

	2003	2002	2001

Gain on sale/retirement of assets	$2,791	$2,212	$18,860
Income on construction of road	0	243,505	0
Sale of timber	0	4,021	0
Sale of easement	0	20,000	0
Other	33,883	0	1,132

Total other income (expense)	$36,674	$269,738	$19,992

Note 14. Subsequent Events

During June, 2003, the Company entered into two interest rate swaps. These swaps were entered into for periods of three and four years, respectively, at one million dollars each. The objective of the hedge is to eliminate the variability of cash flows in the interest payments for the debt, the sole source of which is due to changes in the LIBOR benchmark interest rate. Changes in the cash flows of the interest rate swap are expected to exactly offset the changes in cash flows(i.e., changes in interest rate payments) attributable to fluctuations in the LIBOR.

The Company has also commenced discussions with its line of credit lender, Bank of America. During January, 2003, the Company renegotiated its line of credit to $13.5 million on the assumption that the conference center would be breaking ground in the near future. As it has determined to wait on the conference center, pending investigation of a hotel property, the Company has decided to reduce the available amount on the outstanding portion of its line of credit. It is currently planning to reduce the total amount available on the line of credit from $13.5 million to $10 million. It is further expected that after the first of the calendar year, the amount available will be reduced to $9 million. The interest rate is expected to remain the same.

The Board of Directors has continued its ongoing discussion regarding the economic viability of the Company continuing to operate under the rules and regulations of the Securities and Exchange Commission. In the last 18 months, following the well publicized corporate scandals, the Securities and Exchange Commission has implemented numerous regulations that are a significant new burden on all public companies. In particular, the Sarbanes-Oxley Act of 2002 imposes further public reporting requirements and has had a dramatic effect on the cost of Director and Officer (D & O) insurance for companies whose stock is registered under the Exchange Act. Winter Sports, a relatively small company has the same reporting requirements as companies that are 10-100 times larger. The Company has experienced a significant cost increase in D & O insurance premiums as well as in audit fees and reporting requirements. At this time the Company anticipates that additional new reporting requirements may be forthcoming and may have a further burden on the Company.

The above costs which can be quantified also do not include the substantial attention management must devote to compliance with federal securities laws that would be inapplicable if the Company were to deregister its common stock under the Exchange Act. The Board of Directors believes the intangible benefits that would be derived if the Company’s management was allowed to focus additional attention on operations and financial management would further enhance Winter Sports’ financial performance and allow the Company to provide improved services to its guests.

MANAGEMENTS’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

All statements, other than statements of historical fact contained herein constitute “Forward-looking Statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward statements are not based on historical facts, but rather reflect the Company’s current expectations concerning future results and events. Similarly, statements that describe the Company’s objectives, plans or goals are or may be forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties. The Company has tried wherever possible to identify such statements by using words such as “anticipate,” “assume,” “believe,” “expect,” “intend,” “plan,” and words and terms similar in substance in connection with any discussion of operating or financial performance. In addition to factors discussed above, other factors that could cause actual results, performances or achievements to differ materially from those projected include, but are not limited to, the following: general business and economic conditions, both regionally and nationally; weather and snow conditions; the changes in the visitation habits of travelers as a result of September 11th, related events thereafter and the Canadian exchange rate; and other factors listed from time-to-time in the Company’s documents filed by the Company with the Securities and Exchange Commission. The forward-looking statements included in the document are made only as of the date of this document and under Section 27A of the Securities Act and Section 21E of the Exchange Act, the Company does not have or undertake any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The Company’s discussion and analysis of its financial condition and results of operations are based upon the Company’s consolidated financial statements, which have been prepared in accordance with generally accepted accounting principles.

The Company believes certain accounting policies to be critical due to the estimation process involved in each. The Company records season pass revenue as it is earned. The Company has a ticketing system which scans the ticket of each person who accesses the chair lifts. A portion of the season pass revenue is recognized as revenue each day that the pass holder accesses the lifts. Property management associated revenue is recognized when the guest checks out and/or at the end of each accounting cycle, whichever occurs first on a unit by unit basis. The Company, under a development agreement with Hines Resorts, will from time to time sell parcels of land. One of the Company’s subsidiaries is recognizing any gain on the sale of these parcels under the cost recovery method. The Company chose this method because the sale of land during the current fiscal year has been accomplished through a note which is subordinate to other loans of the purchasing entity. Under this method, the gain is unrecognized until such time as the basis of the land and the associated costs of the sale have been invested in four LLCs. Revenue from these entities is being recognized under the equity method. The Company’s subsidiary, Big Mountain Development Corporation, does not have day-to-day management control of these LLCs and does not guarantee any borrowings of the LLC. Depreciation is computed using the straight-line method for book purposes using the applicable useful life of the asset. For tax purposes, the Company uses the appropriate tax life as defined in the Internal Revenue Code. The Company recognizes deferred tax assets and liabilities based on the differences between the financial statement carrying amounts and the tax bases of assets and liabilities. The Company regularly reviews its deferred tax assets for recoverability and establishes a valuation allowance based on historical income, projected future taxable income, and expected timing of the reversal of existing temporary differences.

The Company adopted FASB 142 at the beginning of the 2003 fiscal year. Under this FASB, goodwill and intangible assets deemed to have indefinite lives are no longer amortized, instead being subject to impairment tests at least annually. Other intangible assets will continue to be amortized over their contractual lives. Applications of the nonamortized provisions for the years ended May 31, 2002 and 2001 would have increased net income by $11,382 and $949, respectively, and increased earnings per share by $.01 in 2002 and would have no effect in 2001. An impairment test of the lodging reporting unit reported no impairment of goodwill as of the end of the fiscal year 2003.

Statement of Financial Accounting Standards No. 143 was adopted by the Company in 2003. Under this standard, asset retirement and the obligations associated with the retirement of tangible long-lived assets will change. This statement will not have a material effect on the Company’s financial statements as presented.

The Company adopted FASB 144 at the beginning of the 2003 fiscal year. This standard sets forth guidelines for accounting and reporting for the impairment of long-lived assets and for long-lived assets to be disposed of. This pronouncement will not have a material effect on the financial statements as presented.

In July 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS 146 requires that a liability for a cost that is associated with an exit or disposal activity be recognized when the liability is incurred. SFAS 146 also establishes that fair value is the objective for the initial measurement of the liability. SFAS 146 is effective for exit or disposal activities that are initiated after December 31, 2002. The Company did not have any such activities during the current year.

In November 2002, the FASB issued FASB Interpretation No. 45 (“FIN 45”),an interpretation of FASB Statement No. 5, “Accounting for Contingencies.” This interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. The initial recognition and initial measurement provisions of FIN 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, irrespective of the guarantor’s fiscal year-end. The disclosure requirements of FIN 45 are effective for financial statements of interim or annual periods ending after December 15, 2002. The adoption of this standard had no material impact on the Company’s financial statements.

In January 2003, the FASB issued FIN 46, “Consolidation of Variable Interest Entities”. FIN 46 explains the concept of a variable interest entity and requires consolidation by the primary beneficiary where the variable interest entity does not have sufficient equity at risk to finance its activities without additional subordinated financial support from other parties. FIN 46 also requires an investor with a majority of the variable interests in a variable interest entity to consolidate the entity and also requires majority and significant variable interest investors to provide certain disclosures. This interpretation applies immediately to variable interest entities created after January 31, 2003, and applies in the first year or interim period beginning after December 15, 2003 to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. Subsequent to January 31, 2003, one of the Company’s subsidiaries became a member in Glades Development LLC. The Company believes that Glades Development LLC is a variable interest entity; however it has determined that the Company is not the primary beneficiary and under FIN 46, the Company will not consolidate the entity. Prior to January 31, 2003 the same subsidiary became a member in Moose Run II LLC, Northern Lights LLC and Morning Eagle LLC. The Company has initially determined that under FIN 46, Moose Run II LLC is a variable interest entity and the Company’s subsidiary, Big Mountain Development Corporation, could be the primary beneficiary, therefore the entity will be consolidated in the first interim period beginning after June 15, 2003, due to the date of the initial involvement with this entity. See Note 4 for the required disclosures.

RESULTS OF OPERATIONS

The Company operates in two segments, the operation of a resort area and real estate investment. Winter Sports is involved in operations in the resort industry to develop and provide recreational and related services to guests. Also included in Winter Sports’ segment reporting is the Company’s other wholly owned subsidiary, Big Mountain Water Company. This entity is the local water supplier for the resort area. Big Mountain Development Corporation participates in various LLC activities as described in Note 4. The Company evaluates the performance of its two segments primarily by evaluating the income from operations of each segment. The Company must be able to react to weather conditions and changing traveling habits for the resort segment. The real estate investment segment, or BMDC, is also evaluated primarily by its income from operations and also by the income received through the Equity in Earnings – LLCs (see Note 4).

Revenues

In 2003 consolidated revenues decreased by 21% from the prior year. The Company saw a decrease of 17% in Lease, Management and other fees. Lodging revenue at the Company’s economy hotel property decreased by 14%, while Equipment rental and repair saw a 6% decrease from 2002. Retail experienced a decrease of 8% over last year. The Company also saw a decrease in Real Estate Sales of $2,004,186 from fiscal year 2002 as the Company is no longer involved in that business.

Skier visits decreased by over 30,200 or 11% in 2003. Lift revenue, however, remained fairly constant from 2002 to 2003, experiencing a decrease of $101,112 or 1.9%. During the fiscal years ending May 31, 2003, 2002 and 2001, the Company offered for a limited time a discounted season pass program. The lack of early season snow and the effects of the war in the Middle East affected guest visitation. During the time of the conflict, ridership decreased and then increased again after much of the conflict was reduced. The Company continues to feel the effects of September 11, 2001 through the change in traveler behavior. Guests are booking their vacations closer to the time they plan to travel and are utilizing the internet more to analyze their options. The Resort saw more local and regional skiers and fewer destination skiers. Destination skiers tend to stay in lodging at the Resort, rent equipment and take lessons to learn their sport. The Company also experienced a decline in visitation due to the perception of lower than average snowfall. The northwestern portion of the United States in some parts had low snow conditions. The Resort, although having adequate snowfall, was not perceived by the traveler as having good conditions. The Company saw improvement in its Canadian markets over last year, but the weakness of the Canadian dollar still contributes to lower visits than were previously experienced during the 1980s. The Company does not believe the weakness in the Canadian dollar is permanent; however, it is unclear as to when an improvement in the Canadian exchange rate will occur. The Company’s four major markets are: the local drive market, the Pacific Northwest, the Midwest and Canada. The Company plans to continue expanding its marketing programs in all of its markets.

Lease, management and other fees – related parties revenues were $345,645 during fiscal year 2003 compared to $253,985 during the previous fiscal year and $231,817 during fiscal year 2001. This revenue is derived from services performed by Winter Sports to related entities, such as homeowner associations. It is expected that such revenue will increase slightly during the next twelve months as it is expected that some of the condominium units within the Morning Eagle facility will require services of the property management department of Winter Sports.

In 2002 consolidated revenues increased by $140,331 over 2001. The increase is primarily due to the increase in retail income of $320,157 or 40% from 2001. An increase in lift revenue of $157,894 or 3% from 2001 to 2002 also contributed to the increase in revenues. Revenue from Lease, Management and other fees increased by $881,776 or 38%. The increase was due to increased reservations and property management fees as a result of the addition of the property management company purchased in 2001.

The Company’s subsidiary, Big Mountain Development Corporation, recorded its last real estate sale during the first quarter of fiscal year 2002, when the product inventory was completely sold out. This entity had previously developed single family residences, town homes and one condominium project. Big Mountain Development Corporation has not been involved in any phase of development or marketing of lots since fiscal year 2001.

Operating Cost & Expenses

Operating costs and expenses in 2003 were $11,424,864 compared to $12,940,869 in 2002. The $1,516,005 or 11.7% decrease was primarily attributable to the decrease in Cost of real estate sales and the decrease in Direct expenses – Lifts. The decrease in Direct expenses – lifts is due to the Company actively managing the timing of operations of lifts during the early ski season as well as during lower visitation periods. The Resort is able to enjoy excess lift rider capacity and is able to operate some lifts on an as needed basis. The Company anticipates continuing to utilize a staggered opening of its available lifts during the early ski season. During fiscal year 2003, the Company wrote off $11,299 of master planning costs for the village area. It was determined that these costs no longer had economic benefit for the Company. Also during fiscal year 2002, the Company wrote off the planning expenses related to the installation of a potential new chairlift. Those expenses totaled $105,670. The Company also wrote off the remaining costs of the Environmental Impact Study (EIS) of $57,306 during the same fiscal year. The EIS was written off because it no longer had economic benefit for the Company. Most companies have experienced an increase in insurance premiums as a result of September 11. The ski industry is also experiencing an increase in premiums due to the level of claims insurance carriers have seen related to terrain park and half-pipe injuries. The Company is actively working with its insurance provider to see what can be done to minimize the effect of even more premium increases. The Company expects, due to the insurance market overall, another increase in premiums during the current fiscal year.

Direct expenses – related parties and General and administrative expenses – related parties are immaterial expenses incurred by the Company in transactions with entities which Winter Sports has determined are related parties. These expenses will continue to occur, but are not expected to become a significant amount.

Income from Operations

The Company operates principally in two segments, the operation of a ski resort and real estate investment. Income from operations in the ski resort segment experienced a $(922,970) loss from operations compared with a $(877,900) loss during the previous fiscal year. The effects of the change in guest visitation patterns as well as perceived low snowfall, had an adverse effect on income from operations during both fiscal years. The Company continues to adjust the timing of lift operations to better reflect snow conditions. The Company is also adjusting its marketing strategy to reflect the visitation habits of our guests, who are making their travel arrangements closer to the time of arrival. In addition, many travelers are driving rather than flying.

Income from operations in the ski resort segment during 2001 was $(1,210,402) compared with $(877,900) during 2002. During 2001, the resort sector had a lower than normal year for retail sales as well as an increase in direct expenses-lifts.

Income from operations on the real estate investment segment was $(189,848) during the fiscal year ending May 31, 2003, compared with income of $979,213 during the previous fiscal year. The decrease in income is due to very little activity in the LLCs. The previous fiscal year, the real estate investment segment experienced activity primarily from Northern Lights LLC.

Income from operations for the real estate investment segment during 2001 was $1,462,770 compared with $979,213 during 2002. Fiscal year 2001 was the final year of development of town home lots for this segment. Income from operations for fiscal year 2001 reflects the final sales of these lots.

Interest Income/Expense and Other Income/Expense

Interest income as of May 31, 2003 was $76,175. This income is associated with notes held by the Company for land sale transactions. Interest income in 2002 was $203,317. This income was earned from a note receivable related to the sale of 16 acres earlier in the fiscal year. In each year, the interest income has been earned from related party entities in which the Company’s subsidiary, Big Mountain Development Corporation, is a member.

In 2003, interest expense was $338,770 compared to $489,287 in 2002, a 31% decrease. The decrease was due to favorable interest rates on the company’s line of credit. During fiscal year 2002, the Company purchased 120 acres of land adjacent to the Company’s eastern boundary. The purchase was funded with a five-year term loan from a related party at Wall Street Prime plus 1%. The Company’s line of credit with Bank of America remained relatively the same at May 31, 2003 as it was at the same time last year. Capitalized interest during 2003 was $6,996 compared to $15,232 in 2001.

The Company recognized a portion of the gain on the sale of land during 2002 in the amount of $2,368,737. The Company sold approximately 16 acres during the first quarter of this fiscal year to a Hines entity who developed an eighteen lot single family subdivision. The Company is recognizing the gain on the sale of the land under the cost recovery method. Under this method, the gain is unrecognized until such time as the basis of the land and the associated costs of the sale of land have been recovered. During the year, these costs were recovered through proceeds received and the gain will continue to be recognized as proceeds continue to be received. The Company expects this to continue through the second quarter of the current fiscal year ending May 31, 2004.

The Company’s subsidiary, Big Mountain Development Corporation, is a member of Morning Eagle LLC, The Glades LLC, Moose Run II LLC and Northern Lights LLC. In each of these LLCs, the subsidiary does not participate in the day-to-day operating activities of these entities, nor does it guarantee any debt of the entities. The manager of each LLC prepares an annual plan for approval of all members as to the type of development that is envisioned for the tract of land owned by the LLC. Each LLC undergoes an independent financial audit of its transactions. The Company’s subsidiary receives a portion of the profit from each of these entities. The profit is residual, if any, of the sales of real estate product over the costs of developing that product, including marketing. The Company’s subsidiary is accounting for this investment under the equity method of accounting, as it will receive 60% of the residual profit generated in each of these LLCs, except for Morning Eagle LLC, in which the Company’s subsidiary will receive 22% of any residual profit. The Company’s subsidiary has recognized income of $144,234 this year, which is found on the Income Statement labeled, “Equity in Earnings-LLCs”. During the first interim period beginning after June 15, 2003, Moose Run II LLC will be consolidated under the provisions of FIN 46. It has been determined by the Company that this is the only variable interest entity in which the Company’s subsidiary is the primary beneficiary. Big Mountain Development Corporation was determined to be the primary beneficiary of Moose Run II LLC as the LLC owes the Corporation a note in the amount of $477,000 plus accrued interest, as well as a portion of potential future revenues.

Other income (expenses) decreased to $36,674 in 2003 from $269,738 in 2002. During 2002, the Company collected $243,505 from an adjacent landowner under the terms of an agreement that the landowner would be responsible for the costs related to construction of a road on the Company’s property where the landowner would have egress. It was previously unclear when and if this would be collected as well as the actual dollar amount for which the landowner would be liable. This type of revenue is not expected in the future. Also included in Other income is the revenue earned and the expenses incurred with the sale of timber on some of the land owned by the Company. The net amount earned was $4,021. The Company also sold an easement to a utility company during 2002 for $20,000. This sale was necessary due to the utility company relocating its needed corridor. This type of revenue is not expected in the future.

Income Taxes and Net Income

Fiscal year 2003 is reporting pre-tax net loss of ($1,036,919). The income tax benefit generated from this is $470,446, producing an effective tax rate of (45%). The Company will carryback this year’s net operating loss to May 31, 2001 and 2002 for Federal purposes, resulting in refundable taxes of $203,370. The remaining $583,626 of Federal net operating loss is available to offset future taxable income, with the loss expiring May 31, 2023. For state purposes, the net operating loss was $1,233,720, which was carried back to May 31, 2000 and was fully utilized. This resulted in a refund of $83,276.

Net loss in 2003 was ($566,473) or ($.57) per common share down from $1,598,517 or $1.62 per common share in 2002.

The pre-tax net income in 2002 was $2,636,120 compared to pre-tax net loss of ($15,028) in 2001. The income tax expense generated from the pre-tax net income in 2002 was $1,037,603, producing an effective tax rate of 39% compared to an effective tax benefit of (38%) in 2001.

Net income in 2002 was $1,598,517 or $1.62 per common share up from ($9,328) or ($.01) per common share in 2001.

DEFERRED TAXES

Long term deferred income taxes increased to $2,448,191 in 2003 from $2,422,153 in 2002. The noncurrent deferred tax asset increased by $228,952 to $469,593 in fiscal year 2003 from $240,641 in 2002. As described in Note 7, temporary differences exist in the computation of income for financial and tax-reporting purposes, giving rise to deferred taxes.

LIQUIDITY AND CAPITAL RESOURCES

At the end of 2003 working capital was ($973,585), a decrease of $228,886 from May 31, 2002. The decrease is primarily due to a decrease in the Cash available as well as a decrease in Accounts Receivable.

From mid-March through mid-May of the last three fiscal years, the Company has offered a limited time reduced season pass price. The effect of this is that the Company is able to generate cash flow toward the end of the fiscal year, while it does not recognize the revenue until it is actually earned (as the season pass holder skis). The Company did not experience as high a level of season pass sales for the upcoming 2004 season. The Flathead Valley had three of its larger employers announce layoffs during the time of the early season pass sales. The Company expects to capture some of these guests through the frequent skier card product or day ticket sales. During 2002, the Company increased the season pass price by 13%, thus generating a higher level of unearned income. The Company expects to continue with this program, although it is expected that the price will probably increase in the coming years.

As the village core and surrounding lands are developed, property management is seen as a vehicle to help guests of the Resort have a good experience, on and off the slopes. As such, property management is a critical source of on-going revenue, year round. The Company is actively looking for growth opportunities, such as property management, which are complementary to the Resort business, to successfully operate the Resort on a less seasonal, more year round basis.

Short term liquidity needs for the Company involve funding seasonal working capital requirements and funding our limited 2004 capital expenditure program. Long term, liquidity needs are to fund skiing-related capital improvements. Capital expenditures are funded through the Company’s line of credit with Bank of America. The size and scope of the capital improvement program will generally be determined annually depending upon the strategic importance and expected financial return of the projects, future cash flow availability from Resort operations and future borrowing availability. The Resort is well positioned for the next couple of years and should not have to expend large amounts on mountain improvements. Continued growth of skier visits, revenues and profitability will require periodic capital investment in on-mountain improvements.

Specifically during 2003, the Company took a conservative approach to capital expenditures. It completed the seven million gallon water reservoir it began last fiscal year in order to have snowmaking along the Chair 2 ski trails. Snowmaking helps to mitigate the weather conditions that impact the Resort during the ski months. A lower level of capital expenditures continues in fiscal year 2004, including computer upgrades, equipment rental upgrades and a software package to enhance retail purchase capabilities for our guests.

Long-term debt at the end of 2003 increased to $7,539,876 from $6,013,705 at the end of 2002. Long-term debt levels at the end of 2003 and 2002 were 73% and 55%, respectively, of stockholders’ equity.

The Company provides for its cash requirements primarily through cash generated by operating activities, supplemented by borrowing under a revolving, reducing credit facility. The Company currently has a loan agreement with Bank of America. The agreement provides for a $13,500,000 revolving, reducing line of credit which matures on May 31, 2009. The agreement provides funds for seasonal working capital, capital projects and restructuring of long-term debt. The agreement calls for reducing availability of funds in the amount of $1,200,000 each May 31 beginning May 31, 2004. Principal reductions are required on any outstanding balances above the available amount. The agreement allows any mandatory principal payment otherwise due to be skipped should annual gross revenues (excluding real estate related revenues) drop below $8.5 million due to conditions beyond the control of the Company. The provision is limited to two such skip payments during the term of the loan. The interest rate on the facility is at or below Bank of America’s reference rate. The Company may obtain funds below the reference rate by utilizing a London Interbank Offered Rate based option. Standby letters of credit also reduce the amount available under the revolving agreement. There were $7,300,829 of unused funds on the Bank of America line of credit at May 31, 2003.

The Company entered into an agreement with the landowner contiguous to the Company’s eastern boundary during fiscal year 2002. Under this agreement, the Company obtained an option to purchase approximately 183.5 acres during the next four years at a specified price. This parcel may be divided into no more than three separate parcels and may be acquired in as many as three separate closings. The Company is required to make specified option payments during the time of this agreement. The first three option payments will be credited proportionally to parcels as they are purchased. The remaining option payments will not be applied to the purchase price of any parcel. The Company made option payments totaling $171,000 during fiscal year 2002. During fiscal year 2003, the Company exercised part of this option by purchasing 52 acres. As a part of that purchase, the Company was given credit for $44,204 of previously made option payments. The Company made an additional $30,000 of option payments during the year just ended which is reflected in Other Assets in Note 5.

During the fiscal year ended May 31, 2003, the Company sold a .75-acre tract of land to a Hines Resorts entity for the purpose of developing a condominium building in the village core. Located on this tract of land, was the Company’s marketing department, Big Drift Coffee House and Alpine Lodge, which contained Kiddie Korner and a day lodge with related locker facilities. The Company has moved its marketing department to facilities located near the property management offices. Kiddie Korner is operating out of temporary facilities slope side, until a permanent location has been determined. Big Drift moved its building near Chair 1, behind Alpinglow. A new location for the day lodge is planned for the upper floor of the Big Mountain Sports building for the upcoming winter season. The Company expects to recognize the gain on the sale of this parcel of land using the cost recovery method as with other parcels of land it has sold. It is expected that this condominium project will contain 49 condominium units of varying sizes. It will also contain approximately 10,000 square feet of retail space. The Company expects to purchase this retail space in late summer 2003 and lease the space to a varying mix of tenants. The project broke ground in June, 2002 and is expected to be completed during the fall of 2003. Land sales of this nature will occur based on a detailed plan presented by Hines Resorts to management and the Board of Directors and the prevailing economic climate. The proposed development is being analyzed for a number of important factors, one of the most important being whether the project is in compliance with the Master Plan for the village core and surrounding area as well as with the vision statement for the Resort.

Also during 2003, the Company’s subsidiary, Big Mountain Development Corporation, became a member of Morning Eagle LLC. The subsidiary does not participate in the day-to-day operating activities of this entity, nor does it guarantee any debt of the entity. The manager of the LLC prepares an annual plan for approval of all members as to the type of development that is envisioned for the tract of land owned by the LLC. The Company’s subsidiary receives a portion of the profit from this entity. The profit is the residual, if any, of the sales of real estate product over the costs of developing that product, including marketing. The Company’s subsidiary is accounting for this investment under the equity method of accounting, as it will receive 22% of the residual profit generated.

On August 14, 2002, the Company filed Form 8K to announce that the Company’s Board of Directors authorized management to seek financing and pursue design documents for a conference center to be built in the village core of the Resort. The new facility is currently being planned to measure 41,000 square feet, including parking, with approximately 27,000 square feet of useable meeting space. At this time, the Board of Directors and management have decided to vigorously investigate the options available to enable the conference center to be constructed at the same time as the currently planned hotel adjacent to the conference center site. It is believed that the conference center and the hotel property will both become viable entities quickly if operations begin simultaneously rather than separately. The Company is currently exploring the various options available with a limited partnership structure or limited liability company to raise capital for a hotel or a combination hotel/conference center package with a third party(ies). The Company continues to have a funding mechanism in place in which a portion of lot sales are allocated to assist in the funding of the conference center. The Company will continue to use this funding mechanism as well as others that are currently under investigation. For the upcoming winter season, the Company has entered into an agreement with an operator to lease the Bierstube restaurant/bar. It is hoped that this operator will be interested in moving to the new location of the Bierstube once that is determined as the conference center is completed.

During June, 2003, the Company entered into two interest rate swaps. These swaps were entered into for a three and four year period of time at one million dollars each. The objective of the hedge is to eliminate the variability of cash flows in the interest payments for the debt, the sole source of which is due to changes in the LIBOR benchmark interest rate. Changes in the cash flows of the interest rate swap are expected to exactly offset the changes in cash flows(i.e., changes in interest rate payments) attributable to fluctuations in the LIBOR.

The Company has also commenced discussions with its line of credit lender, Bank of America. During January, 2003, the Company renegotiated its line of credit to $13.5 million on the assumption that the conference center would be breaking ground in the near future. As it has been determined to wait on the conference center, pending investigation of a hotel property, the Company has decided to reduce the available amount on the outstanding portion of its line of credit. It is currently planning to reduce the total amount available on the line of credit from $13.5 million to $10 million. It is further expected that after the first of calendar year 2004, the amount available will be reduced to $9 million. The interest rate is expected to remain the same.

The Board of Directors has continued its ongoing discussion regarding the economic viability of the Company continuing to operate under the rules and regulations of the Securities and Exchange Commission. In the last 18 months, following the well-publicized corporate scandals, the Securities and Exchange Commission has implemented numerous regulations that are a significant new burden on all public companies. In particular, the Sarbanes-Oxley Act of 2002 imposes further public reporting requirements and has had a dramatic effect on the cost of Director and Officer (D & O) insurance for companies whose stock is registered under the Exchange Act. Winter Sports, a relatively small company, has the same reporting requirements as companies that are 10-100 times larger. The Company has experienced a significant cost increase in D & O insurance premiums as well as in audit fees and reporting requirements. At this time the Company anticipates that additional new reporting requirements may be forth coming and may have a further burden on the Company.

The above costs which can be quantified also do not include the substantial attention management must devote to compliance with federal securities laws that would be inapplicable if the Company were to deregister its common stock under the Exchange Act. The Board of Directors believes the intangible benefits that would be derived, if the management of the Company were allowed to focus additional attention on operations and financial management would further enhance the Company’s financial performance and allow the Company to provide improved services to its guests.

2.     Unaudited balance sheets, comparative year-to-date income statements and related earnings per share data, statements of cash flows, and comprehensive income as filed with the company’s most recent quarterly report.

CONDENSED CONSOLIDATED BALANCE SHEETS

	11/30/03	12/1/02	5/31/03
	(Unaudited)	(Unaudited)	See Note 2

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,740,856	$1,121,728	$475,288
Cash – restricted	0	0	76,595
Receivables	356,929	352,841	209,339
Receivables – related parties	8,927	20,980	65,855
Interest receivable – related parties	116,536	34,286	68,110
Income tax refund receivable	948,707	805,903	290,163
Current deferred tax asset	36,514	30,832	36,514
Inventories	788,940	865,360	560,634
Prepaid expenses	124,697	221,617	450,523

TOTAL CURRENT ASSETS	4,122,106	3,453,547	2,233,021

PROPERTY AND EQUIPMENT
Property and equipment, at cost	31,062,911	29,489,128	29,996,638
Accumulated depreciation and amortization	(17,510,169)	(16,066,192)	(17,515,325)

	13,552,742	13,422,936	12,481,313
Construction in progress	1,273,441	922,802	765,141
Land and development costs	7,177,627	6,283,129	7,157,338

NET PROPERTY AND EQUIPMENT	22,003,810	20,628,867	20,403,792

INVESTMENT IN LLCs	4,823	(111,854)	(239,023)

Goodwill – net of amortization	158,469	158,469	158,469

OTHER ASSETS	941,413	598,173	970,253

TOTAL ASSETS	$27,230,621	$24,727,202	$23,526,512

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$1,585,442	$1,143,112	$556,496
Accounts payable – related parties	13,211	0	4,666
Employee compensation and related expenses	430,505	276,128	201,403
Taxes other than payroll and income	28,667	23,993	95,009
Interest payable	64,805	81,001	44,903
Interest payable – related parties	73,156	34,062	34,062
Current deferred tax liability	28,314	0	28,314

	11/30/03	12/1/02	5/31/03
	(Unaudited)	(Unaudited)	See Note 2

Current portion long-term debt	45,304	42,890	45,304
Deposits and other unearned income	3,325,952	3,082,865	2,193,551
Other current liabilities	7,388	2,898	2,898

TOTAL CURRENT LIABILITIES	5,602,744	4,686,949	3,206,606
LONG-TERM DEBT, less current portion	9,734,665	7,786,705	7,539,876
OTHER LONG TERM LIABILITIES	100,998	0	0
DEFERRED INCOME TAXES	2,448,191	2,478,928	2,448,191

TOTAL LIABILITIES	17,886,598	14,952,582	13,194,673

STOCKHOLDERS’ EQUITY

Common stock (5,000,000 shares authorized; no par value; 988,668,shares outstanding)	3,887,676	3,887,676	3,887,676
Retained earnings	5,456,347	5,886,944	6,444,163

TOTAL STOCKHOLDERS’ EQUITY	9,344,023	9,774,620	10,331,839

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$27,230,621	$24,727,202	$23,526,512

The accompanying notes are an integral part of these financial statements.

WINTER SPORTS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Second Quarter		Year to Date

	9/8/03	9/9/02	6/1/03	6/1/02
	to	to	to	to
	11/30/03	12/1/02	11/30/03	12/1/02

REVENUE
Lifts	$160,833	$79,151	$411,196	$337,089
Retail	84,812	63,997	288,172	239,366
Equipment rental & repair	18,823	15,634	53,477	51,901
Lodging	28,393	20,729	117,385	81,875
Lease, management & other fees	345,326	428,704	824,356	807,367
Lease, management & other fees - related parties	199,391	20,616	228,137	44,150

TOTAL REVENUE	837,578	628,831	1,922,723	1,561,748

OPERATING COSTS AND EXPENSES
Direct expenses – lifts	393,138	334,134	646,537	605,326
Cost of retail	67,458	44,602	202,295	151,457
Payroll & related expenses	669,285	607,966	1,738,843	1,321,430
Direct expenses	371,924	296,313	710,010	602,078
Direct expenses – related parties	5,550	2,164	12,357	6,492
Marketing	393,893	269,927	599,334	434,420
Marketing – related parties	0	(750)	0	(2,153)
Depreciation & amortization	13,251	12,907	30,108	29,251
General & administrative	562,610	267,426	1,281,403	550,072
General & administrative - related parties	16,405	3,137	16,405	11,598

TOTAL OPERATING COSTS AND EXPENSES	2,493,514	1,837,826	5,237,292	3,709,971

OPERATING INCOME(LOSS)	(1,655,936)	(1,208,995)	(3,314,569)	(2,148,223)

OTHER INCOME (EXPENSE)
Interest income-related parties	22,097	16,670	49,878	35,500
Interest expense	(76,891)	(43,619)	(125,410)	(48,682)
Interest expense-related parties	(18,341)	(22,721)	(39,095)	(91,078)
Sale of Land	0	0	0	925,989
Unrecognized gross profit on Land sale	0	0	0	(862,891)
Cost of land sale	0	0	0	(63,098)
Gain on land sale-previously unrecognized	1,339,633	0	1,339,633	141,938
Equity in Earnings–LLCs	260,136	192,983	243,846	242,553
Gain (loss) on disposal of assets	852	0	69,052	2,030
Other income (expense)	292	(5,895)	198	(6,858)

	Second Quarter		Year to Date

	9/8/03	9/9/02	6/1/03	6/1/02
	to	to	to	to
	11/30/03	12/1/02	11/30/03	12/1/02

TOTAL OTHER INCOME (EXPENSE)	1,527,778	137,418	1,538,102	275,403

INCOME(LOSS) BEFORE INCOME TAXES	(128,158)	(1,071,577)	(1,776,467)	(1,872,820)
Provision for(Recovery of) Income Taxes	(42,351)	(428,630)	(658,544)	(749,128)

(LOSS) BEFORE MINORITY INTEREST	$(85,807)	$(642,947)	$(1,117,923)	$(1,123,692)
MINORITY INTEREST IN SUBSIDIARY LOSS	23,405	0	130,107	0

NET INCOME(LOSS)	$(62,402)	$(642,947)	$(987,816)	$(1,123,692)

EARNINGS(LOSS) PER COMMON SHARE	$(0.06)	$(0.65)	$(1.00)	$(1.14)

The accompanying notes are an integral part of these financial statements.

WINTER SPORTS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(Unaudited)

	6/1/03	6/1/02
	to	to
	11/30/03	12/1/02

NET CASH PROVIDED BY(USED IN) OPERATING ACTIVITIES:	$25,090	$(605,121)

CASH FLOWS FROM INVESTING ACTIVITIES:
Option Payment	(0)	(15,000)
Proceeds from restricted cash account	76,595	0
Proceeds from sale of assets	65,185	70,606
Property and equipment acquisitions	(1,096,091)	(842,087)

NET CASH PROVIDED BY(USED IN) INVESTING ACTIVITIES	(954,311)	(786,481)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from draws on long-term revolver	4,657,541	2,334,000
Principal payments on long-term revolver	(2,462,752)	(561,000)

NET CASH PROVIDED BY FINANCING ACTIVITIES	2,194,789	1,773,000

Net increase in cash and cash equivalents	1,265,568	381,398
Cash and cash equivalents at beginning of period	475,288	740,330

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$1,740,856	$1,121,728

SUPPLEMENTAL DISCLOSURES OF CASH PAID YEAR-TO-DATE FOR:

Interest (net of capitalized interest)	$105,509	$102,823
Income taxes (net of refunds)	$0	$0

The accompanying notes are an integral part of these financial statements.

WINTER SPORTS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 1 – BASIS OF PRESENTATION

The financial statements included herein are condensed according to 10-QSB reporting requirements. They do not contain all information required by generally accepted accounting principles to be included in a set of audited financial statements. The interim condensed consolidated financial statements are prepared by management and are unaudited. Accordingly, the financial statements should be read in conjunction with the Notes to Consolidated Financial Statements contained in the Company’s Annual report for the year ended May 31, 2003.

In the opinion of Management, the accompanying condensed consolidated financial statements contain all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the interim periods presented.

Certain amounts in the December 1, 2002 financial statements have been reclassified to conform with the November 30, 2003 presentation.

NOTE 2 – May 31, 2003

The balance sheet at May 31, 2003 has been condensed from the audited financial statements at that date.

NOTE 3 – SEASONAL NATURE OF OPERATIONS

The Company’s operations are highly seasonal in nature. Revenues, earnings and cash flow are generated principally from the winter operations of lifts and related facilities. It is the Company’s practice to recognize substantially all of the year’s depreciation expense in the third and fourth quarters in order to better match expenses incurred in generating revenues during the Company’s main periods of business. Therefore, the results of operations for the interim and year-to-date periods ended November 30, 2003 and December 1, 2002 are not necessarily indicative of the results to be expected for the full year.

NOTE 4 – LEGAL PROCEEDINGS AND CONTINGENCIES

From time to time, the Company has been a defendant in unrelated lawsuits filed by individuals who are each seeking damages of specified amounts, for alleged personal injuries resulting from accidents occurring on the Company’s property or while participating in recreational activities. The Company’s insurance carrier provides defense and coverage for these claims and the Company’s participation has been limited to its policy deductible. Such amounts are charged to General and Administrative expense upon settlement.

NOTE 5 – NOTES PAYABLE

The Company currently has a loan agreement with Bank of America. The agreement provides for a $13,500,000 revolving reducing line of credit, which matures on May 31, 2009. The agreement contains covenants that require minimum net worth, a fixed charge coverage ratio and restricts investment, disposition of assets, capital expenditures, outside borrowing and payment of dividends. Each May 31, the amount available under the line reduces by $1,200,000. At November 30, 2003 $5,106,040 was unused of the $13,500,000 available under the instrument. At December 1, 2002 $348,405 was unused of the then $6,750,000 available under the instrument. The loan bears interest at or below Bank of America’s prime rate.

WINTER SPORTS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

The Company entered into a term loan agreement for $1,428,000, with Whitefish Credit Union, a related party, during December, 2001. This loan, with a maturity date of January 1, 2007, has five annual payments of $125,000 each January, beginning with January 1, 2003. The loan carries an interest rate to be reviewed annually and set at Wall Street Prime +1%, with a floor of 5% and a cap of 8.5%. The proceeds from this term loan were used to purchase 120 acres adjacent to the Company’s eastern boundary.

NOTE 6 – BUSINESS SEGMENT INFORMATION

The Company operated principally in two industries, the operation of a resort area and real estate investment. Winter Sports is involved in operations in the resort area industry to develop and provide recreational and related services to guests. Also included in Winter Sports segment reporting is the Company’s other wholly owned subsidiary, Big Mountain Water Company. This entity is the local water supplier for the resort area. Big Mountain Development Corporation participates in various LLC activities as described in Note 7. The Company evaluates performance according to income from operations and effective budgetary compliance. It allocates resources according to the performance in these areas.

Financial information by industry segment for the second quarters of 2004 and 2003 are summarized as follows:

	Winter Sports	BMDC	Consolidated

Quarter Ended 11/30/03
Total revenue	$815,352	$22,226	$837,578
Operating profit (loss)	$(1,630,165)	$(25,771)	$(1,655,936)
Depreciation and amortization	$8,231	$5,020	$13,251
Identifiable assets	$23,513,860	$3,716,761	$27,230,621
Capital expenditures	$1,023,095	$0	$1,023,095

Quarter Ended 12/1/02
Total revenue	$611,501	$17,330	$628,831
Operating profit (loss)	$(1,169,199)	$(39,796)	$(1,208,995)
Depreciation and amortization	$7,864	$5,043	$12,907
Identifiable assets	$21,173,340	$3,553,862	$24,727,202
Capital expenditures	$816,077	$0	$816,077

6/1/03 to 11/30/03
Total revenue	$1,874,569	$48,154	$1,922,723
Operating profit (loss)	$(3,235,060)	$(79,509)	$(3,314,569)
Depreciation and amortization	$18,395	$11,713	$30,108
Identifiable assets	$23,513,860	$3,716,761	$27,230,621
Capital expenditures	$1,096,091	$0	$1,096,091

6/1/02 to 12/1/02
Total revenue	$1,518,553	$43,195	$1,561,748
Operating profit (loss)	$(2,059,244)	$(88,979)	$(2,148,223)
Depreciation and amortization	$17,484	$11,767	$29,251
Identifiable assets	$21,173,340	$3,553,862	$24,727,202
Unrecognized gross profit on land sale	$141,938	$0	$141,938
Capital expenditures	$842,087	$0	$842,087

WINTER SPORTS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 7 – INVESTMENT IN LLCs

The Company’s subsidiary, Big Mountain Development Corporation has become a member of four limited liability companies, Northern Lights LLC, Morning Eagle LLC, The Glades LLC and Moose Run II LLC. In each of these LLCs, the subsidiary does not participate in the day-to-day operating activities of these entities, nor does it guarantee any debt. The manager of each LLC prepares an annual plan for approval of all members as to the type of development that is envisioned for the tract of land owned by the LLC. The Company’s subsidiary receives a portion of the profit from each of these entities. The profit is residual, if any, of the sales of real estate product over the costs of developing that product, including marketing. The Company’s subsidiary is accounting for this investment under the equity method of accounting, as it will receive 60% of the residual profit generated in each LLC, except for Morning Eagle LLC in which it will receive 22% of any residual.

As a result of FIN 46, the Company is evaluating its subsidiary’s investment in each of these limited liability companies to determine whether these entities meet the definition of Variable Interest Entities under this provision. If the Company’s subsidiary, Big Mountain Development Corporation, is determined to be the primary beneficiary of any of these LLC’s, the Company would then be required to consolidate that entity, rather than reporting on the equity method as has been done in the past.

Moose Run II LLC was entered into in November, 2001. This entity sold land to another developer for a lump sum plus a portion of the gross proceeds of any sales. The entity had total assets of $32,181 and total liabilities of $511,171 as of November 30, 2003. The Company’s maximum exposure is limited to its equity contribution of $10, its ratable share of any income/loss and the remaining portion of a note receivable in the amount of $477,090 plus accrued interest. The Company has initially determined that the Company’s subsidiary, Big Mountain Development Corporation, could be the primary beneficiary of this variable interest entity. Under the provisions of FIN 46, the Company is not required at this time to consolidate this entity.

The Glades Development LLC was entered into in April, 2003. This entity is involved in a project for single family home sites. The total assets of this entity were $2,000,190 and total liabilities of $1,750,318 as of November 30, 2003. The Company’s maximum exposure to loss is the ratable portion of income/loss. The Company has determined that the Company’s subsidiary, Big Mountain Development Corporation, is not the primary beneficiary of this entity. Therefore, it will not be consolidated, but rather reported by the equity method.

The following information summarizes the activity of the LLCs through November 30, 2003:

ASSETS
Cash	$3,710,980
Land and construction in progress	4,625,825
Other Assets	205,340

$8,542,145

LIABILITIES AND EQUITY
Notes and other payables	$3,987,223
Equity	4,554,922

$8,542,145

Net Income from sales	$2,277,814

WINTER SPORTS, INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND
RESULTS OF OPERATIONS

All statements, other than statements of historical fact contained herein constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended(the “Securities Act”) and Section 27A of the Securities Exchange Act of 1934, as amended(the “Exchange Act”). These forward-looking statements are not based on historical facts, but rather reflect the Company’s current expectations concerning future results and events. Similarly, statements that describe the Company’s objectives, plans or goals are or may be forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties. The Company has tried wherever possible to identify such statements by using words such as “anticipate,” “assume,” “believe,” “expect,” “intend,” “plan,” and words and terms similar in substance in connection with any discussion of operating or financial performance. In addition to factors discussed above, other factors that could cause actual results, performances or achievements to differ materially from those projected include, but are not limited to, the following: general business and economic conditions, both regionally and nationally; weather and snow conditions; the changes in the visitation habits of travelers as a result of September 11th, related events thereafter and the Canadian exchange rate; and other factors listed from time-to-time in the Company’s documents filed by the Company with the Securities and Exchange Commission. The forward-looking statements included in the document are made only as of the date of this document and under Section 27A of the Securities Act and Section 21E of the Exchange Act, the Company does not have or undertake any obligations to publicly update any forward-looking statements to reflect subsequent events or circumstances.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The Company’s discussion and analysis of its financial condition and results of operations are based upon the Company’s consolidated financial statements, which have been prepared in accordance with generally accepted accounting principles.

The Company believes certain accounting policies to be critical due to the estimation process involved in each. The Company records season pass revenue as it is earned. The Company has a ticketing system which scans the ticket of each person who accesses the chair lifts. A portion of the season pass revenue is recognized as revenue each day that the pass holder accesses the lifts. Property management associated revenue is recognized when the guest checks out and/or at the end of each accounting cycle, whichever occurs first on a unit by unit basis. The Company, under a development agreement with Hines Resorts, will from time to time sell parcels of land. The Company is recognizing any gain on the sale of these parcels under the cost recovery method. The Company chose this method because the sale of land during the current fiscal year has been accomplished through a note which is subordinate to other loans of the purchasing entity. Under this method, the gain is unrecognized until such time as the basis of the land and the associated costs of the sale have been recovered. Revenue from these entities is being recognized under the equity method. The Company’s subsidiary, Big Mountain Development Corporation, does not have day-to-day management control of these LLCs and does not guarantee any borrowings of the LLCs. Depreciation is computed using the straight-line method for book purposes using the applicable useful life of the asset. For tax purposes, the Company uses the appropriate tax life as defined in the Internal Revenue Code. The Company recognizes deferred tax assets and liabilities based on the differences between the financial statement carrying amounts and the tax bases of assets and liabilities. The Company regularly reviews its deferred tax assets for recoverability and establishes a valuation allowance based on historical income, projected future taxable income, and expected timing of the reversal of existing temporary differences.

The Company adopted FASB 142 at the beginning of the 2003 fiscal year. Under this FASB, goodwill and intangible assets deemed to have indefinite lives are no longer amortized, instead being subject to impairment tests at least annually. Other intangible assets will continue to be amortized over their contractual lives. An impairment test of the lodging reporting unit reported no impairment of the goodwill as of the end of the fiscal year 2003.

Statement of Financial Accounting Standards No. 143 was adopted by the Company in 2003. Under this standard, asset retirement and the obligations associated with the retirement of tangible long-lived assets will change. This statement will not have a material effect on the Company’s financial statements as presented.

The Company adopted FASB 144 at the beginning of the 2003 fiscal year. This standard sets forth guidelines for accounting and reporting for the impairment of long-lived assets and for long-lived assets to be disposed of. This pronouncement will not have a material effect on the financial statements as presented.

In July 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS 146 requires that a liability for a cost that is associated with an exit or disposal activity be recognized when the liability is incurred. SFAS 146 also establishes that fair value is the objective for the initial measurement of the liability. SFAS 146 is effective for exit or disposal activities that are initiated after December 31, 2002. The Company did not have any such activities during the current year.

In November 2002, the FASB issued FASB Interpretation No. 45 (“FIN 45”),an interpretation of FASB Statement No. 5, “Accounting for Contingencies.” This interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. The initial recognition and initial measurement provisions of FIN 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, irrespective of the guarantor’s fiscal year-end. The disclosure requirements of FIN 45 are effective for financial statements of interim or annual periods ending after December 15, 2002. The adoption of this standard had no material impact on the Company’s financial statements.

In January 2003, the FASB issued FIN 46, Consolidation of Variable Interest Entities. FIN 46 explains the concept of a variable interest entity and requires consolidation by the primary beneficiary where the variable interest entity does not have sufficient equity at risk to finance its activities without additional subordinated financial support from other parties. FIN 46 also required an investor with a majority of the variable interests in a variable interest entity to consolidate the entity and also requires majority and significant variable interest investors to provide certain disclosures. This interpretation applies immediately to variable interest entities created after January 31, 2003, and applies at the end of the first year or interim period beginning after December 15, 2003 to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. Subsequent to January 31, 2003, the Company’s subsidiary, Big Mountain Development Corporation, became a member in Glades Development LLC. The Company believes that Glades Development LLC is a variable interest entity; however it has determined that the Company is not the primary beneficiary and under FIN 46, the Company will not consolidate the entity. Prior to January 31, 2003 the same subsidiary became a member in Moose Run II LLC, Northern Lights LLC and Morning Eagle LLC. The Company has initially determined that under FIN 46, Moose Run II LLC is a variable interest entity and the Company’s subsidiary, Big Mountain Development Corporation, could be the primary beneficiary; therefore, the entity will be consolidated according to the implementation period as determined by FASB, due to the date of the initial involvement with this entity. See Note 7 for the required disclosures.

RESULTS OF OPERATIONS, SECOND QUARTER AND YEAR TO DATE

	For the Period

	6/ 1/03	6/ 1/02
	to	to
	11/30/03	12/1/02

Gross Revenues	$1,922,723	$1,561,748

Net Loss	$(987,816)	$(1,123,692)

Loss per Common Share	$(1.00)	$(1.14)

	For the Period

	6/ 1/03	6/ 1/02
	to	to
	11/30/03	12/1/02

Total Assets	$27,230,621	$24,727,202

Long-Term Debt less current portion	$9,734,665	$7,786,705

RESULTS OF OPERATIONS, SECOND QUARTER AND YEAR-TO-DATE

Revenues

Revenues for the second quarter ending November 30, 2003 were $837,578, an increase of 33.2% from $628,831 in the same quarter of the prior year. Lift revenue totaled $160,833 during the second quarter this fiscal year compared to $79,151 during the second quarter of the previous year. The Resort experienced cold temperatures early and so was able to make snow, coupled with great natural snowfall. Visitation to the Resort was nearly 40% higher than last year at this time. The Company experienced an increase in Retail of $20,815 or 32.5% from the quarter ending November 30, 2003 to the quarter ending December 1, 2002. This increase reflects more shopping by visitors to the Resort at the retail establishments. The Company purchased 10,000 square feet of retail space in the Morning Eagle building during the second quarter of this fiscal year. One of the Company’s retail stores moved to this new facility. Interest in the new retail space is expected to result in increased Retail sales for the Company as well as an increase in Lease, Management and other fees due to the rent generated on the other retail square footage in the building.

The Company saw a slight decrease in revenue associated with the property management business during the second quarter of this year, in terms of Lease, Management & Other Fees. This is expected to be a timing difference as the second quarter ended at the beginning of the ski season.

The Company experienced an increase in Lease, Management and other fees – related parties of $178,775 over the same time last year. The Company received a fee from the sale of lots in a single family home neighborhood to be used towards the costs of developing a conference center facility at the Resort. This revenue totaled $173,951 and was received from the Glades LLC which is partly owned by the Company’s subsidiary, Big Mountain Development Corporation. This revenue will continue into the third quarter of this year in approximately the same amount. It is not expected that this revenue will continue in the fourth quarter.

Lease, management and other fees – related parties is expected to continue to increase throughout the current fiscal year as the Company will perform administrative functions for the Big Mountain Club and also for some of the homeowner associations which are related parties. Some of the administrative functions which the Company performs include accounting and human resource services, property management services as well as maintenance services.

Operating Expenses

Operating costs and expenses increased by $655,688 from December 1, 2002 to November 30, 2003. This increase is due in part to an increase in General and Administrative costs of over 100% during the second quarter of this year compared with the second quarter of the previous year. This increase is due in part to the increased costs the Company is incurring to effect a reverse stock split as announced in September, 2003. These costs include fees for consultants, attorneys and independent public accountants. The Company continues to take steps to mitigate the effect of increasing insurance premiums by increasing the level of risk management at the Resort, considering deductible levels and the effect of being a public company in the insurance market. The Company also experienced increases in consultants and legal expenses related to researching the costs/benefits of continuing as a publicly traded company under the Securities and Exchange Commission.

Marketing costs increased from $269,927 at December 1, 2002 to $393,893 at November 30, 2003. This increase is expected to be a timing difference as the costs from printing various collateral pieces were incurred earlier than last year.

For the first two quarters of the year ending May 31, 2004, total operating expenses are $5,237,292 compared with $3,709,971 during the first two quarters of the previous fiscal years. General and administrative expenses increased during the first quarter of this year due to the recognition of 66 2/3% of the start-up expenditures for the Big Mountain Club LLC. This entity was organized as a non-equity members club, which has certain privileges at the Resort and also at a near-by golf club, which is now known as Big Mountain Golf Club. The Company views these expenditures as one-time non-recurring expenses. The Company has also incurred additional expenses during the first quarter of this year over last year in the amount of $79,083 related to insurance costs. The insurance market continues to harden as a result of September 11, 2001 and the overall experience ratings of insurance companies. The Company expects this trend to continue during the next fiscal year.

Direct expenses – related parties is $5,550 for the second quarter of this fiscal year and $12,357 for the 2004 fiscal year, compared to $2,164 during the second quarter of last fiscal year and $6,492 for the 2003 fiscal year. These expenses are homeowner association dues for units owned by the Company that are managed by the property management company. The expense is expected to increase during the current fiscal year due to the acquisition of the commercial space in the Morning Eagle facility, in which condominium association dues will be paid.

General and administrative expenses – related parties is $16,405 during the second quarter of this fiscal year and for the 2004 fiscal year, compared to $3,137 during the second quarter of last fiscal year and $11,598 for the 2003 fiscal year. During the current fiscal year, the Company is incurring expenses paid to a related party for services performed during the interim until a permanent Chief Executive Officer is selected. These expenses totaled $15,000 during the second quarter of this year. Other related party expenses in this area include charitable donations to entities whose boards include board members of the Company.

Income from Operations

Income from operations for the resort during the second quarter of this fiscal year was a loss of $(1,655,936) compared with a loss last year at this time of $(1,208,045). The increased loss experienced during this time was a combination of additional expenses which have been incurred by the Company in researching the costs/benefits of continuing as a publicly traded company under the Securities and Exchange Commission and additional expenses incurred due to the recognition of start-up expenditures associated with the Big Mountain Club.

Income from operations for the real estate investment segment for the second quarter ending November 30, 2003 was a loss of $(25,771) compared with a loss during the second quarter of last year of $(39,796). The decrease was due to the proportionate share of loss generated from the Glades LLC. It is expected that during the remaining quarters of fiscal year 2004, the LLCs should generate income for this segment.

Other Income

The Company’s subsidiary, Big Mountain Development Company, is a member of Morning Eagle LLC, Moose Run II LLC and Northern Lights LLC. In each of these LLCs, the subsidiary does not participate in the day-to-day operating activities of these entities, nor does it guarantee any debt of the entities. The manager of each LLC prepares an annual plan for approval of all members as to the type of development that is envisioned for the tract of land owned by the LLC. The Company’s subsidiary receives a portion of the profit from each of these entities. The profit is the residual, if any, of the sales of real estate product over the costs of developing that product, including marketing. The Company’s subsidiary is accounting for this investment under the equity method of accounting, as it will receive 60% of the residual profit generated in each of these LLCs. As of November 30, 2003, the Company’s subsidiary has recognized income of $243,846, which is found on the Income Statement labeled, “Equity in Earnings-LLCs”.

During the second quarter of fiscal year 2004, the Company recognized a portion of the gain from the sale of land to Hines Resorts. This gain is being recognized under the cost recovery method. Under this method, the gain is unrecognized until such time as the basis of the land and the associated costs of the sale have been recovered. During the second quarter, the Company recognized $1,339,633. It is expected that the Company will recognize additional revenue during the third quarter of fiscal year 2004 as proceeds are received.

During the first quarter of the current year, the Company sold a small tract of land to the state of Montana as a right of way. The State is purchasing small tracts of land along the Big Mountain Road, so that in the near future the road leading to the Resort will become wider, removing many of the hairpin turns along the way.

Other income in the second quarter and year-to-date for fiscal year 2002 reflect revenues earned from sales of timber on the Company’s base area lands. The Company also entered into an agreement with a utility company for an easement and for other utility issues during fiscal year 2002. The revenue received was of a one-time nature.

Interest income – related parties of $22,097 is comparable to that of the second quarter of last fiscal year of $16,670. This income is earned from notes receivable from the limited liability companies which hold the note for the sale of land to Hines Resorts.

Other Expenses

Interest expense for the quarter ended November 30, 2003 was $76,891, an increase of $33,272, or 76.3%. Year-to-date interest expense increased by $76,728 or 157.6% during the first two quarters of 2003 versus the same two quarters of the prior year. These increases are due to increased borrowings on the company’s line of credit.

Interest expense – related parties decreased from $91,078 at the end of the second quarter 2003 to $39,095 at the end of the current quarter. This interest is due to the related party note with the Whitefish Credit Union as described in Note 5.

During June, 2003, the Company entered into two interest rate swaps. These swaps were entered into for periods of three and four years, respectively, at one million dollars each. The objective of the hedge is to eliminate the variability of cash flows in the interest payments for the debt, the sole source of which is due to changes in the LIBOR benchmark interest rate. Changes in the cash flows of the interest rate swap are expected to exactly offset the changes in cash flows(i.e., changes in interest rate payments) attributable to fluctuations in the LIBOR.

The Company filed Form 8K in July, 2003 in which it was announced that another entity had joined the Big Mountain Club LLC. With the addition of this new entity, Winter Sports will retain 66 2/3% ownership of the Club and the new entity will have the remaining percentage. The Minority Interest of $130,107, in net loss of consolidated subsidiary represents 33% of the interest in the net loss of the Big Mountain Club LLC, which is owned by another entity unrelated to the Company.

The second quarter net loss of $(62,402) was $580,545 less than the same quarter last year. This is due to the recognition of part of the gain on the sale of land as described above. The year to date net loss of $(987,816) was $137,876 or 12.1% less than during the same time period last year.

A loss for this interim period in any year is not necessarily indicative of the results to be expected for the entire year, but instead reflects the seasonal nature of the Company’s business. The Company’s main periods of business are from mid-November through mid-April. Historically, the first and second quarters, especially taken individually, bear little comparative value.

LIQUIDITY AND CAPITAL RESOURCES

Working capital of $(1,480,638) at the end of the second quarter of fiscal 2004 decreased from working capital of $(1,233,402) at December 1, 2002. The change was due primarily to an increase in the Company’s accounts payable in preparation for the ski season and in employee compensation due to the resignation of the Company’s CEO.

Other long-term liabilities include additional compensation which will be owed by the Company under the terms of the Separation Agreement with the Company’s former President. It also includes an amount for Minority Interest in the Big Mountain Club held by another entity unrelated to the Company.

Deposits and other unearned income is $243,087 higher than at the end of the second quarter of the prior year. The increase is due to an increase in the Company’s in reservation deposits over last year at this time. Total liabilities of $17,886,598 represents 191% of stockholders’ equity at November 30, 2003, up from $14,952,582 or 153% of stockholders’ equity at December 1, 2002.

The Company entered into an agreement with the landowner contiguous to the Company’s eastern boundary during fiscal year 2002. Under this agreement, the Company obtained an option to purchase approximately 183.5 acres during the next four years at a specified price. This parcel may be divided into no more than three separate parcels and may be acquired in as many as three separate closings. The Company is required to make specified options payments during the time of this agreement. The first three option payments will be credited proportionally to parcels as they are purchased. The remaining option payments will not be applied to the purchase price of any parcel. On December 30, 2002, the Company entered into a transaction to purchase 52 acres under this Option Agreement. Under this transaction, the Company entered into a short term loan agreement with Whitefish Credit Union, a related party, for the net purchase price of the property. This loan, due in ninety days, carries interest at 7%. The Company announced this on Form 8-K on December 31, 2002.

The Company adopted FASB 142 at the beginning of the 2003 fiscal year. Under the FASB, goodwill will no longer be permitted to be amortized. Instead, goodwill and other intangibles will be subject to an annual test for impairment of value. The Company does not expect this statement to have a material effect on the financial statements.

Statement of Financial Accounting Standards No. 143 was adopted by the Company during the 2003 fiscal year. Under this standard, asset retirement and the obligations associated with the retirement of tangible long-lived assets will change. This did not have an effect on the statements as presented.

The Company also adopted FASB 144 at the beginning of fiscal year 2003. This standard sets forth guidelines for accounting and reporting for the impairment of long-lived assets to be disposed of. This standard did not have an effect on the financial statements as presented.

Management continually evaluates the Company’s cash and financing requirements. Over the years, the Company has obtained favorable financing from financial institutions when necessary to fund off-season requirements and capital improvements and acquisitions. The Company has a revolving, reducing credit agreement that provides financial resources allowing the Company to meet short-term operating needs and fund capital expenditures. The $13.5 million agreement reduces available capacity by $1.2 million each June 1. At November 30,2003 $8,393,960 was outstanding with $5,106,040 of unused capacity on the $13.5 million line of credit.

Subsequent to year-end, the Company’s Board of Directors accepted the resignation of its President and Chief Executive Officer, Michael Collins. His resignation was effective September 22, 2003. The Board has appointed Dennis Green as Acting President and Chief Executive Officer until such time as a new officer can be named. The Board has organized a search committee and has begun the process to find a new Chief Executive Officer.

The Board of Directors has continued its ongoing discussion regarding the economic viability of the Company continuing to operate under the rules and regulations of the Securities and Exchange Commission. In the last 18 months, following the well publicized corporate scandals, the Securities and Exchange Commission has implemented numerous regulations that are a significant new burden on all public companies. In particular, the Sarbanes-Oxley Act of 2002 imposes further public reporting requirements and has had a dramatic effect on the cost of Director and Officer (D & O) insurance premiums for companies whose stock is registered under the Exchange Act. Winter Sports, a relatively small company has the same reporting requirements as companies that are 10-100 times larger. The Company has experienced a significant cost increase in the D & O insurance premiums as well as in audit fees and reporting requirements. At this time the Company anticipates that additional new reporting requirements may be forth coming and may have a further burden on the Company.

The above costs which can be quantified also do not include the substantial attention management must devote to compliance with federal securities laws that would be inapplicable if the Company were to deregister its common stock under the Exchange Act. The Board of Directors believes the intangible benefits that would be derived if the management of the Company were allowed to focus additional attention on operations and financial management would further enhance Winter Sports’ financial performance and allow the Company to provide improved services to its guests.

The Company announced on September 24 its intention to request shareholder approval to enter into a going private transaction for the purposes of deregistering with the Securities and Exchange Commission at the next annual meeting. The Company has filed a preliminary proxy and related schedules with the Securities and Exchange Commission, which is currently reviewing the documents. The Company expects to set an annual meeting date once the Commission has completed its review of the documents.

The Company has also purchased approximately 10,000 square feet of retail space in the Morning Eagle Condominium building located in the center of the Village. The Company has signed multi-year lease agreements with a candy store, photography/retail store, snowboard/café shop, and a day spa. The Company also moved its retail store called Big Mountain Sports into that venue and renamed it

Snow Ghost Outfitters. The lessees opened their stores during the first part of December.

The Company also opened the space where Big Mountain Sports was located and converted it to a day lodge facility. The space has vending machines as well as seating areas and small storage areas for the guests to use. As this facility will be near the Chair 2 and Chair 6 area, it is believed that this facility will be convenient for guests of all types to use.

3.     Ratio of Earnings to Fixed Charges

	5/31/2003	5/31/2002	9/7/2003	9/8/2002

Earnings:
Pre-tax income(loss)	(1,036,919)	2,636,120	(1,648,310)	(801,243)
Less:
Equity in Earnings-LLCs	(144,234)	(182,302)	16,290	(49,570)
Minority Interest in Subsidiary Loss	—	—	106,702	—
Pre-tax income(loss) from continuing operations before adjustment for minority interests inc consolidated subsidiaries or income or loss from equity investees	(1,181,153)	2,453,818	(1,525,318)	(850,813)
Add:
Interest	338,770	489,287	69,273	73,420
Amortization of Capitalized interest	9,754	9,392	—	—
Fixed Charges	345,756	504,519	69,273	77,313
Distributed income of LLC	565,579	—	—	—
Less:
Capitalized Interest	(6,986)	(15,232)	—	(3,893)
	71,720	3,441,784	(1,386,772)	(703,973)
Fixed Charges:
Interest Expense	338,770	489,287	69,273	73,420
Capitalized interest	6,986	15,232	—	3,893
Total	345,756	504,519	69,273	77,313
Ratio of Earnings to Fixed Charges	0.21	6.82	(20.02)	(9.11)

4.     Book value per share

	5/31/2003	9/7/2003
Total assets	23,526,512	24,729,876
Less:
Total liabilities	(13,194,673)	(15,323,452)
Goodwill, net	(158,469)	(158,469)
Book Value	10,173,370	9,247,955
Shares O/S	988,668	988,668
Book value per share	10.29	9.35

ANNEX E

Winter Sports

Presentation to the Board of Directors

September 18, 2003

Willamette Management Associates

San Francisco, California	Portland, Oregon	Chicago, Illinois	New York, New York	Washington, D.C	Atlanta, Georgia

Tab	Section	Page

I	Executive Summary	3
II	Overview of Market Analyses	12
III	Overview of Valuation Analyses	17

Executive Summary

Company Overview

Winter Sports was organized in 1947 as a Montana corporation, for the purpose of developing and operating a ski resort in Northwestern Montana. Operations are carried out on nearly 4,000 acres of land at that location. Revenues are generated from lift ticket sales, ancillary services, management agreements, and fees and rentals charged concessionaires and other parties leasing space for buildings and concessions. The Company owns over 900 acres in and around its base area which is available for resort activities as well as commercial and residential development.

Figures in thousands, except per share data

	Fiscal Years Ended May 31:

	2003	2002	2001	2000	1999

Selected Income Statement Data
Ski Resort Revenues	$7,338	$7,606	$7,140	$7,924	$7,107
Real Estate Revenues	2,974	5,436	5,762	7,250	5,481
Operating Income	(1,078)	276	252	2,877	(470)
Pretax Income	(1,037)	2,636	(15)	2,386	(642)
Net Income	(567)	1,599	(9)	1,498	(437)
Selected Balance Sheet Data
Current Assets	2,115	2,323	1,417	1,249	1,196
Net Fixed Assets	20,404	19,672	15,863	14,621	16,211
Interest-Bearing Debt	10,033	8,479	5,623	3,444	8,084
Total Liabilities	13,195	11,961	8,389	6,538	9,783
Shareholders’ Equity	10,332	10,898	9,300	9,541	8,043

Key Observations

Over the last five years, revenues have declined at an average rate of approximately 5% per year

EBITDA margins have varied widely, ranging from a low of 9.1% (2003) to a high of 35.9% (2002)

Leverage is relatively modest, with debt comprising approximately 37% of total assets

Revenues and operating income are each projected to remain essentially flat over the next five years

Winter Sports common shares are illiquid and quoted market prices may not be a reliable indicator of value:

-	The shares are not listed on any stock exchange

-	Only 1,000 shares have traded since May 20, 2003

-	No shares traded between May 20 and September 9, 2003

Summary of Proposed Transaction

Winter Sports is considering a reverse stock split transaction that would have the effect of reducing the number of shareholders below 300, thus allowing Winter Sports to terminate its SEC reporting obligations

Shareholders holding only fractional shares after giving effect to the reverse 150:1 stock split will receive a payment of $17.50 per share for each pre-split share

Summary terms:

Price Per Share	$17.50

Consideration	Cash

Implied Premium	Approx 35% above the unaffected bid price

Implied Equity Value	$17.3 million

Implied Enterprise Value	$25.6 million

Form of Transaction	• Reverse stock split

• One share to be issued for each 150 shares

• Fractional shares to be exchanged for cash

Conditions to Transaction	• Board of director and shareholder approval

Fairness Analysis Mandate

Willamette Management Associates is a nationally recognized provider of valuation consulting, economic analysis, and financial advisory services

We were engaged by the Winter Sports board of directors to provide an opinion as to the fairness from a financial point of view, to the shareholders of the company, of the consideration to be paid to those shareholders holding only fractional shares after the reverse stock split

Our opinion does not address the fairness of the consideration to shareholders that are employees or directors of, or otherwise affiliated with Winter Sports

We are independent of Winter Sports and our fee is not contingent upon the conclusions reached in our analyses

Fairness Analysis Procedures

     In connection with our analysis and opinion, we, among other things:

-	reviewed publicly available financial, operating, and business information of Winter Sports, furnished by Winter Sports’ management;

-	reviewed certain internal financial analyses and forecasts for Winter Sports furnished by Winter Sports’ management;

-	reviewed certain publicly available securities and market data related to Winter Sports;

-	reviewed financial and market data of selected public companies deemed comparable to Winter Sports and, to the extent available, financial terms of selected transactions involving companies deemed comparable to Winter Sports;

-	engaged in discussions with members of the management of Winter Sports regarding their assessment of the past and current business operations, financial condition, and future prospects of the company, as well as the background and rationale for the transaction; and

-	conducted such other analyses and examinations and considered such other information and financial, economic, and market criteria as we deemed appropriate in arriving at our opinion.

Implied Enterprise Value

Figures in thousands, except per share data

	As of	% of
	9/17/03	Total

Transaction Price Per Share	$17.50
Total Shares Outstanding	989

Implied Market Value of Equity	$17,302	66.6%
Total Interest-Bearing Debt	8,666	33.4%

Implied Enterprise Value	$25,968	100.0%

Implied Transaction Multiples

Figures in thousands, except share data

	Implied		Implied
	Enterprise	Winter Sports	Transaction
	Value	Fundamental	Multiple

Enterprise Value/EBIT
Average [a]	$25,968	$1,104	23.5x

Enterprise Value/EBITDA
FY04 (Projected)	25,968	5,895	4.4x
Average [a]	25,968	2,607	10.0x

Enterprise Value/Revenue
Average [a]	25,968	12,804	2.0x

Enterprise Value/Tangible Book Value
May 31, 2003	25,968	11,213	2.3x

a. Average of fiscal years 1999 through 2003.

Implied Transaction Premiums

Figures in thousands, except share data

Overview of Market Analyses

Historical Stock Trading Analysis

Figures in thousands, except per share data

Closing Stock Price (as of 9/17/03)	$14.50
Bid-Ask Spread (as of 9/17/03)	$13.00 - $14.50
Market Capitalization (as of 9/17/03)	$14,336
3-Month High and Low Stock Price	$13.00 - $14.50
6-Month High and Low Stock Price	$8.00 - $14.50
12-Month High and Low Stock Price	$3.00 - $16.50
3-Month Volume of Shares Traded	1.0
6-Month Volume of Shares Traded	8.4
12-Month Volume of Shares Traded	41.9
3-Month Volume Weighted Stock Price	$13.30
6-Month Volume Weighted Stock Price	$12.89
12-Month Volume Weighted Stock Price	$13.90

Overview of Valuation Analyses

Selected Public Companies Method

Overview

-	Used to estimate a range of values by comparison to similarly situated companies with publicly traded securities

Key assumptions/limitations

-	Only three comparable companies were identified

-	One company, American Skiing Co. is in a troubled financial situation with substantial debt maturing in the next twelve months

-	Relies on publicly available information, including SEC filings, disclosures, company press releases, databases, etc.

Selected Public Companies Method

Figures in thousands, expect per share data

	Public Company Multiples				Implied
Transaction
	Low	High	Mean	Median	Multiples

EBIT
5-Year Average	17.1x	19,6x	18.4X	18.4x	23.5X
EBITDA
FY04(Projected)	6.9x	8.3x	7.6x	7.6x	4.4x
5-Year Average	8.8x	15.1x	11.7x	11.3x	10.0x
Revenue
5-Year Average	1.8x	2.2x	1.9x	1.9x	2.0X
Tangible Book Value
May 31, 2003	1.0x	5.6X	2.6x	1.2x	2.3X

Descriptions of Selected Companies

American Skiing, Inc.

-	One of the largest operators of alpine ski and snowboard resorts in the US. Develops, owns, and operates a range of hospitality-related businesses, Including skier development programs, hotels, golf courses, restaurants and retail locations. Leading resorts include Steamboat (CO) and Killington (VT).

-	Latest 12 month (LTM) revenues and current enterprise value of $269 and $609 million, respectively

Intrawest Corp.

-	Leading developer and operator of village-centered resorts across the US. Owns and operates a network of nine mountain resorts, which are geographically diversified across the US. Largest resorts are Whistler Blackcomb (BC), Mammoth (CA) and Copper (CO).

-	LTM revenues and current enterprise value of $1.1 and $1.9 billion, respectively.

Vail Resorts, Inc.

-	Operates in three segments: mountain, lodging, and real estate. The mountain segment owns and operates five ski resort properties that provide a comprehensive resort experience. Largest resort is Vail (CO), which is the largest ski mountain complex in the US.

-	LTM revenues and current enterprise value of $712 million and $1.0 billion, respectively.

Selected Transactions Method

Overview

—	Used to estimate a range of values by comparison to similarly situated companies that have been recently merged or acquired

Key assumptions/limitations

—	Only one comparable transaction was identified since January 2001

—	Relies on publicly available information, including SEC filings, disclosures, company press releases, databases, etc.

—	Only limited data was available for the selected transaction

Selected Transactions Method

Figures in thousands, except per share data

	Heavenly		Implied
	Transaction		Transaction
	Multiples		Multiples

Enterprise Value/EBITDA
Latest Twelve Months	7.1	x	27.7x
Average (FY 2000 - FY 2004)	—		7.3x
Enterprise Value/Revenues
Latest Twelve Months	1.9	x	2.5x
Average (FY 2000 - FY 2004)	—		1.9x

Discounted Cash Flow Method

Overview

–	Used to estimate a range of values by calculating the risk-adjusted present value of its future cash flows

Key assumptions/limitations

–	Management projects free cash flow to increase to $1.4 million in fiscal 2004 and average $1.5 million during the projected period

–	Terminal EBITDA multiples ranging from 3.5x to 4.5x

–	Discount rates ranging from 12% to 14%

Projected Net Free Cash Flow

		Projected Years Ending May 31:

		2004	2005	2006	2007	2008

	Pretax Income	$4,019	$3,623	$4,288	$3,726	$4,263
+	Interest Expense	264	192	145	145	145

=	EBIT	4,283	3,815	4,433	3,871	4,408
–	Income Tax	(1,713)	(1,526)	(1,773)	(1,548)	(1,763)

=	Debt Free Net Income	2,570	2,289	2,660	2,323	2,645
+	Depreciation & Amortization	1,613	1,613	1,613	1,613	1,613
–	Net Capital Expenditures	(2,767)	(700)	(3,230)	(2,930)	(3,230)
–	Change in Working Capital	—	—	—	—	—

=	Net Free Cash Flow	1,415	3,202	1,042	1,005	1,027
X	Time Remaining in Period	0.71	1.00	1.00	1.00	1.00

=	Adjusted Net Free Cash Flow	1,000	3,202	1,042	1,005	1,027

Weighted Average Cost of Capital

Risk Free Rate			5.2%	20-Year Treasury Bond
Equity Risk Premium	7.0%			Stocks, Bonds, Bills, and Inflation
Beta	0.66	x		Selected Companies

			4.6%
Small Stock Risk Premium			5.7%	Stocks, Bonds, Bills, and Inflation
Non-systematic Risk			2.5%	Estimate

Cost of Equity Capital			18.0%

Cost of Debt	5.0%			Estimate based on prime plus 1%
Marginal Tax Rate	40.0%			Company projections

After-tax Cost of Debt			3.0%

Percent Equity Capital			66.2%	Company actual
Percent Debt Capital			33.8%	Company actual

WACC (rounded)			13.0%

Discounted Cash Flow Method

Figures in thousands, except per share data

Sensitivity Analysis - Estimated Enterprise Value

	Terminal EBITDA Multiple

WACC	3. 50x	3.75x	4.00x	4.25x	4.50x

12.0%	$18,448	$19,345	$20,241	$21,137	$22,033
12.5%	18,169	19,049	19,928	20,808	21,687
13.0%	17,896	18,760	19,623	20,486	21,349
13.5%	17,629	18,476	19,324	20,171	21,019
14.0%	17,368	18,200	19,031	19,863	20,695

Sensitivity Analysis - Value Per Common Share

	Terminal EBITDA Multiple

WACC	3.50x	3.75x	4.00x	4.25x	4.50x

12.0%	$11.25	$12.16	$13.06	$13.97	$14.88
12.5%	10.97	11.86	12.75	13.64	14.53
13.0%	10.69	11.57	12.44	13.31	14.18
13.5%	10.42	11.28	12.14	12.99	13.85
14.0%	10.16	11.00	11.84	12.68	13,52

Value Per Common Share	$10.20	to	$14.90

Transaction Premiums Analysis

Overview

–	Examines recent merger and acquisition transactions for premiums paid relative to the pre-announcement trading prices of the target (acquired) companies

–	We examined several subsets of the overall market for M&A transactions, including transactions of comparable size, industry, and structure

Key assumptions/limitations

–	Relies on publicly available information, including SEC filings, disclosures, company press releases, databases, etc.

–	Numerous factors affect transaction pricing, most of which are unknown outside of the parties to the transaction

Transaction Premiums Analysis

ANNEX F

November 12, 2003

Board of Directors
Winter Sports, Inc.
P.O. Box 1400
Whitefish, MT 59937

Gentlemen:

We hereby consent to the inclusion of our opinion letter to the Board of Directors (the “Board”) of Winter Sports, Inc. as Annex B to the Proxy Statement (the “Proxy Statement”) of Winter Sports, Inc. relating to the proposed reverse stock split and references thereto in such Proxy Statement under the captions “Summary of Reverse Split Transaction” and “Opinion of Financial Advisors.” We also consent to the inclusion of our presentation to the Board on September 18, 2003 as an exhibit to Schedule 13E-3 filed by the Board in connection with the Proxy. Statement In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are “experts” for the purposes of, the Securities Act of 1933, as amended, and the rules and regulation promulgated thereunder.

Very truly yours,

/s/ Willamette Management Associates, Inc.

Willamette Management Associates, Inc.

F-1

ANNEX G

November 12, 2003

United States Securities and Exchange Commission
Division of Corporate Finance
450 Fifth Street, N.W., Mail Stop 0305
Washington, D.C. 20549

To Whom It May Concern:

As independent public accountants, we hereby consent to the incorporation of our report dated July 3, 2003, into Schedule 13E-3 to be filed by Winter Sports, Inc.

Very truly yours,

/s/ Jordahl & Sliter PLLC

Jordahl & Sliter PLLC

G-1

WINTER SPORTS, INC.
P. O. Box 1400
Whitefish, Montana 59937

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoint Darrel R. (Bill) Martin, Michael T. Jenson and Brian T. (Tim) Grattan, and each of them as proxies, each with full power of substitution, to represent and vote for and on behalf of the undersigned the number of shares of common stock of Winter Sports, Inc. that the undersigned would be entitled to vote if personally present at the annual meeting of shareholders to be held the Outpost Building, Big Mountain Resort, Whitefish, Montana, and at any adjournment thereof. The undersigned directs that this proxy be voted as follows:

1.  To approve the Amendment to the Articles of Incorporation of Winter Sports, Inc., to effect a Reverse Split of Winter Sports, Inc.’s common stock.

[   ] FOR [   ] AGAINST [   ] ABSTAIN

If no specification is made, this Proxy will be voted in favor of the Amendment.

2.  Election of Directors (check only one box):

[   ]FOR ALL NOMINEES listed below

[   ]WITHHOLD VOTES FROM ALL NOMINEES

[   ] WITHHOLD VOTES FROM ONE OR MORE INDIVIDUAL NOMINEES. Cross out or strike out the name(s) of the following nominee(s) you do not want to vote for. Your votes will be evenly distributed among the other nominees.

Charles R. Abell Dennis L. Green Michael T. Jenson	Jerome T. Broussard Charles P. Grenier Darrel R. (Bill) Martin	Brian T. (Tim) Grattan Jerry J. James Michael J. Muldown

If no specification is made, a vote for all nominees will be entered and will be evenly distributed among such nominees. If you wish to cast or accumulate your votes in a manner not provided for on this proxy, you must attend the meeting in person or appoint some other person to act as your proxy by use of a written proxy other than this proxy.

3.  To ratify the selection of Jordahl & Sliter PLLC as independent accountants.

[   ] FOR [   ] AGAINST [   ] ABSTAIN

If no specification is made, this Proxy will be voted to ratify the selection of Jordahl & Sliter PLLC.

4.At their discretion, the proxies are authorized to vote on such other business not known within a reasonable time before the meeting as may properly come before the meeting.

The undersigned ratifies all that said proxies or their substitutes may lawfully do by virtue thereof. The undersigned hereby revokes any proxy or proxies heretofore given for such shares.

Date:____________, 2004

Signature

Signature if held jointly

IMPORTANT: Please date and sign your name exactly as it appears on this Proxy. If stock is held jointly, both persons should sign. Persons signing in a representative capacity should give their title.

PLEASE PROMPTLY DATE, SIGN AND RETURN THIS PROXY